Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
by and among
Novo Oil & Gas Legacy Holdings, LLC,
and
Novo Intermediate, LLC,
and
as Sellers,
and
Novo Oil & Gas Holdings, LLC,
as Company,
and
Earthstone Energy Holdings, LLC,
as Purchaser,
Dated as of June 14, 2023

TABLE OF CONTENTS

EXHIBITS:
Exhibit A    Assets
Exhibit A-1    Leases
Exhibit A-2    Wells
Exhibit A-3    Future Locations
Exhibit A-4    Surface Rights and Rights of Way
Exhibit A-5    Gathering and Disposal System

Exhibit B    Form of Assignment of Subject Securities
Exhibit C    Form of Excluded Asset Assignment
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Standstill Agreement
Exhibit F    Form of Resignation and Release
Exhibit G    Form of Consent Notice
Exhibit H    Form of Preferential Right Notice
Exhibit I    Form of NOG Assignment
Exhibit J    Form of Top Lease

SCHEDULES:
Schedule 1.1(a)    Company Hedges
Schedule 1.2        Certain Excluded Assets
Schedule 1.3         Knowledge
    Part A
    Part B
Schedule 2.8         Allocated Value
Schedule 4.4         Seller Conflicts
Schedule 4.5        Litigation
Schedule 4.8        Brokers’ Fees
Schedule 5.4        Company Conflicts
Schedule 5.5         Capitalization
Schedule 5.6         Financial Statements
Schedule 5.7         Undisclosed Liabilities
Schedule 5.8         Litigation
Schedule 5.10         Taxes
Schedule 5.12        Compliance with Laws
Schedule 5.13(a)    Material Contracts
Schedule 5.13(b)    Certain Material Contract Matters
Schedule 5.14         Outstanding Capital Commitments
Schedule 5.15(a)    Company Preferential Rights and Consents
Schedule 5.15(b)    NOG Preferential Rights and Consents
Schedule 5.16         Wells
Schedule 5.17         Environmental Matters
Part A
Schedule 5.18         Royalties and Expenses
Schedule 5.19         Imbalances
Schedule 5.20         Advance Payments
Schedule 5.22        Casualty Loss and Condemnation
Schedule 5.23         Insurance
Schedule 5.24        Indebtedness
Schedule 5.25         Bank Accounts
Schedule 5.27        Credit Support
Schedule 5.28        Suspense Funds
    Part A
    Part B
Schedule 5.29(b)    Certain Regulatory Matters
Schedule 5.29(c)    Compulsory Poolings
Schedule 5.30        Lease Status
Schedule 5.31        Surface Use
Schedule 5.32        Payout Balances
Schedule 5.35        Affiliate Arrangements

Part A
    Part B
Schedule 5.36        Other Business or Assets
Schedule 5.37        Affiliate Arrangements
Schedule 5.39        Certain Transfers
Schedule 8.2         Interim Operations of Company
Schedule 8.2(b)(ii)     Relinquishment and Abandonment
Schedule 8.16        Affiliate Arrangements
Schedule 8.18        Top Lease Lands
Schedule PE        Certain Permitted Encumbrances
Schedule PT        Certain Primary Term Leases
Schedule SF        Formations
Schedule SM        Specified Matters
Schedule UI        Certain Unassigned Interests
Schedule WC        Example Effective Time Working Capital Calculation

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of June 14, 2023 (the “Execution Date”), by and among Novo Oil & Gas Legacy Holdings, LLC, a Delaware limited liability company (“Novo Legacy Holdings”), Novo Intermediate, LLC, a Delaware limited liability company (together with Novo Legacy Holdings, each a “Seller” and collectively, “Sellers”), Novo Oil & Gas Holdings, LLC, a Delaware limited liability company (the “Company”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Purchaser”). Each Seller, Company and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, Sellers collectively desire to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Securities of Company (the “Subject Securities”), with such Subject Securities as more fully described on Schedule 5.5.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1    Certain Definitions. As used herein:
“AAA” means the American Arbitration Association.
“Accounting Principles” is defined in Section 2.5(a).
“Accounting Referee” is defined in Section 2.7(b).
“Action” means any action, audit, arbitration, suit, litigation, or similar legal proceeding (including any civil, criminal, administrative or appellate proceeding), arbitral action or criminal prosecution, or any appeal thereof.
“Adjusted Purchase Price” is defined in Section 2.2.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided, however, (a) each member of the Company Group shall be deemed to be an Affiliate of each Seller for all periods prior to the Closing, (b) each member of the Company Group shall be deemed to be an Affiliate of Purchaser for all periods after the Closing and (c) with respect to each Seller and the members of the Company Group, “Affiliates” shall not include EnCap Investments, L.P. or any private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by EnCap Investments, L.P., in each case, other than such Seller and each of its respective direct and indirect Subsidiaries.
“Affiliate Arrangements” means (a) any and all Contracts between (i) any member of the Company Group, or that is otherwise binding on the Assets, on the one hand, and (ii) any Affiliated Party, on the other hand, (b) any arrangement whereby any Affiliated Party owns any interest in any of the Assets, (c) any arrangement whereby any member of the Company Group is obligated to pay currently or in the future any amounts to any Affiliated Party or (d) any arrangement whereby any Affiliated Party is obligated to pay currently or in the future any amounts to any member of the Company Group; provided, however, for the avoidance of doubt, an oil and gas lease (including any of the Leases), pooling agreement, joint operating agreement, division order, production sharing agreement, assignment of overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests, instrument constituting the Company Group’s chain of title to the Oil and Gas Properties or any Surface Rights and Rights of Way that are in the nature of a real property interest, or other substantially similar written agreement or written instrument, in each case, to the extent the same is on customary and arms’ length terms, but that otherwise falls within the scope of clauses (a), (b), (c), or (d) above (each, a “Permitted Affiliate Arrangement”) shall not constitute an “Affiliate Arrangement” for purposes of this Agreement.
“Affiliated Party” means any Seller, any Affiliate of Seller (which, for the avoidance of doubt, does not include the Company Group or any EnCap Affiliated Party for purposes of this definition) or any of their respective directors, managers, officers, or any members of their immediate families.
“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means, (a) with respect to the applicable Subject Formation as to each Future Location and Well, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Future Location and Well and (b) as to the other Assets, if any, listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8.
“Allocation” is defined in Section 2.8.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.
“APDs” is defined in Section 5.29(b).
“Assets” means all of the Company Group’s individual or collective right, title, and interest in and to the following:
(a)    all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalties, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty, or other similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, including those interests set forth on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (the “Units”), together with the lands covered by any such Leases or Units, and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or the Units (collectively, the “Lands”);
(b)    any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, or within or producing from or allocated to the Lands, including those described on

Exhibit A-2 (the “Wells”, and together with the Leases, the Units and the Lands, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned;
(c)    all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, in each case to the extent appurtenant to, and used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, the Gathering and Disposal System, the Equipment and any power generation, provision or delivery with respect to the Oil and Gas Properties, the Gathering and Disposal System, and the Equipment, or otherwise used in connection with the Business including the property described on Exhibit A-4 (the “Surface Rights and Rights of Way”);
(d)    the Gathering and Disposal System;
(e)    all Contracts;
(f)    all wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, platforms, compressors, meters, tanks, batteries, tools, utility lines, facilities and other equipment, fixtures or machinery of any kind or character that are used or held for use in connection with the ownership or operation of the Oil and Gas Properties, the Gathering and Disposal System or otherwise in connection with the Business (the “Equipment”);
(h)    the Hydrocarbons produced from the Oil and Gas Properties or allocated thereto from and after the Effective Time; and
(i)    all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all of the Company Group’s Permits, bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds;
provided, however, “Assets”, “Leases”, “Units”, “Wells”, “Surface Rights and Rights of Way”, “Gathering and Disposal Systems”, “Contracts”, and “Equipment” and “Oil and Gas Properties” shall not include any Excluded Assets.
“Assignment” is defined in Section 10.2(b).
“Audit Firm” is defined in Section 8.13(b).
“Audited Financials” is defined in Section 8.13(a).
“Balance Sheet Date” is defined in Section 5.6.
“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.
“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.
“BOKF” is defined in the definition of “Credit Documents.”
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business” means the ownership and operation by the Company Group of the Assets and other activities conducted by the Company Group that are incidental thereto.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.
“Business Employee” means any employee of Novo Oil & Gas, LLC (the “Employer Entity”) whose primary job duties involve providing services with respect to any member of the Company Group.
“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall be calculated net of (x) restricted balances and any other amounts, that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the Company Group on behalf of Third Parties), and (y) outstanding outbound checks, drafts, draws, ACH debits and wire transfers.
“Casualty Event” is defined in Section 8.3.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Claim Notice” is defined in Section 13.6(b).
“Closing” is defined in Section 10.1.
“Closing Certificate” means the certificate delivered by Sellers and Company at the Closing pursuant to Section 10.2(d).
“Closing Date” is defined in Section 10.1.
“Closing Date Assignee” is defined in Section 8.15(a).
“Closing Date Assignment” is defined in Section 8.15(a).
“Closing Distribution” means a distribution to be made by the Company Group at or immediately prior to Closing to or for the benefit of Sellers in an amount equal to all or substantially all of the Cash and Cash Equivalents of the Company Group as of the close of business six (6) Business Days prior to the Closing Date, excluding any reserves reasonably determined by Sellers to be retained by the Company Group, which will include at least an amount of Cash and Cash Equivalents that is needed to satisfy obligations of the Company Group reasonably expected to be paid (to avoid incurring any additional interest, expense, penalty or other loss to the Company Group) prior to the Closing.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers at the Closing, which, shall be an amount equal to the remainder of (a) the estimate of the Adjusted Purchase Price as determined pursuant to Section 2.7(a) minus (b) the Deposit, minus (c) the Specified Matters Deposit Amount, minus (d) if applicable, the Defect Deposit.
“Code” means the United States Internal Revenue Code of 1986.
“Combined Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local Law.
“Company” is defined in the introductory paragraph hereof.
“Company Group” means the Company and each of its Subsidiaries.
“Company Hedges” means any Hedges that are binding upon or applicable to any Company Group member or their respective Assets (or for which any Company Group member has liability) at any time as of the Effective Time or from the Effective Time until immediately prior to Closing, including the Hedges described on Schedule 1.1(c).
“Company Indemnified Parties” is defined in Section 8.12(a).
“Company Plan” is defined in Section 5.11(f).
“Company Releasing Group” is defined in Section 13.5(b).
“Company Restructuring” means that certain internal restructuring of the Company Group as memorialized in the transactions and agreements set forth in the file titled “Novo - Master Reorganization Agreement (Redacted)” posted to the VDR on June 14, 2023, together with any and all agreements, transactions or arrangements that are entered into or any actions that are taken in connection with or otherwise required to effectuate such restructuring.
“Company Taxes” means any Taxes imposed on or with respect to any member of the Company Group or the Assets; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes or (ii) Transfer Taxes.
“Confidentiality Agreement” means, as applicable (a) that certain Confidentiality Agreement dated as of March 28, 2023 by and between Novo Oil & Gas Holdings, LLC, on behalf of itself and EnCap Investments, L.P. and Earthstone Energy, Inc. and (b) that certain Confidentiality Agreement dated as of April 10, 2023 by and between Novo Oil & Gas Holdings, LLC, on behalf of itself and EnCap Investments, L.P. and NOG, each as may be amended from time to time.
“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with the sale, assignment and transfer of the Subject Securities and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Contracts” means all contracts, agreements, loans, debentures, notes, bonds, indentures, licenses, leases and any other instruments, obligations, or arrangements (written or oral) (including any amendments, supplements, or modifications thereto) that are binding on Sellers, the Assets or the Business at Closing or that relate to the ownership or operation of the Assets or the Business, operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts pursuant to which the Company Group acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include (a) the Leases, (b) any Surface Rights and Rights of Way that are in the nature of a real property interest, and (c) other instruments constituting the Company Group’s chain of title to the Oil and Gas Properties or any such Surface Rights and Rights of Way that are in the nature of a real property interest.
“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant person by ownership or voting interest, by contract or otherwise.
“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Document Indebtedness” all Pre-Effective Time Credit Document Indebtedness and Post-Effective Time Credit Document Indebtedness and, solely for purposes of Section 10.2(f), all Indebtedness, liabilities or other obligations (whether or not outstanding) in respect of the Scala Credit Agreement.
“Credit Documents” means (a) that certain Credit Agreement, dated as of July 13, 2021, by and among the Company, as borrower, BOKF, NA dba Bank of Oklahoma, a national banking association (“BOKF”), as administrative agent and letter of credit issuer and all other lenders party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of December 13, 2021, that certain Second Amendment to Credit Agreement, dated as of May 20, 2022, that certain Third Amendment to credit Agreement, dated as of September 20, 2022 and that certain Fourth Amendment to Credit Agreement, dated as of March 28, 2023 (the “Novo Credit Agreement”), (b) all Loan Documents (as defined in the Novo Credit Agreement), in each case of subparts (a) and (b), together with any amendments, supplements, extensions and/or replacements thereof.
“Credit Support” means any cash deposits, sinking funds, guarantees, letters of credit, treasury securities, surety bonds, performance bonds and other forms of credit assurances or credit support.
“Cure Deadline” means (a) with respect to Title Defects, the date that is ninety (90) days after the Closing Date, and (b) with respect to any Environmental Defects, the Closing Date.
“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.7(b).
“D&O Insurance” means a directors’ and officers’ insurance and indemnification policy.
“Damages” means the amount of any actual loss, cost, costs of settlement, damage, fine, penalty, obligation, expense, claim, award or judgment incurred or suffered by a Person arising out of or resulting from a given matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to such matters, and the costs of investigation or monitoring of such matters, and the costs of enforcement.

“Debt Commitment Letter” is defined in the definition of Debt Commitment Papers.

“Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Purchaser, as borrower, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Truist Bank and Truist Securities, Inc. (the “Debt Commitment Letter”) and any related fee letter(s) (collectively, the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fees, economic terms, “market flex” provisions and other customary terms), as may be amended, modified, supplemented or replaced in compliance with Section 8.15 of this Agreement, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to provide the debt financing described therein in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby.
“Defect” means any Environmental Defect or Title Defect.
“Defect Amount” is defined in Section 3.2(d).
“Defect Deadline” is defined in Section 3.2(a).
“Defect Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.
“Defect Deposit” means an amount equal to the positive sum (if any) of the following:
(a)    (i) the positive difference, if any, of (A) the aggregate Defect Amounts for all Title Defects (other than Special Warranty Defects) that exceed the applicable Individual Defect Threshold with respect to all alleged Title Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline (net of any Title Benefit Amounts for all valid Title Benefits as asserted by Sellers pursuant to one or more valid Title Benefit Notices prior to the Defect Deadline, as agreed to by the Parties as of the Closing Date), minus (B) the aggregate amount of all Defect Amounts with respect to any and all Title Defects (excluding Special Warranty Defects) that Sellers’ Representative and Purchaser have agreed upon prior to Closing and/or that Sellers’ Representative and Purchaser have agreed that Sellers have cured prior to Closing; plus (ii) the positive difference, if any, of (A) the aggregate Defect Amounts for all Environmental Defects that exceed the applicable Individual Defect Threshold with respect to all alleged Environmental Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline, minus (B) the aggregate amount of all Defect Amounts with respect to any and all Environmental Defects that Sellers’ Representative and Purchaser have agreed upon prior to Closing and/or that Sellers’ Representative and Purchaser have agreed that Sellers have cured prior to Closing; minus (iii) Defect Deductible, plus
(b)    the aggregate Defect Amounts for all Special Warranty Defects asserted by Purchaser pursuant to one or more Defect Notices prior to the Defect Deadline that remain uncured as of, or for which Sellers’ Representative and Purchaser have not agreed upon prior to, Closing (net of any remaining Title Benefit Amounts for all valid Title Benefits as asserted by Sellers pursuant to one or more valid Title Benefit Notices prior to the Defect Deadline, as agreed to by the Parties as of the Closing Date, and which have not been applied as an offset to any Defect Amounts for Title Defects pursuant to clause (a) above).
“Defect Notice” is defined in Section 3.2(a).
“Defect Referee” means the Title Referee or the Environmental Referee, as applicable.

“Defensible Title” means the aggregate title of the Company Group in and to the Subject Formation of the Future Locations and Wells that, as of the Effective Time and Closing Date and except for and subject to Permitted Encumbrances, is (a) deducible of record, or (b) beneficial title evidenced by unrecorded instruments, written elections, pooling authority (either under applicable Law or evidenced in writing pursuant to applicable Contracts) in each case, made or delivered pursuant to applicable Laws, communitization agreements, joint operating agreements, pooling agreements, or unitization agreements, and:
(a)    as to the applicable Subject Formations, entitles all or any member of the Company Group to receive a Net Revenue Interest as to Hydrocarbons (i) in the case of any Future Location, not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Future Location in Exhibit A-3 over the productive life of such Future Location; (ii) in the case of any Well, not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2 over the productive life of such Well; except, in each case of subsections (i) and (ii) of this subsection (a), (A) any decreases in connection with those operations in which any member of the Company Group may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms hereof, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with the terms hereof, (D) any decreases required to allow other Working Interest owners to make up or settle Imbalances, or (E) as expressly disclosed in Schedule PE; provided that, with respect to any Future Location or Well that includes Leases with sliding-scale royalties, for purposes of this definition, the Net Revenue Interest percentage shown for the Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable, shall be deemed to be the applicable “Avg. NRI” percentage shown for such Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable;
    (b)    as to the applicable Subject Formation, obligates all or any member of the Company Group to bear a Working Interest no greater than the Working Interest shown for such Well or Future Location in Exhibit A-2 or Exhibit A-3, as applicable, over the productive life of such Future Location or Well, except (i) as expressly disclosed on Schedule PE, as applicable, any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (ii) increases that are accompanied by at least a proportionate increase in the Company Group’s Net Revenue Interest in such Subject Formation; and
(c)    is free and clear of all Liens.
“Deposit” is defined in Section 2.3(a).
“Designated Potash Area” means the area designated in Section 8 of the 2012 Secretarial Order for Co-Development of Oil & Gas and Potash Resources in Southeast New Mexico (Order No. 3324) issued by the United States Secretary of the Interior on December 3, 2012.
“Development Plan” is defined in Section 8.2(b).
“Direct Claim” is defined in Section 13.6(g).
“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of each Seller or Company set forth in Article 4 or Article 5.

“Dispute” is defined in Section 14.3(a).
“Dispute Notice” is defined in Section 2.7(b).
“Dispute Period” is defined in Section 2.7(b).
“Disputed Defect Matters” is defined in Section 3.2(i).
“DOJ” is defined in Section 8.4(c).
“Drilling Island” means an area established by the Bureau of Land Management, Department of Interior or other Governmental Authority as a “Drilling Island” or substantially similar term delineating the area(s) for drilling and exploring for Hydrocarbons within the Designated Potash Area.
“Effective Time” means 12:01 a.m. Central Time on May 1, 2023.
“Effective Time Working Capital” means the positive or negative amount of (a) the Working Capital Assets minus (b) the Working Capital Liabilities, a non-binding, illustrative example of the form of which is attached hereto as Schedule WC.
“EnCap Affiliate Arrangements” means any and all Contracts (excluding, for the avoidance of doubt, any Affiliate Arrangements) between (a) any member of the Company Group, or that is otherwise binding on the Assets, on the one hand, and (b) any EnCap Affiliated Party, provided, however, that any pooling agreement, joint operating agreement, division order, production sharing agreements, in each case, to the extent the same is (i) on customary and arms’ length terms and (ii) not material to the Company Group taken as a whole, shall not constitute an “EnCap Affiliate Arrangement” for purposes of this Agreement.
“EnCap Affiliated Party” means EnCap Investments, L.P. or any private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by EnCap Investments, L.P., in each case, other than the Company Group or any Affiliate of the Company Group.
“Environmental Defect” means any violation of or noncompliance with any Environmental Laws with respect to the Assets or any condition (including any Release of Hazardous Substances) that presently requires (or if known, would presently require) Remediation under applicable Environmental Laws and the costs thereof are chargeable to the Company Group’s Working Interest in an Asset; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM (except to the extent constituting a current violation of Environmental Law), (b) Plugging and Abandonment obligations or liabilities as may be required by any Governmental Authority (except to the extent constituting a current violation of Environmental Law), (c) the flaring of natural gas or other gaseous hydrocarbons (except to the extent constituting a current violation of Environmental Law), (d) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or disclosed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law or (e) the Specified Environmental Matters.
“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.

§ 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent related to exposure to Hazardous Substances), in each case in effect as of or prior to the Closing Date, and all similar Laws in effect as of the Closing Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) public or worker health and safety (to the extent related to exposure to Hazardous Substances), protection of natural resources, the environment or biological resources; or (iii) the disposal or Release or threat of Release of Hazardous Substances.
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.
“Environmental Referee” is defined in Section 3.2(i)(ii).
“Equipment” is defined in subsection (g) of the definition of “Assets”.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Account” means the escrow account established in accordance with the terms hereof and of the Escrow Agreement.
“Escrow Agent” means U.S. Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date among each Seller, Purchaser and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means the following: (a) the assets and properties, if any, set forth on Schedule 1.2; (b) the Excluded Records; (c) any Assets excluded pursuant to Section 3.2(g)(ii); (d) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date; (e) to the extent not covered in subclause (d) of this definition, any and all claims for refunds or credits owed to any member of the Company Group from any Governmental Authority or Third Party to the extent related or attributable to the period prior to the Effective Time; (f) any proceeds or earning with respect to any other Excluded Assets; and (g) the Subject Marks.
“Excluded Assets Assignment” means, if applicable, an assignment and conveyance of the Excluded Assets from any member of the Company Group to one or more Sellers or their respective designees in the form attached hereto as Exhibit C.

“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Securities or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and Records (or portions thereof) to the extent relating primarily to the businesses of any Affiliate of any Seller other than any member of the Company Group, the Assets, or the Business; (c) legal records and legal files of any member of the Company Group with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or any member of the Company Group’s legal counsel (other than title opinions), but excluding records necessary or helpful to or in the prosecution, mitigation, defense or settlement of the matters set forth on Schedule 5.8 (or that required (or, if such matters first arose after the Execution Date, would have required, if such matter had arisen prior to the Execution Date) disclosure on Schedule 5.8, regardless of whether such matter is listed on Schedule 5.8); (d) records to the extent related to any assets of Third Parties that have been the subject of evaluation by any member of the Company Group prior to the Execution Date; (e) any reserve reports, valuations, and estimates of any quantities of the Subject Securities, any member of the Company Group, the Assets, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any member of the Company Group, any Seller, or any of their respective Affiliates, or any Third Parties; (f) subject to Section 8.19, (i) except for any Contracts that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Records), all e-mails on any member of the Company Group’s servers and networks relating to the Assets or the Excluded Assets and (ii) all other electronic files on any member of the Company Group’s servers and networks insofar as, and only to the extent constituting any other type of Excluded Records; and (g) any and all computer servers, networks and data storage hardware, including any and all electronic files on any such servers and networks to the extent constituting any other Excluded Records.
“Execution Date” is defined in the introductory paragraph hereof.
“Financial Statements” is defined in Section 5.6.
“Financing” means the debt financing contemplated by the Debt Commitment Letter and any issuance of senior notes or debt or equity securities or incurrence of other Indebtedness in lieu of all or any portion of such debt financing or, when used in respect of the Closing Date Assignee, any issuance of senior notes or debt or equity securities or incurrence of other Indebtedness deemed reasonably necessary by the Closing Date Assignee to fund any portion of the purchase price contemplated under the Closing Date Assignment or otherwise permit the transactions contemplated by the Closing Date Assignment.
“Financing Source” means the lenders, arrangers, bookrunners and agents party from time to time to the Debt Commitment Papers, including any such Persons becoming party thereto pursuant to any joinder agreement, and shall also include each other Person that has committed to provide, or that is otherwise acting as a lender, investor, financing source, arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or representative in respect of, all or any part of the Financing.
“Financing Source Related Party” means the Financing Sources, their affiliates and their and their affiliates’ respective former, current and future directors, officers, managers, members, stockholders, partners, employees, advisors, agents and representatives.
“Financing Sources Action” is defined in Section 14.7.

“First Holdback Release Date” means the date that is six (6) months after the Closing Date.
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.
“Formation” means the applicable formation (or stratigraphic equivalent thereof, recognizing actual depths may vary across the relevant Wells and Future Locations) set forth and described in Schedule SF.
“Fraud” means, with respect to any Party, any actual and intentional fraud with respect to the making of the representations and warranties of such Seller and/or Company set forth in Article 4 or Article 5 or any certificate delivered pursuant to this Agreement; provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” with respect to such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made in Article 4 or Article 5 (or any certificate delivered pursuant to this Agreement) were actually breached when made, with the express intention that Purchaser or Sellers, as applicable, rely thereon to Purchaser’s or Sellers’ detriment, as applicable. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“FTC” is defined in Section 8.4(c).
“Future Location” means each undeveloped location described on Exhibit A-3 attached hereto, including the Leases (or portion thereof) included in or constituting such location described therein but, in each case, only as to the Subject Formation for each such Future Location on Exhibit A-3.
“GAAP” means generally accepted accounting principles in the U.S.
“Gathering and Disposal System” means all fresh and produced water pipelines, recycling, delivery, storage, and gathering systems, including all salt water disposal pipelines, storage pits and recycling facilities, in each case, to the extent used in connection with the ownership, operation, production, gathering, treatment, processing, storing, delivery, sale or disposal of fresh or produced water from the Oil and Gas Properties, including to the extent depicted on Exhibit A-5.
“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.
“Governmental Authority” means any court, tribunal, arbitral body (public or private), authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or any other material,

substance or waste defined as “solid waste”, “hazardous waste”, “hazardous substance”, “hazardous material” or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes or toxic substances, which are classified as hazardous, toxic, radioactive or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law including hazardous substances under CERCLA, petroleum and petroleum byproducts, asbestos and asbestos containing material, polychlorinated biphenyls, lead, toxic mold and per- and polyfluoroalkyl substances.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which the any member of the Company Group is bound.
“Hedge Gains” means, with respect to the Company Hedges, the amount to which any member of the Company Group is entitled to receive under the terms of any and all such Company Hedges (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Company Hedges), including any liquidation and/or termination fees or payments made upon the liquidation or termination of the same.
“Hedge Losses” means, with respect to the Company Hedges, the amount any member of the Company Group is obligated to pay to the applicable counterparty (under the terms of such Company Hedges), without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to any such Company Hedges, including any liquidation and/or termination fees or payments payable upon the liquidation or termination of the same.
“Holdback Amount” means (a) as of the Closing Date, an amount equal to the Deposit and, (b) as of the applicable date of determination after the Closing Date, an amount equal to the sum of (i) such amount described in subpart (a) of this definition plus (ii) any and all interest and earnings accrued on the Holdback Amount under the Escrow Agreement after the Closing Date as of such date of determination minus any and all disbursements and distributions of the Holdback Amount out of the Escrow Account made after Closing pursuant to Section 13.7.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Clearance” means the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated hereby.
“HSR Clearance Date” means the date that HSR Clearance occurs.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Imbalance” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, processing agreements and gathering or transportation agreements.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating tax, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (i) above (but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating tax, real or personal property transfer or other similar Taxes), or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.
“Indebtedness” means, with respect to any Person, at any date, in each case without duplication, (a) all indebtedness or obligations of such Person for borrowed money (or issued or incurred in substitution or exchange for borrowed money), including all principal, interest, premiums, fees (including arranging, administrative, late and default fees), expenses, overdrafts, costs of collection and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any member of the Company Group in the Ordinary Course of Business), (b) all obligations of such Person evidenced by debentures, notes, bonds, loans or other debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instruments, including bankers’ acceptance, bank guarantees, surety bonds and performance bonds, whether or not matured, (d) all liabilities or obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations under any capital lease which are recorded as (or should be, in accordance with the Accounting Principles, recorded as) a capital lease on the Financial Statements, (f) all amounts owing by such Person as deferred purchase price for property or services, including “earn-out” payments, (g) all Credit Support, whether direct or indirect, by such Person of indebtedness of any Person that is not a member of the Company Group, whether direct or indirect, contingent or otherwise, by such Person or for which such Person may be liable or for which any assets of such Person may be subject to a Lien (but excluding any Permitted Affiliate Arrangements), and (h) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles. To the extent any Indebtedness will be retired or discharged at the Closing, Indebtedness shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal, scheduled payments, accrued interest and finance charges, and other fees, penalties or payments (prepayment, make-whole or otherwise) necessary and sufficient to retire such Indebtedness at the Closing.
“Indemnified Person” is defined in Section 13.6(a).
“Indemnifying Party” is defined in Section 13.6(a).
“Indemnity Cap” is defined in Section 13.3(c).
“Individual Defect Threshold” means One Hundred Fifty Thousand Dollars ($150,000.00).
“Individual Indemnity Threshold” means One Hundred Fifty Thousand Dollars ($150,000.00).
“Intellectual Property Rights” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.
“Interest Reduction” is defined in subsection (b) of the definition of “Permitted Encumbrances.”
“Knowledge” means (a) as to any Seller and/or Company, the actual knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Part A of Schedule 1.3 (irrespective of the subject matter identified on such schedule) and (b) as to Purchaser, the actual knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Part B of Schedule 1.3.
“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization or council.
“Lands” is defined in subsection (a) of the definition of “Assets”.
“Laws” means all laws, acts, statutes, rules, regulations, ordinances, Orders, decrees, requirements, judgments and codes of Governmental Authorities, including common law.
“Leakage” means any of the following arising after the Effective Time and on or prior to the Closing: (a) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of shares or quotas) or other payment made on any Securities of any member of the Company Group, by any member of the Company Group to or on behalf of or for the benefit of, any Seller or any other Affiliate of any Seller (other than a member of the Company Group), including the Closing Distribution but excluding any dividends or distributions of any Excluded Assets; (b) any liabilities assumed, indemnified, guaranteed, incurred or paid by any member of the Company Group for the benefit of or on behalf of any Seller or any other Affiliate of any Seller (other than a member of the Company Group); (c) any waiver, forgiveness, release, deferral or discount by any member of the Company Group of any amount owed to it by (or any right or any claim against) any Seller or any other Affiliate of such Seller (other than a member of the Company Group); (d) the costs and expenses incurred after the Effective Time by the Company Group attributable to curing and/or Remediating any Defects asserted by Purchaser pursuant to this Agreement; (e) payments made or costs or expenses incurred in connection with the cure or attempt to cure any breach of this Agreement or any other Transaction Document; (f) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to a Seller or any Affiliate of a Seller (other than a member of the Company Group) or charged or chargeable by a Seller or any Affiliate of a Seller (other than any member of the Company Group) for a particular calendar month (or partial calendar month) to the extent such amounts are in excess of the Permitted G&A Cap; (g) any costs, expenses or fees with respect to any sale, transfer, or surrender of any assets or rights from a Seller or any Affiliate of a Seller (other than a member of the Company Group) to any member of the Company Group; (h) any payments made or agreed to be made by the Company Group to such Seller or any of its Affiliates in respect of any share capital, loan capital or other Securities of the Company Group being issued, redeemed, purchased or repaid, or any other return of capital, or otherwise; (i) any amounts paid or incurred by or on behalf of the Company Group in respect of (i) curing or Remediating any Specified Environmental Matter, or (ii) the Specified Matters; and (j) any agreement or arrangement entered into by any member of the Company Group to give effect to any matter referred to in subparts (a) through (i) above; provided, however, that solely for purposes of subparts (a) through (j) above, any EnCap Affiliated Parties shall be deemed to be Affiliates of the Sellers; provided, further, notwithstanding anything to the contrary herein and for the avoidance of doubt, the following shall not constitute Leakage hereunder (the amounts and reimbursements described in the following clauses (i) through (iv), collectively “Permitted Leakage”): (i) any amounts or liabilities otherwise taken into account or included in the calculation of Working Capital Liabilities; (ii) any amounts constituting payments made in the Ordinary Course of Business pursuant to the Contracts specified on Schedule 8.16; (iii) any amounts constituting Royalties in the Ordinary Course of Business, in each case, pursuant to Permitted Affiliate Arrangements; and (iv) the actual amount of all general and administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid to a Seller or any Affiliate of a Seller or charged or chargeable by a Seller or any Affiliate of a Seller (other than any member of the Company Group) in the Ordinary Course of Business in an amount up to, but not to exceed $750,000 per calendar month (pro-rated for partial months) (for each month, the “Permitted G&A Cap”).
“Leased Real Property” means all of the Company Group’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group members, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.
“Leases” is defined in subsection (a) of the definition of “Assets”.
“Lien” means any lien, mortgage, pledge, charge, collateral assignment, encumbrances, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Litigation Support Group” has the meaning set forth in Section 8.19.
“Material Adverse Effect” means any event, effect, occurrence, change or circumstance that (a) has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the ownership, operation, financial condition or results of operation of the Subject Securities, the Company Group, the Business and/or the Assets or liabilities, as currently owned and operated or (b) prevents or materially delays the consummation of the transactions hereunder or the performance of any Seller’s or the Company Group’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that for the purposes of clause (a), the following shall not be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably expected to occur: (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located; (iii) economic, financial, credit or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics (including COVID 19); (v) Orders, acts or failures to act of Governmental Authorities (except as a direct result of any action or inaction that was taken or required to be taken by or on behalf of Seller or its Affiliates); (vi) labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade; (vii) any reclassification or recalculation of reserves in the Ordinary Course of Business; (viii) changes in Laws or the Accounting Principles or the interpretation thereof after the Execution Date; (ix) effects or changes that are cured in full at the sole cost of Sellers or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 12; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action or inaction taken by a Seller or any Affiliate of a Seller (including the Company Group) with Purchaser’s written consent; (xii) any Casualty Event; (xiii) natural declines in well performance; (xiv) failure of Company or a Subsidiary of the Company to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (provided that the foregoing exclusion set forth in this clause (xiv) shall not preclude the underlying cause thereof being a Material Adverse Effect); (xv) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel; or (xvi) entering into this Agreement or any Transaction Document or the announcement of the transactions contemplated hereby or the performance of any affirmative covenants set forth in this Agreement, except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (viii) and (xv) above materially and disproportionately affect the Company Group as compared to other participants of similar size in the industries in which the Company Group operates.
“Material Contract” means, to the extent binding on any member of the Company Group or the Assets, any Contract that is one or more of the following types:
(a)    any Contract (other than joint operating agreements, unit operating agreements, pooling agreements) that can reasonably be expected to result in aggregate payments by any member of the Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(b)    any Contract (other than joint operating agreements, unit operating agreements, pooling agreements) that can reasonably be expected to result in aggregate revenues to the Company Group of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(c)    any Hydrocarbon or produced or fresh water purchase and sale, marketing, transportation, gathering, processing, treating, disposal, blending, supply storage or similar Contract that is not terminable without penalty upon sixty (60) days’ or less notice;
(d)    any (i) Credit Document or (ii) Contract creating or evidencing any Indebtedness of the Company Group;
(e)    any Contract (other than pooling agreements, unit agreements, or similar Contracts) constituting a farmout or farm-in agreement, partnership agreement, joint venture agreement, joint operating agreement, production sharing agreement, carried interest agreement, participation agreement, exploration agreement, development agreement Contracts with any remaining drilling or development obligations or unexpired or remaining acreage earning rights or wellbore earning rights or similar Contract;
(f)    any Contract that constitutes a lease (other than any Lease) under which any member of the Company Group is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by a member of the Company Group without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars ($250,000) (net to the Company Group);
(g)    any Contract that is a drilling contract or that requires any member of the Company Group to drill any well, including any Contracts with any remaining drilling or development obligations, continuous drilling or development obligations, or unexpired acreage or wellbore earning rights;
(h)    any Contract that (i) contains or constitutes an unexpired existing area of mutual interest agreement with respect to any Assets, or (ii) purports to prohibit, limit, or restrict the manner in which, or the locations in which a member of the Company Group may conduct its business or compete in any jurisdiction, including any Contract that includes non-competition restrictions or that otherwise restricts, limits or prohibits the manner in which, or the locations in which, the Company Group conducts the business relating to the Assets that will be binding on the Assets or the Company Group after the Closing; provided that a Contract shall not constitute a “Material Contract” pursuant to this subsection (h) solely because such Contract (a) contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements, in each case, contained in A.A.P.L. form joint operating agreements customary to the oil and gas industry, or (b) is a confidentiality or similar agreements entered into in the Ordinary Course of Business;
(i)    any Contract that requires any member of the Company Group to transfer, sell, lease, assign, trade, exchange or otherwise dispose of, or to acquire any interest in, any Oil and Gas Properties, Securities, or any other material Assets or properties (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials in the Ordinary Course of Business), or that involves any pending or contemplated merger, consolidation or similar business combination transaction;
(j)     any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any material outstanding obligation after the date of this Agreement;
(k)    the Company Hedges;
(l)    any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;
(m)    any Contract (i) for which the primary purpose is to indemnify another Person or (ii) guaranteeing any payment or performance obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed;
(n)    any Contract containing call upon, option to purchase, take-or-pay provisions, minimum volume commitments, or similar rights or obligations, affecting any Asset or the production of Hydrocarbons, and any Contract containing a dedication of production of Hydrocarbons;
(o)    any Contract that relates to the prior acquisition or disposition of any Oil and Gas Properties, Securities or any other material Assets or properties, with respect to which any member of the Company Group has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(p)     any Labor Agreement;
(q)    any Contract where the primary purpose is to license seismic or geophysical data or information to or from a Third Party;
(r)    any Contract that is a staffing agreement or similar arrangement for which the primary purpose is to recruit, screen, interview, hire, or assign individual employee service providers (excluding any such arrangements in contracts that are primarily to perform unrelated services and master service agreements for the provision of non-staffing services); and
(s)    any partnership agreement, limited liability company agreement or any other substantially similar Contract (other than the Governing Documents of any Company Group member) that govern or pursuant to which any member of the Company Group hold any Securities.
For the avoidance of doubt, no master service agreement or similar Contract shall be considered a Material Contract unless it is one or more of the foregoing types of Contracts.
“MMBtu” means one million (1,000,000) BTU.
“Net Revenue Interest” means, with respect to any Oil and Gas Property or Future Location, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property or Future Location, after giving effect to all Royalties.
“NOG” has the meaning set forth in Section 14.7.
“NOG Assignee” means NOG or its designated Affiliate.
“NOG Assignment” means the assignment of an undivided 33.333% interest in certain of the Assets of the Company Group by the Company Group to NOG Assignee immediately following the Closing pursuant to an assignment, bill of sale and conveyance substantially in the form attached as Exhibit I.
“NOG Assignment Other Consent” means any consent, approval, authorization, or permit of any Governmental Authority or any other Person which is required to be obtained, made, or complied with for or in connection with the assignment of the Assets contemplated after Closing pursuant to the NOG Assignment, other than (a) the NOG Assignment Required Consents and (b) any consent from any Governmental Authority for the assignment of the Assets contemplated under the NOG Assignment that are customarily obtained after the assignment of interests similar to the Assets.
“NOG Assignment Preferential Right” means any right or agreement that (i) enables any Person to purchase or acquire any assets conveyed under the NOG Assignment (or portion thereof) or (ii) provides any Person with a drag-along right, tag-along right, or similar right, in each case, as a result of or in connection with the assignment of the Assets contemplated after Closing pursuant to the NOG Assignment.
“NOG Assignment Required Consent” means any consent, approval, authorization, or permit of any Governmental Authority or any other Person which is required to be obtained, made, or complied with for or in connection with the assignment of the Assets contemplated after Closing pursuant to the NOG Assignment for which (a) the holder thereof expressly denies in writing or (b) the terms thereof expressly provide in the applicable instrument that the sale or transfer of such Asset without compliance with the terms of any such instrument would (i) result in the express termination of all rights in relation to such Asset, (ii) give the holder of such consent, approval, authorization, or permit the right to cause the NOG Assignment as to the affected Asset thereby to be void or voidable or (iii) result in liquidated damages; provided, however, “NOG Assignment Required Consent” shall not include (A) any consent, approval, authorization, or permit that cannot be unreasonably withheld, conditioned or delayed unless such Consent otherwise implicates subclause (a) or (b) and (B) any consent from any Governmental Authority for the assignment of the Assets contemplated under the NOG Assignment that are customarily obtained after the assignment of interests similar to the Assets.
“Non-Fundamental Representations” means all representations and warranties of any Seller, Company or Purchaser, as applicable, set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate), excepting and excluding any Seller Fundamental Representations and Purchaser Fundamental Representations.
“Non-Recourse Person” is defined in Section 14.13.
“Non-Specified Liabilities Damage Cap” is defined in Section 13.3(c).
“NORM” means naturally occurring radioactive material, radon gas and asbestos.
“Notice” is defined in Section 14.1.
“Novo Credit Agreement” is defined in the definition of “Credit Documents.”
“Novo Plan” is defined in Section 5.11(f).
“NYSE” means the New York Stock Exchange.
“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Ordinary Course of Business” means with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, including with respect to timing, frequency and magnitude.
“Other Party” means (a) as it relates to any Seller (and any member of the Company Group prior to Closing), Purchaser (and any member of the Company Group after Closing), and (b) as it relates to Purchaser (and any member of the Company Group after Closing), any Seller (and any member of the Company Group prior to Closing).
“Outside Date” is defined in Section 12.1(b).
“Overall Indemnity Cap” is defined in Section 13.3(c).
“Owned Real Property” means all of the Company Group’s right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties and/or Surface Rights and Rights of Way.
“Party” or “Parties” is defined in the introductory paragraph hereof.

“Payoff Letters” means duly executed payoff letters in form and substance reasonably satisfactory to Purchaser, setting forth the total amounts payable pursuant to the Credit Documents to fully satisfy all principal, interest, fees, costs, expenses and other obligations (other than inchoate indemnification obligations for which no claim has been made) owed to each holder of Indebtedness under the Credit Documents as of the Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent or other authorized representative for the holders of such Indebtedness under the Credit Documents that upon payment in full by wire transfer of immediately available funds of all such amounts owed to such holders, all Indebtedness under the Credit Documents shall be automatically discharged and satisfied in full (other than contingent obligations not then due and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Purchaser and the Company Group), the Loan Documents (as defined in the applicable Credit Documents) shall be automatically terminated with respect to member of the Company Group that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness), all Liens on the equity interests of member of the Company Group and all liens on their respective assets and equity securing the Credit Documents shall be automatically released and terminated (and such payoff letter shall authorize member of the Company Group or any designee thereof to file any and all termination statements or releases evidencing such release of Liens), together with any applicable documents necessary to evidence the release and termination of all liens on member of the Company Group and their respective assets and equity securing, and any guarantees by the Company Group or any other Person in respect of, such Credit Documents.
“Permit” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, certifications, variances, waivers, exemptions, and other authorizations by, or filings with, any Governmental Authority, including those necessary to own and operate the Business and/or the Assets.
“Permitted Affiliate Arrangement” is defined in the definition of “Affiliate Arrangement”.
“Permitted Encumbrances” means any or all of the following:
(a)    all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Company Group’s Net Revenue Interest in the applicable Subject Formations as to each Future Location or Well below that shown in Exhibit A-2 or Exhibit A-3, as applicable, for such Future Location or Well;
(b)    the terms of any Contract (including the Contracts described on Schedule 5.13(a)), Lease, or Surface Rights and Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case to the extent the effect thereof does not individually or in the aggregate, operate: (i) in the case of any Future Location, to reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Future Location in Exhibit A-3; (ii) in the case of any Well, to reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; (iii) in the case of any Future Location, to increase the Working Interest percentage shown for such Subject Formation as to such Future Location in Exhibit A-3; (iv) in the case of any Well, to increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2 (each of clauses (i) through (iv), an “Interest Reduction”), or otherwise materially detract from the use or operation of the Assets subject thereto or affected thereby as currently used and operated by the Company Group as of the Effective Time;

(c)    all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets and (ii) Consents, notice requirements and similar restrictions, in each case, that are either (A) set forth on Schedule 5.15, or (B) that are not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 5.15), except, in each case of subparts (A) and (B), to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by any of the Company Group members or any predecessor in title, if such prior breach or failure has resulted in an Interest Reduction;
(d)    Liens created under the terms of the Leases, Surface Rights and Rights of Way or the Contracts, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the Ordinary Course of Business that, in each case, secure amounts or obligations (i) owed by Persons other than any member of the Company Group or any predecessor in interest of any member of the Company Group or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions, and if so contested, are set forth on Schedule 5.10;
(e)    to the extent not triggered prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(f)    any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that does not (i) materially detract from the use or operation of the Assets subject thereto or affected thereby (as operated as of the Effective Time) or (ii) result in an Interest Reduction;
(g)    all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii)  by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;
(h)    rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation for a Well or Future Location or (ii) to the extent not resulting in an Interest Reduction, common owner of any interest in Assets currently held by any member of the Company Group and such common owner as tenants in common or through common ownership or by contract;
(i)    calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(j)    (i) failure of the records of any Governmental Authority (including any state, the BLM and BIA) to reflect any member of the Company Group as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to any member of the Company Group from its immediate predecessor in title are recorded in the real property, conveyance, or other Records of the applicable county, and except to the extent that the records of such Governmental Authority (including any state, the BLM or BIA) reflect a competing claim of superior title as evidenced (A) in the records of such Governmental Authority by a conveyance from the Company Group’s immediate predecessor in title to a Person other than a member of the Company Group prior to the conveyance by such immediate predecessor in title to the applicable member of the Company Group or (B) by a claim that has been asserted against a member of the Company Group by such competing claimant and has not been finally resolved in favor of a member of the Company Group; (ii) failure to record Leases or Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases or Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any member of the Company Group from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or Surface Rights and Rights of Way; or (iii) any delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to any member of the Company Group or any predecessor in title to any member of the Company Group unless (x) such approval has been expressly denied or rejected in writing by such Governmental Authority or (y) such delay or failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Well or Future Location;
(k)    Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in any member of the Company Group’s files or of record, (ii) references to any document if a copy of such document is not in any member of the Company Group’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years, in each case, solely to the extent that Sellers or the Company Group is not relying on such information, documents, or instruments to vest title to the applicable Oil and Gas Properties in any member of the Company Group;
(l)    lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of any Future Location, well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, production sharing agreement, pooling, proration or production or drilling units not yet obtained, formed, or created;
(m)    any Liens, defects, irregularities, or other matters (i) set forth or described in Schedule PE, or (ii) that are expressly waived in writing by Purchaser (or that have been fully and finally discharged at no cost to Purchaser or the Company Group), at or prior to Closing;
(n)    the terms and conditions of this Agreement, or any other Transaction Document;
(o)    defects based on or arising out of the failure of a Lease to hold after the Closing Date a specified number of net mineral acres after the primary term of such Lease has expired based on any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held payments in lieu of such production);

(p)    Liens created under deeds of trust, mortgages and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such Liens or obligations secured thereby have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation (ii) (A) such Liens do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Lien has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Company received any written notice of default that the applicable lessor in default under any such Lien or obligation secured thereby;
(q)    (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in the Company Group’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(r)    defects based on or arising out of the failure of any member of the Company Group to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been properly permitted by the applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;
(s)    any assignments of Assets earned, acquired or otherwise due to or owed to any member of the Company Group by a Third Party, but not yet received and/or filed of record, in each case, solely to the extent set forth on Schedule UI;
(t)    any assignments of record title or operating rights in any federal Lease or state Lease earned or acquired by any member of the Company Group, but not yet approved by the applicable Governmental Authorities;
(u)    any Liens, defects, irregularities or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement;
(v)    any Liens, defects, irregularities or other matters which have been fully and finally terminated, released, waived or otherwise cured under Sections 105(a), 363(b), and 363(f) of the Bankruptcy Code of the Bankruptcy Code as a result of any final Order within the meaning of 28 U.S.C. § 158(a); or
(w)    the expiration of any Leases by their terms on or after the Closing Date, or, with respect to any Lease listed on Schedule PT, the date set forth on Schedule PT for such Lease.
“Permitted G&A Cap” is defined in the definition of “Leakage”.
“Permitted Leakage” is defined in the definition of “Leakage”.
“Permitted Securities Lien” means Liens or restrictions on transfer: (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in,

the Governing Documents of any members of the Company Group, as made available to Purchaser prior to the Execution Date, (iii) created or imposed by Purchaser or its Affiliates at or after Closing, (iv) with respect to pre-Closing periods only (and only to the extent fully and finally released as of the Closing), arising in connection with the Credit Documents or (v) that are fully released from the Subject Securities as of Closing without cost, expense or penalty to Purchaser or any of its Affiliates (including any member of the Company Group).
“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, unincorporated organization, trust, estate, Governmental Authority, or any other legal entity.
“Phase I” is defined in Section 8.1(a).
“Phase II” is defined in Section 8.1(a).
“Plan” shall mean: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject thereto); and (b) each personnel policy, equity option, equity appreciation rights, restricted equity, phantom equity, other equity or equity-based, profit sharing, pension, retirement, bonus, incentive, commission, vacation, sick pay or paid time off, welfare, post-employment welfare, severance, termination, separation, deferred compensation, individual consulting, employment, retention, change of control and each other compensation or benefit plan, agreement, arrangement, program, practice or understanding.
“Plugging and Abandonment,” and “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field connections, transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Surface Rights and Rights of Way and Contracts.
“Post-Effective Time Company Taxes” means all Company Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time determined in accordance with Section 11.1.
“Post-Effective Time Credit Document Indebtedness” means any Indebtedness of the Company Group incurred pursuant to the Credit Documents after the Effective Time, together with any interest accrued thereon after the Effective Time, but excluding, for the avoidance of doubt, any Company Hedges; provided, however, to the extent any Indebtedness of the Company Group incurred pursuant to the Credit Documents after the Effective Time is used to pay off or replace any Pre-Effective Time Credit Document Indebtedness, then such Indebtedness, together with any interest accrued thereon after the Effective Time, shall constitute Pre-Effective Time Credit Document Indebtedness.
“Post-Effective Time Period” means any Tax period beginning at or after the Effective Time.

“Pre-Effective Time Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time determined in accordance with Section 11.1.
“Pre-Effective Time Credit Document Indebtedness” means the Indebtedness of the Company Group (a) incurred and outstanding pursuant to the Credit Documents as of the Effective Time, together with any interest accrued thereon after the Effective Time and (b) any Indebtedness of the Company Group incurred pursuant to the any replacement Credit Documents after the Effective Time, together with any interest accrued thereon, to the extent the proceeds thereof is used to pay off or replace any Pre-Effective Time Credit Document Indebtedness, but excluding in each case of (a) and (b), for the avoidance of doubt, any Company Hedges.
“Pre-Effective Time Period” means any Tax period ending before the Effective Time.
“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Assets or Subject Securities or portion thereof as a result of or in connection with (a) the transfer of the Subject Securities or direct or indirect change of control of any members of the Company Group, (b) the indirect transfer of any Oil and Gas Properties, or (c) the execution of this Agreement or the consummation of the transactions contemplated herein.
“Preliminary Settlement Statement” is defined in Section 2.7(a).
“Property Costs” means all ordinary course operating expenses (including costs of insurance, rentals, shut-in payments, title examination costs, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Oil and Gas Properties, including any COPAS overhead costs charged to the Company Group by Third Party operators in respect of the Oil and Gas Properties under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs and expenses attributable to Taxes; provided however, that solely for the purposes of Section 2.4(g)(ii), all references in this definition to “Assets” or the “Business” shall be deemed to be references to the “Excluded Assets”.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Certificate” means the certificate delivered by Purchaser at the Closing pursuant to Section 10.3(f).
“Purchaser Financial and Reserve Information” is defined in Section 8.13(a).
“Purchaser Financial Information” is defined in Section 8.13(a).
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4(A)(1) and Section 6.8 (including the corresponding representations and warranties given in the Closing Certificate).
“Purchaser Group” is defined in Section 13.2.
“Purchaser Prepared Returns” is defined in Section 11.3.
“Purchaser Releasing Group” is defined in Section 13.5(b).
“Purchaser’s Representatives” is defined in Section 8.1(a).

“Reasonable Documentation” means, with respect to any Defect asserted by Purchaser, as applicable and to the extent reasonably necessary for Sellers to identify the existence of the Defect:
(a)    A copy of any available title opinion or landman’s title report describing the asserted Title Defect;
(b)    A copy of the relevant document to the extent the alleged Defect is a document;
(c)    The assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in any member of the Company Group’s chain of title;
(d)    A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance;
(e)    A copy of the reasonable documentation relied upon by Purchaser describing in reasonable detail the Environmental Defect, to the extent the alleged Defect is an Environmental Defect; or
(f)    Any other documents reasonably necessary for Sellers and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) and relied upon by Purchaser to identify the existence of such alleged Defect.
“Reasonably Prudent Owner Standard” means conducting the ownership and operation of the Assets consistent with the standard of care (including the applicable limitations) under the A.A.P.L. Form 610 -1989 Model Form Operating Agreement.
“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, any member of the Company Group, or the Assets, including electronic copies of all computer records where available, contract files, easement files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, and surveys, production records, engineering files, and environmental records, but excluding, however, in each case, the Excluded Records.
“Records Period” is defined in Section 8.13(a).
“Release” means any releasing, discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into, on, under or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.
“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing or other corrective actions required or allowed under applicable Environmental Laws to cure or remove a Release or a violation of or liability under Environmental Law in the lowest cost manner reasonably available, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems to the extent permitted by Environmental Laws provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment

(except to the extent constituting a current violation of Environmental Law). The term “Remediation” shall have correlative meaning.
“Representatives” means, with respect to any Person, (a) partners, employees, officers, directors, managers, members, equity owners and counsel of such Person or any of its Affiliates or any prospective purchaser of such Person or an interest in such Person (and for the avoidance of doubt, with respect to Sellers, including the Sellers’ Representative) and (b) any consultant, attorney, accountant or agent retained by such Person or the parties listed in subsection (a) above.
“Reserve Report” means the reserve report prepared by Netherland, Sewell and Associates, Inc. relating to the Company’s Assets as of December 31, 2022.
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties, Future Locations or the proceeds thereof.
“Scala” is defined in the definition of “Working Capital Liabilities.”
“Scala Credit Agreement” means that certain Credit Agreement, dated as of June 20, 2018, by and among Scala, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
“SEC” means the United States Securities Exchange Commission.
“Second Holdback Release Date” means the date that is fifteen (15) months after the Closing Date.
“Securities” means any equity interests or other equity security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Properties.
“Securities Act” means the Securities Act of 1933.
“Seller” and “Sellers” are defined in the introductory paragraph hereof.
“Seller Fundamental Representations” means the representations and warranties of Sellers and the Company (as applicable) set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.6, Section 4.7, Section 4.8, Section 5.1, Section 5.2, Section 5.3, Section 5.4(a),

Section 5.5(a), Section 5.5(b), and Section 5.9 (including the corresponding representations and warranties given in the Closing Certificate).
“Seller Group” is defined in Section 13.1.
“Seller Indemnified Parties” is defined in Section 13.6(a).
“Seller Tax Contest” is defined in Section 11.7.
“Seller Taxes” means any and all (a) Pre-Effective Time Company Taxes, (b) Flow-Through Income Taxes with respect to the Company Group (including any such taxes that are imposed on or required to be withheld by the Company Group) for any Tax period or portion thereof ending before Closing and (c) Taxes (other than Company Taxes) of a Person (other than a member of the Company Group) for which a member of the Company Group is or becomes liable as a transferee or successor or by Contract or other agreement or arrangement (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes) resulting from events, transactions or relationships occurring or existing prior to the Closing; provided that no such Tax will constitute a Seller Tax to the extent such Tax (i) was accounted for in the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 and/or Section 2.7, as applicable, or (ii) was economically borne by Sellers pursuant to Section 11.1(c).
“Sellers’ Representative” means Novo Legacy Holdings.
“Sellers’ Representative Prepared Returns” is defined in Section 11.3.
“Settlement Price” means, with respect to volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; or (c) if neither clause (a) or (b) applies to such Hydrocarbons, then the Settlement Price shall be (x) in the case of gaseous Hydrocarbons, $0.73/MMBtu for Eddy County volumes and $0.94/MMBtu for Culberson County volumes, (y) in the case of crude oil, $79.31/Barrel for Eddy County volumes and $78.10/Barrel for Culberson County volumes and (z) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $22.47/Barrel for Eddy County volumes and $20.25/Barrel for Culberson County volumes, as applicable.
“Solvent” with respect to any Person, means, that, as of any date of determination, (a) the fair saleable value of the assets of such Person on a consolidated basis, as of such date, exceeds the sum of all liabilities of such Person, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of such Person on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured and (c) such Person on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or will be engaged following such date.
“Special Warranty Defect” means any Title Defect with respect to any Oil and Gas Property that is asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline if such Title Defect would also constitute a breach of the representations and warranties in Section 5.33, and expressly including (a) any loss of title or other Title Defect arising from any conveyances, reservations, assignments, lease amendments or similar documentation from any member of the Company Group to any Seller or any Affiliated Party (other than any other member of the Company Group) delivered pursuant to or in connection with the Company Reorganization; (b) any Specified Mineral Conveyance Defect; and (c) any Title Defect arising from any Lien, defect, or loss of title directly resulting from any Seller’s or any member of the Company Group’s breach after the Execution Date of its obligations under Section 8.2(b); provided, however, “Special Warranty Defect” shall expressly exclude any matter that constitutes a Permitted Encumbrance.
“Specified Environmental Matter” means the matters described in Part A of Schedule 5.17.
“Specified Hydrocarbon Deductions” means, with respect to Hydrocarbons, and without duplication, (a) any amounts previously deducted by the applicable payor from the proceeds paid for such Hydrocarbons (if such proceeds have actually been paid to the Company Group as of the date of determination) and (b) any express deductions included in determining the applicable Contract price (if any) for such Hydrocarbons as of the date of determination, insofar as such amounts have not been deducted in calculating the Settlement Price, including (but not limited to) the amount of all (i) Royalties applicable to such Hydrocarbons, (ii) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons and (iii) gravity adjustments for which there is no payment to the Company Group in connection with the sale of such Hydrocarbons.
“Specified Liabilities” means any Damages, obligations, or liabilities of any member of the Company Group (but excluding Damages, obligations, or liabilities for which the Unadjusted Purchase Price is adjusted under Section 2.4) related to or arising out of any of the following:
(a)    offsite transport or disposal, or arrangement for transport or disposal, by or on behalf of any member of the Company Group of any Hazardous Substances from the Assets that occurred prior to the Closing Date that are chargeable to any member of the Company Group’s Working Interest in the Assets during any member of the Company Group’s period of ownership thereof;
(b)    the failure to (i) pay, underpayment or incorrect payment of any and all Royalties with respect to any of the Oil and Gas Properties (other than the Suspense Funds), and (ii) timely discharge any escheat obligations in accordance with applicable Law, in each case, to the extent (x) attributable to the period that Hydrocarbons were produced and marketed from any Oil and Gas Property during any member of Company Group’s period of ownership of the Assets prior to the Effective Time and (y) chargeable to any member of Company Group’s Working Interest in the Assets;
(c)    Third Party Claims attributable to personal injury, illness or wrongful death attributable to any member of the Company Group’s ownership or operation of the Assets arising prior to the Closing Date;
(d)    any civil or criminal fines or penalties imposed on any member of the Company Group, their Affiliates or the Assets by any Governmental Authority to the extent relating to any pre-Closing violation of Law (other than civil fines or penalties resulting from pre-Closing violations of Environmental Laws) by the Company Group or any of its Affiliates in connection with the Assets;
(e)     Third Party Claims for any Seller’s or any of the Company Group member’s or any of their respective Affiliates’ gross negligence or willful misconduct with respect to the ownership or operation of Assets or the conduct of the Business of Company and its Subsidiaries, in each case, prior to the Closing Date;

(f)    employment or engagement, or termination of employment or engagement, of any Business Employee or other individual providing services to the Company Group during any period on or prior to Closing including misclassification or failure to pay wages or compensation to any Business Employee or other individual providing services to the Company Group, in each case, to the extent incurred or arising on or prior to the Closing Date;
(g)    Seller Taxes;
(h)    any costs or expenses to Remediate the Specified Environmental Matters;
(i)    the Company Restructuring and any liabilities (including Tax liabilities) relating to the ownership, operation or management of any entity distributed out of the Company Group as a part of the Company Restructuring (excluding any liabilities or obligations of any member of the Company Group attributable to any Assets or under any Affiliate Arrangements or Leases for which any member of the Company Group is liable or responsible pursuant to the terms thereof);
(j)    the Novo Plans and the Company Plans; and
(k)    any Excluded Assets to the extent related to or arising out of the ownership or operation thereof prior to the Effective Time.
“Specified Matters” shall have the meaning set forth in Schedule SM.
“Specified Matters Deposit Amount” shall have the meaning set forth in Schedule SM.
“Specified Matters Deposit Release Date” shall have the meaning set forth in Schedule SM.
“Specified Mineral Conveyance Defect” means a Title Defect resulting solely from the failure of (a) the Conveyance of Non-Participating Royalty Interests dated effective as of the Effective Time from Novo Minerals, LP to Novo Oil & Gas Northern Delaware, LLC, and (b) the Assignment of Overriding Royalty Interest dated effective as of the Effective Time from Novo Minerals, LP to Novo Oil & Gas Northern Delaware, LLC, collectively, as entered into in connection with the Company Reorganization, to result in Novo Oil & Gas Northern Delaware, LLC owning Defensible Title to a Well or Future Location set forth on Exhibit A-2 or Exhibit A-3, disregarding the impact of any and all other defects or other encumbrances on Novo Oil & Gas Northern Delaware, LLC’s interest in the affected Well or Well Location as of immediately prior to the Effective Time.
“Standstill Agreement” is defined in Section 10.2(k).
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Straddle Period Tax Contest” is defined in Section 11.7.
“Subject Formation” means, subject to any exceptions or exclusions as noted on Exhibit A-2 or Exhibit A-3 as to any Well or Future Location:
(a)    for each producing (or capable of producing) Well with a positive Allocated Value, the depths from which such Well is producing;

(b)    for each Well with a positive Allocated Value that has been drilled but has not been completed, the Formation identified for such Well on Exhibit A-2; and
(c)    for each Future Location with a positive Allocated Value, the Formation identified for such Future Location on Exhibit A-3.
“Subject Marks” is defined in Section 8.11.
“Subject Securities” is defined in the recitals.
“Subsidiary” means, with respect to a specified Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person or (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, each member of the Company Group shall be considered a Subsidiary of Sellers, and after the Closing, each member of the Company Group shall be considered a Subsidiary of Purchaser.
“Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Assets”.
“Suspense Funds” means any and all Royalties and other amounts held in suspense by any member of the Company Group as of the Closing, and any interest accrued in escrow accounts for such suspended funds.
“Target Closing Date” is defined in Section 10.1.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, New Mexico gross receipts, New Mexico compensating tax, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
“Termination Date” is defined in Section 12.1.
“Third Party” means any Person other than a Seller, Purchaser, any member of the Company Group or any of their respective Affiliates as of the applicable date of determination.
“Third Party Claim” is defined in Section 13.6(c).
“Title Benefit” means the aggregate beneficial or record title of the Company Group which, as of the Closing Date:
(a)    as to the applicable Subject Formation, entitles the Company Group to receive a Net Revenue Interest in the case of any Well or Future Location, greater than the Net Revenue Interest shown in Exhibit A-2 for such Well or Exhibit A-3 for such Future Location, as applicable, except, in each case, as otherwise stated in Exhibit A; or

(b)    as to the applicable Subject Formation, obligates the Company Group to bear a Working Interest, in the case of any Well or Future Location, less than the Working Interest percentage shown in Exhibit A-2 with respect to such Well or Exhibit A-3 with respect to such Future Location, as applicable, except (i) as stated in Exhibit A and (ii) decreases that are accompanied by no or a less than proportionate decrease in the Company Group’s Net Revenue Interest.
“Title Benefit Amount” is defined in Section 3.2(e).
“Title Benefit Notice” is defined in Section 3.2(b).
“Title Defect” means (i) any individual Lien, obligation, burden or defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest that results in the failure of the Company Group to collectively have Defensible Title to any individual Well or Future Location and (ii) with respect to each Lease listed in Schedule PT (which shall not include any Leases covering any lands described on Schedule 8.18) that is still in its primary term and not held by production or other operations as of the Closing Date, solely as to the Subject Formation as to any Future Location, the primary term of such Lease expires prior to the earlier of (A) the date set forth for such Lease on Schedule PT and (B) the date twelve (12) months after the Execution Date; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, and the failure of Exhibit A-1 to reflect any lease or any unleased mineral interest where the owner thereof was validly treated as a non-participating co-tenant during the drilling of any well; (b) any defect arising out of a lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (c) any defect in the chain of the title consisting of the failure to recite marital status in a document, lack of spousal joinder or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (d) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (e) any defects or irregularities resulting from, arising out of or related to probate proceedings or lack thereof, which defects or irregularities have existed for more than five (5) years and no affirmative evidence shows that another Person has asserted (or is reasonably likely to assert) a superior claim of title to the Assets; (f) subject to, and without limiting, clause (j) of “Permitted Encumbrances”, any gap in the chain of title, unless affirmative evidence shows that another Person has an actual and superior chain of title as evidenced by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Defect Notice; (g) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches; (h) any burden, or defect arising from prior leases relating to the Lands that are terminated but are not surrendered or released of record; (i) any Lien, obligation, burden, defect, or loss of title (A) resulting from any Seller’s or any member of the Company Group’s conduct of business in compliance with this Agreement between the Execution Date and Closing, except with respect to any action or inaction that, individually or in the aggregate, results in an Interest Reduction or (B) that results in an Interest Reduction, to the extent such Interest Reduction results from Purchaser’s failure to consent to such Seller or any member of the Company Group performing or electing to participate in any operation pursuant to Section 8.2(b)(v) or Section 8.2(b)(vi); (j) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (k) to the extent not resulting in any Interest Reduction, any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (l) the consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, in each case to the extent such period of alleged cessation or insufficient production occurred more than ten (10) years prior to the Execution Date, and, in each case, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist or would give or has given rise to a right to terminate or resulted in the termination or expiration of the Oil and Gas Properties in question; (m) with respect to any Wells, Lands or Leases located in the State of New Mexico, any defect arising from the failure of any non-participating Royalty owner to ratify a Unit; provided that any such Wells, Lands, or Leases are subject to a valid pooling order; (n) any defects or irregularities in acknowledgements unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (o) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; or (p) any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets.
“Title Referee” is defined in Section 3.2(i)(ii).
“Transaction Costs” means (a) all investment banking fees, legal fees, accounting fees and other advisory fees, costs and expenses, in each case, incurred by the Company Group prior to the Closing, in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the general sales process of the Company Group (including any fees, costs or expense incurred in connection with the marketing of the Company Group for sale and any sales process with any Person other than Purchaser and its Affiliates) but excluding in each case any costs and expenses relating to or arising out of the NOG Assignments or for which Purchaser is expressly responsible for pursuant to the terms hereof; (b) all transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former Business Employee or any other individual service provider payable in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated by this Agreement or any other Transaction Document, in each case, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date) contemplated hereby or thereby, (c) any assignment or change in control payments or prepayment premiums, penalties, charges or similar fees or expenses that are required to be paid at the time of, or the payment of which would become due and payable as a result of the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby or thereby at the Closing (excluding any amount or payments that are included or taken into account of the calculation of Working Capital Liabilities), and (d) all outstanding and unpaid severance, retention, deferred compensation, bonus, commission or incentive obligations, whether or not accrued, in respect of any current or former Business Employee or any other individual, in each case, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments (calculated as if all such amounts were paid on the Closing Date).
“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Excluded Asset Assignment, (d) the Confidentiality Agreement, (e) the Escrow Agreement, and (f) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing. When Transaction Documents is used with respect to a specific Person, it means only those Transaction Documents to which such Person is a party.
“Transfer Taxes” is defined in Section 11.2.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“Unadjusted Purchase Price” is defined in Section 2.2.
“Units” is defined in subsection (a) of the definition of “Assets”.
“VDR” means those certain virtual data rooms maintained by or on behalf of Company at the following URLs: (i) https://secure.smartroom.com/app/main/#/Smart2059823 or (ii) https://secure.smartroom.com/app/main/#/Smart1467623.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local applicable Law.
“Wells” is defined in subsection (b) of the definition of “Assets”.
“Working Capital Assets” means the current assets of the Company Group as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with Accounting Principles but (a) including oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, materials and supplies, other assets and current assets associated with discontinued operations, and (b) excluding any (i) Tax assets, (ii) current assets constituting Excluded Assets, and/or (iii) Company Hedge assets.
“Working Capital Liabilities” means the current liabilities of the Company Group as of the Effective Time (including any Indebtedness), each determined in accordance with Accounting Principles but excluding any (a) Tax liabilities, (b) Plugging and Abandoning or asset retirement obligations, (c) Environmental Liabilities, (d) Transaction Costs, (e) any Credit Document Indebtedness (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon), (f) any liabilities related to Company Hedges, (g) any insurance premiums attributable to the insurance policies held by Company Group for coverage periods after the Effective Time, and/or (h) any deferred liabilities with respect to any payments made to Salt Creek Midstream, LLC pursuant to that certain Side Letter related to Gas Gathering, Purchase and Processing Agreement, dated July 27, 2018, between Salt Creek Midstream, LLC and Scala Energy Assets, LLC, a Delaware limited liability company (“Scala”).
“Working Interest” means, with respect to any Oil and Gas Property or Future Location, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property or Future Location required to be borne with respect thereto, but without regard to the effect of any Royalties.
Section 1.2    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (o) any reference in this Agreement to “made available” or “provided” to Purchaser or its Representatives means a document or other item of information that was provided or made available to Purchaser or its Representatives in the VDR in connection with the transactions contemplated by this Agreement at least one (1) Business Day prior to the Execution Date.
ARTICLE 2

PURCHASE AND SALE
Section 2.1    Purchase and Sale. Subject to the terms and conditions contained in this Agreement, each Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and pay for, each Seller’s interest in and to the Subject Securities.
Section 2.2    Purchase Price. The consideration payable by Purchaser for the Subject Securities shall be One Billion Five Hundred Million Dollars ($1,500,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).
Section 2.3    Deposit.
(a)    Within one (1) Business Day of the Execution Date, Purchaser will deposit with the Escrow Agent an amount in cash equal to seven and one-half percent (7.5%) of the Unadjusted Purchase Price (such amount, together with any and all interest and earnings accrued thereon under the Escrow Agreement after the Execution Date, the “Deposit”) via wire transfer of immediately available funds to the account or accounts designated by the Escrow Agreement, such Deposit to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(b)    In the event that Closing occurs, then on the Closing Date an amount equal to the entirety of the Deposit shall be converted to be the Holdback Amount in accordance with Section 13.7(a).
(c)    If for any reason this Agreement is terminated in accordance with Section 12.1, then the Deposit shall be disbursed as provided in Section 12.2.
Section 2.4    Adjustments to the Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:
(a)    increased or decreased with respect to the Effective Time Working Capital as follows:
(i)    increased, by an amount equal to the Effective Time Working Capital in the event the Effective Time Working Capital is a positive amount;
(ii)    decreased, by an amount equal to the absolute value of the Effective Time Working Capital in the event the Effective Time Working Capital is a negative amount;
(b)    increased, by an amount equal to the aggregate amount, if any, of all Cash and Cash Equivalent capital contributions made after the Effective Time to the Company Group by Sellers or any Person who, directly or indirectly, owns a Security in the Company Group;
(c)    increased or decreased with respect to certain Hedge Losses and/or Hedge Gains and other costs, fees and expenses paid or received associated with Company Hedges as follows (without duplication):
(i)    decreased, by an amount equal to the aggregate amount of all Hedge Losses and any other costs, fees or expenses attributable to the Company Hedges paid by any member of the Company Group on or after the Effective Time, excluding any payments made at the Closing from the proceeds of the Closing Payments or the Closing Distribution;
(ii)    increased, by an amount equal to the aggregate amount of Hedge Gains attributable to the Company Hedges actually received by any member of the Company Group on or after the Effective Time;
(d)    increased or decreased with respect to certain Credit Document Indebtedness as follows:
(i)    decreased by an amount, if any, equal to (A) any Pre-Effective Time Credit Document Indebtedness (expressly including any interest payments or any other fees, charges or penalties associated with the retirement of such Credit Document Indebtedness) and (B) any interest payment on any Post-Effective Time Credit Document Indebtedness or other fees, charges or penalties associated with the retirement of such Post-Effective Time Credit Document Indebtedness, in each case, to the extent that such amount is paid or satisfied by the Company Group during the period after the Effective Time and prior to the Closing, excluding any payments made at the Closing from the proceeds of the Closing Payment or the Closing Distribution;
(ii)    increased by an amount, if any, equal to the principal amount of any Post-Effective Time Credit Document Indebtedness (but expressly excluding any interest accrued thereon or any other fees, charges or penalties associated with the retirement of such Post-Effective Time Credit Document Indebtedness, which will instead decrease the Unadjusted

Purchase Price pursuant to Section 2.4(d)(i)) of the Company Group, but only to the extent that such principal amount is paid or satisfied out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6;
(iii)    decreased by an amount, if any, equal to any Credit Document Indebtedness (including any interest accrued thereon or any other fees, charges or penalties associated with the retirement of such Credit Document Indebtedness) that is outstanding immediately prior to the Closing, that is not retired and satisfied in full at the Closing from the proceeds of the Closing Payment or the Closing Distribution;
(e)    decreased by the amount, if any, of all Leakage occurring on or after the Effective Time and prior to or at the Closing (including, without duplication, the Closing Distribution);
(f)    decreased with respect to Defects (which shall be reduced by any Title Benefits determined pursuant to Section 3.2(h)) in accordance with Section 3.2(g) and/or any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 3.2(g)(ii);
(g)    increased or decreased with respect to Excluded Assets as follows:
(i)    increased, by an amount equal to the aggregate amounts of Cash and Cash Equivalents actually received by the Company Group during any period from and after the Effective Time attributable to or earned from any Excluded Assets;
(ii)    decreased, by the amount of all Property Costs or other costs and expenses, including all prepaid costs and expenses, incurred or paid by the Company Group after the Effective Time, in each case, that are incurred in connection with the ownership or operation of the Excluded Assets, including any other costs, fees, expense or liability incurred or paid in connection with the disposition, transfer, dividend or distribution of the Excluded Asset after the Effective Time;
(h)    decreased, by an amount equal to the Transaction Costs (x) paid by the Company Group after the Effective Time and prior to Closing or (y) that remain outstanding and the obligation of the Company Group as of the Closing (to the extent not satisfied out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6);
(i)    increased or decreased with respect to Taxes as follows:
(i)    increased, by (A) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by any Seller, its Affiliates (other than the Company Group) or any Seller’s direct or indirect owners, and (B) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by the Company Group prior to the Effective Time;
(ii)    decreased, by (A) the amount of all Pre-Effective Time Company Taxes that are paid or otherwise economically borne by Purchaser or any of its Affiliates (other than the Company Group) or Purchaser’s direct or indirect owners, and (B) the amount of all Pre-Effective Time Company Taxes that are (I) paid or otherwise economically borne by the Company Group after the Effective Time but prior to the Closing Date or (II) unpaid as of the Closing Date;
(j)    decreased, by an amount equal to Twenty-Five Million Dollars ($25,000,000) to account for certain agreed budgetary and infrastructure adjustments; and

(k)    increased, or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement as expressly increasing or decreasing the Unadjusted Purchase Price or otherwise agreed upon in writing by Sellers and Purchaser.
Section 2.5    Adjustment Procedures.
(a)    All adjustments to the Unadjusted Purchase Price shall be made (A) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP and COPAS (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control), as consistently applied by the Company Group prior to Closing (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments to the extent inconsistent with the provisions of Section 11.1 and (B) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the determination of the calculation of Effective Time Working Capital shall be subject to any other adjustment to the Unadjusted Purchase Price. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Sellers’ Representative’s good-faith estimates will be used at Closing subject to final adjustments in accordance with the terms hereof.
(b)    Notwithstanding anything to the contrary in this Agreement, in determining the adjustments contemplated under Section 2.4(a), the following shall be taken into account to the extent not in express conflict with the definitions of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities; provided that the following shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities:
(i)    the following shall be deemed to constitute Working Capital Assets (without duplication or limitation):
(A)    all Cash and Cash Equivalents of the Company Group at the Effective Time, and all unpaid refunds on deposits, prepayments or similar items and all insurance proceeds receivable by the Company Group attributable to periods prior to the Effective Time;
(B)    the amount of all pre-paid or deposited Property Costs paid by or on behalf of the Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time that are not reimbursed or repaid to any member of the Company Group prior to the Effective Time, including (1) bond and insurance premiums and deductibles paid or borne by or on behalf of the Company Group with respect to any period after the Effective Time (prorated as applicable, and, with respect to any insurance premiums pertaining to insurance policies that will not be retained by the Company Group after Closing, limited only to prepayments for the period between the Effective Time and Closing), (2) Royalties, (3) cash calls to Third Party operators, (4) bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time and (5) annual registration fees and/or well registration fees not due and payable until after the Effective Time (prorated as applicable), but in any event excluding (x) any Transaction Costs, (y) any amount attributable to Excluded Assets, and (z) any amounts that would constitute “Leakage”;
(C)    the Company Group’s entitlement of any merchantable Hydrocarbons in tanks or storage facilities produced from or credited to the Assets, to the extent above the load line, produced from or attributable to the Assets at the Effective Time based upon the quantities in tanks or storage facilities that are (x) upstream of the pipeline connection or (y)

upstream of the sales meter, as applicable, as of the Effective Time, multiplied by the applicable Settlement Price, in each case, net of any Specified Hydrocarbon Deductions;
(D)    all unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties, in each case, net of any Specified Hydrocarbon Deductions, together with any other unpaid amounts receivables earned by or owed to the Company Group, in each case during any period before the Effective Time to the extent reasonably likely to be received by the Company Group within the one hundred and twenty (120)-day period after the Closing Date;
(E)    if any member of the Company Group is the operator under an operating agreement covering any of the Assets or assets then owned by the Company Group, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by the Company Group, any Seller or any of its or their Affiliates on behalf of the other joint interest owners without reimbursement prior to the Effective Time (including through netting of revenues paid to such joint interest owners) that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are (1) permitted to be charged to such joint interest owners under the applicable joint operating agreement, production sharing agreement or similar Contract and (2) reasonably likely to be received by the Company Group within the one hundred and twenty (120)-day period after the later of (x) the Closing Date and (y) with respect to any such costs and expenses attributable to the Turks Fee 07 211H Well, the date on which a pooling order is granted with respect to such Well; and
(F)    with respect to any Imbalances where the Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate cash amount owed by Third Parties to the Company Group for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.
(ii)    the following shall be deemed to constitute Working Capital Liabilities (without duplication or limitation):
(A)    the amount of all Property Costs payable by the Company Group that are unpaid as of the Effective Time with respect to operations on or relating to the Assets that are attributable to periods prior the Effective Time; and
(B)    with respect to any Imbalances where the Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by the Company Group to Third Parties for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.
(c)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
(d)    For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.
(e)    Surface use or damage fees and other Property Costs that are paid periodically (including deficiency or shortfall payments to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually, or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(f)    In determining the amount of the Working Capital Assets, oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, materials and supplies, other assets and current assets associated with discontinued operations shall be valued, in each case, based on the applicable fair market value of such assets and property as of the Effective Time.
(g)    “Earned” and “incurred,” as used in Section 2.4 and this Section 2.5, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.
Section 2.6    Closing Date Flow of Funds. Contemporaneously with Closing:
(a)    The Closing Payment shall be disbursed at the Closing as follows:
(i)    First, to the amount of any Credit Document Indebtedness of the Company Group (including any Post-Effective Time Credit Document Indebtedness) outstanding as of the Closing Date, to the applicable holders of such Credit Document Indebtedness (including any such amounts required to obtain at Closing the releases, terminations and instruments referenced in Section 10.2(f) that constitute or create any Liens binding on the Assets or the Subject Securities, or that secure any such Credit Document Indebtedness of a Seller or an Affiliate of such Seller), as specified in the Payoff Letters;
(ii)    Second, to the extent any Hedge Losses amounts are owed by the Company Group at Closing in connection with any Company Hedge liquidations, to the Persons owed any amounts in connection therewith, as set forth in the Preliminary Settlement Statement;
(iii)    Third, to the extent any Transaction Costs are due and payable or outstanding as of Closing, to the Persons owed any such Transaction Costs, as set forth in the Preliminary Settlement Statement; and
(iv)    Fourth, the remainder of the Closing Payment to the Person(s) and account(s) designated by Sellers’ Representative as set forth in the Preliminary Settlement Statement.
(b)    Sellers shall cause the Company Group to make the Closing Distribution to the Person(s) and account(s) designated by Sellers’ Representative in the Preliminary Settlement Statement.
Section 2.7    Closing Payment and Post-Closing Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Company shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Company’s good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in Section 2.4 and subject to the procedures set forth in Section 2.5, (ii) the Persons, accounts and amounts of disbursements that are required to receive such amounts in accordance with Section 2.6 (including the amounts Sellers’ Representative designates and nominates to receive the portions of the Closing Payment and Closing Distribution under Section 2.6(a)(iv) and Section 2.6(b)), and (iii) the wiring instructions for all such payments and disbursements, in each case, in accordance with this Agreement. Company shall supply to Purchaser reasonable documentation in the possession of the Company Group, Sellers, or any of their respective Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Company and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Company’s draft Preliminary Settlement Statement, Purchaser may deliver to Sellers and Company a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes, and Sellers shall consider such proposed changes in good faith. Sellers and Purchaser shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Purchaser’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Company will be used to adjust the Unadjusted Purchase Price at Closing; provided that any adjustments with respect to disputed alleged Defects or Title Benefits and any Title Defects subject to post-Closing cure (which amounts shall be included in the Defect Deposit, if applicable) shall be exclusively addressed and resolved exclusively under Section 3.2(i).
(b)    As soon as reasonably practicable after the Closing, but not later than the later of (i) one hundred twenty (120) days following the Closing Date and (ii) five (5) Business Days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i), Purchaser shall prepare and deliver to Sellers’ Representative a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. Purchaser shall, at Sellers’ Representative’s request, make reasonable documentation in the possession of Purchaser’s Representatives, Purchaser, or its Affiliates available to support the final figures. As soon as reasonably practicable, but not later than the fifteenth (15th) day following receipt of Purchaser’s statement hereunder (the “Dispute Period”), Sellers’ Representative may deliver to Purchaser a written report containing any changes that Sellers propose in good faith be made in such statement, if any, together with a brief explanation of any such changes (the “Dispute Notice”). Any changes not so specified in such Dispute Notice shall be deemed waived and Purchaser’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such Dispute Notice shall prevail. If Sellers’ Representative fails to timely deliver a Dispute Notice in the Dispute Period the final settlement statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties and will be final and binding on the Parties (without limiting Section 11.1(c)) and not subject to further audit or arbitration. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ten (10) days following Purchaser’s receipt of Sellers’ Representative’s Dispute Notice (if any) delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, then either Party may (upon not less than one (1) Business Day’s prior written notice to the other Party) refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.7(b) to the Houston office of KPMG, LLP or another mutually agreeable nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Sellers’ Representative (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.7(b). If the Parties are unable to mutually agree upon an Accounting Referee, then the Houston office of the AAA shall choose such Accounting Referee. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Accounting Referee’s determination shall be made, based on materials submitted to the Accounting Referee as described above and not by independent review, within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties (without limiting Section 11.1(c)), without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of this Agreement (including Section 2.4 and Section 2.5) and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.7), or penalties to any Party with respect to any matter. Each Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Sellers shall collectively bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (A) the expiration of the Dispute Period without delivery of a Dispute Notice or (B) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, (1) if the Adjusted Purchase Price, as finally determined pursuant to this Section 2.7, exceeds the sum of the Closing Payment, plus the Deposit, plus the Specified Matters Deposit Amount, plus the Defect Deposit (if any), Purchaser shall pay to the Persons as directed by Sellers’ Representative by wire transfer of immediately available funds to an account(s) designated by Sellers’ Representative in writing an amount in cash equal to such excess or (2) if the sum of the Closing Payment plus the Deposit, plus the Specified Matters Deposit Amount, plus the Defect Deposit (if any) is less than the Adjusted Purchase Price, as finally determined pursuant to this Section 2.7, then Sellers shall collectively pay to Purchaser by wire transfer of immediately available funds to an account(s) designated by Purchaser in writing an amount in cash equal to such shortfall.
(c)    Sellers’ Representative and each Seller shall promptly assist Purchaser in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.7(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing. Following the Closing and until the Adjusted Purchase Price is finalized, Purchaser and the Company Group shall promptly (i) make available to Sellers’ Representative and each Seller all reasonably requested Records, including all invoices and receipts, and (ii) provide reasonable access to Purchaser and its Affiliate’s personnel during normal business hours, in each case, to the extent reasonably necessary for Sellers’ Representative and each Seller to review and provide comments to the proposed final settlement statement(s) proposed by Purchaser.
(d)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.
Section 2.8    Tax Treatment; Allocation of Purchase Price. The Parties agree that (a) the transactions contemplated by this Agreement will be treated for U.S. federal and applicable state and local income tax purposes as (i) a sale of partnership interests of the Company by Sellers, which shall, for the avoidance of doubt, cause the Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes, and (ii) an acquisition of the assets of each member of the Company Group by Purchaser, in each case, as described in Revenue Ruling 99-6, situation 2. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law. Each of Sellers’ Representative and Purchaser shall use commercially reasonable efforts to agree upon an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes with respect to the amounts allocated to the Assets, then among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the Cut-Off Date (the “Allocation”). If Sellers’ Representative and Purchaser reach an agreement with respect to the Allocation, (a) Sellers’ Representative and Purchaser shall use commercially reasonable efforts to update the Allocation in a manner consistent with Sections 751, 755 and 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, (b) Sellers and Purchaser shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594, any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code, which, in each case, Sellers and Purchaser shall timely file with the IRS, as applicable, and neither Sellers nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that (i) to the extent Sellers’ Representative and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (ii) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
Section 2.9    Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided, however, that (a) Purchaser shall use commercially reasonable efforts to (i) provide to Sellers’ Representative written notice of its intent to so deduct and withhold reasonably in advance of any such deduction or withholding, along with a description of the legal basis therefor, (ii) cooperate with Sellers’ Representative to minimize the amount of any applicable withholding to the Sellers to the extent permitted by applicable Law, and (iii) consider in good faith any claim by Sellers’ Representative that such withholding is not required or should be imposed at a reduced rate, and (b) Sellers’ Representative shall be given a reasonable opportunity to provide any Tax forms which might reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.
ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS
Section 3.1    Title and Environmental Matters. Purchaser hereby acknowledges and agrees, without limitation of Sellers’ and the Company’s representations and warranties set forth in Section 5.8, Section 5.13, Section 5.15, Section 5.16, Section 5.17, Section 5.18, Section 5.30, Section 5.32, Section 5.33, Section 5.35, and Section 5.36 (and the applicable indemnity rights under Section 13.2(d) with respect to such representations and warranties), prior to Closing this Article 3, the conditions to Closing set forth in Article 9 and the rights and remedies set forth in Article 12 and Section 13.2(e) (with respect to clauses (a), (d) and (h) of the definition of “Specified Liabilities”) set forth Purchaser’s sole and exclusive remedy against any member of the Seller Group with respect to (i) any Defect, (ii) the failure of any member of the Company

Group or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (iii) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances, or any other environmental condition or obligation with respect to the Assets.
Section 3.2    Defects; Adjustments.
(a)    Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect pursuant to this Article 3, Purchaser must deliver to Sellers’ Representative a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect on or before 5:00 p.m. Central Time on the date that is forty-five (45) days after the Execution Date (the “Defect Deadline”); provided that Purchaser shall use commercially reasonable efforts to provide to Sellers’ Representative written updates no later than 5:00 p.m. Central Time on each Friday between the Execution Date and the Defect Deadline (which notices may be preliminary in nature and may be amended or supplemented by a Defect Notice) that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided, further, that Purchaser’s failure to provide such preliminary notice with respect to any Defect shall not prejudice or restrict in any respect Purchaser’s right to subsequently assert such Defect in a Defect Notice on or before the Defect Deadline, nor shall such failure be deemed a breach of this Agreement. In order to be a valid Defect Notice as to an alleged Defect, each such Notice shall be in writing and must include the following:
(i)    a description of the alleged Defect;
(ii)    a description of the Asset subject to such alleged Defect;
(iii)    the Allocated Value of each Asset subject to the alleged Defect;
(iv)    Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;
(v)    all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives’ possession or reasonable control and relied upon by Purchaser in supporting Purchaser’s assertion and claim of such Defect; and
(vi)    with respect to any alleged Environmental Defect, if applicable, reference to the all applicable Environmental Laws, if known, that have been violated or that require Remediation with respect to the applicable Assets as of the Effective Time.
SUBJECT TO, AND WITHOUT LIMITATION OF, SELLERS’ AND THE COMPANY’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.8, SECTION 5.13, SECTION 5.15, SECTION 5.16, SECTION 5.17, SECTION 5.18, SECTION 5.30, SECTION 5.32, SECTION 5.33, SECTION 5.35, AND SECTION 5.36 (AND THE APPLICABLE INDEMNITY RIGHTS UNDER SECTION 13.2(D) WITH RESPECT TO SUCH REPRESENTATIONS AND WARRANTIES), THE CONDITIONS TO CLOSING SET FORTH IN ARTICLE 9 AND THE RIGHTS AND REMEDIES SET FORTH IN ARTICLE 12 AND SECTION 13.2(E) (WITH RESPECT TO CLAUSES (A), (D) AND (H) OF THE DEFINITION OF “SPECIFIED LIABILITIES”), ABSENT FRAUD, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS’ REPRESENTATIVE HAS NOT

RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT NOTICE THAT SATISFIES EACH OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(A) (OR WITH RESPECT TO SECTION 3.2(A)(I), SECTION 3.2(A)(V) AND SECTION 3.2(A)(VI), IN ALL MATERIAL RESPECTS).
(b)    Notice of Title Benefits. As a condition to Sellers asserting any claim with respect to any alleged Title Benefit, should Sellers discover any Title Benefit on or prior to the Defect Deadline, Sellers shall have the right, but not the obligation, but in no event later than the Defect Deadline, to deliver to Purchaser a written notice (each a “Title Benefit Notice”), which such Title Benefit Notice shall include:
(i)    a description of the alleged Title Benefit;
(ii)    a description of the Oil and Gas Property subject to such alleged Title Benefit;
(iii)    the Allocated Value of each Oil and Gas Property subject to the alleged Title Benefit;
(iv)    Sellers’ good faith estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Party’s estimate is based; and
(v)    supporting documents reasonably necessary for Purchaser and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or investigate the existence of the alleged Title Benefit.
SELLERS SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS’ REPRESENTATIVE HAS NOT SENT TO PURCHASER ON OR BEFORE THE DEFECT DEADLINE A VALID NOTICE THAT SATISFIES EACH OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(B) (OR WITH RESPECT TO SECTION 3.2(B)(I) AND SECTION 3.2(B)(V) IN ALL MATERIAL RESPECTS).
(c)    Option to Cure Defects. Sellers shall have the right, but not the obligation to attempt, at Sellers’ sole cost, to cure or remove, on or prior to the applicable Cure Deadline, any Defects asserted in a valid Defect Notice; provided that, if Sellers elect to cure any Title Defects after Closing, then Sellers shall notify Purchaser of its election prior to or contemporaneously with Seller’s delivery of the Preliminary Settlement Statement. Alleged Defects shall be deemed to have been cured or removed if Sellers’ Representative and Purchaser agree that, or if there has been a final determination pursuant to Section 3.2(i) that, (i) with respect to Title Defects, the Future Locations or Wells affected by such alleged Defect are free of such Defect as of the applicable Cure Deadline, or (ii) with respect to Environmental Defects, such Environmental Defect has been Remediated, as of the applicable Cure Deadline. If any asserted Defect is not cured or removed, or if Sellers’ Representative and Purchaser cannot agree as to whether such Defect has been cured, Remediated or removed, and it is finally determined by the applicable Defect Referee in accordance with Section 3.2(i) that such Defect is not cured, Remediated or removed by the Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. Any Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of such Seller’s right to dispute the validity, nature or value of, or cost to cure, such Defect.

(d)    Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that actually burdens, encumbers or affects a Future Location or Well (the “Defect Amount”) shall be determined as follows:
(i)    if Purchaser and Sellers’ Representative agree on the Defect Amount, that amount shall be the Defect Amount;
(ii)    if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company Group’s interest in the affected Future Location or Well;
(iii)    if a Title Defect as to the applicable Subject Formation affecting any Well or Future Location represents a negative discrepancy between (A) the actual Net Revenue Interest for the applicable Subject Formation as to such Well or Future Location and (B) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation for such Well or Exhibit A-3 for such Subject Formation for such Future Location over the productive life of such Well or Future Location, as applicable, and in such case there is a proportionate decrease in the actual Working Interest with respect to the applicable Subject Formation as to such Well or Future Location, as applicable, from the Working Interest stated on Exhibit A-2 for such Subject Formation for such Well or Exhibit A-3 for such Subject Formation for such Future Location over the productive life of such Well or Future Location, as applicable, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Well or Future Location, as applicable multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well or Exhibit A-3 for such Future Location, as applicable, minus (II) the actual Net Revenue Interest as to the applicable Subject Formation as to such Well or Future Location, as applicable, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Subject Formation for such Well or Exhibit A-3 for such Subject Formation for such Future Location, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Subject Formation for such Well or Exhibit A-3 for such Subject Formation for such Future Location, as applicable, throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only (provided, that with respect to any Future Location or Well that includes Leases with sliding-scale royalties, for purposes of this Section 3.2(d)(iii), (X) the Net Revenue Interest percentage shown for the Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable, shall be deemed to be the applicable “Avg. NRI” percentage shown for such Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable, and (Y) the actual average Net Revenue Interest for each of the applicable Leases contributing to such Future Location or Well, as applicable, shall be used to determine the actual Net Revenue Interest for the applicable Subject Formation as to such Well or Future Location);
(iv)    if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the applicable Subject Formation as to a Future Location or Well of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iii), including if a Title Defect affecting a Future Location or Well that includes Leases with sliding-scale royalties impacts the affected Future Location or Well for less than the productive life thereof, or has a disparate impact on liquid versus gaseous Hydrocarbons, the Defect Amount shall be determined by taking into account the Allocated Value of the Future Location or Well so affected, the portion of the Company Group’s interest in the applicable Subject Formation as to such Future Location or Well affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the applicable Subject Formation as to such Future Location or Well, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to the Company Group’s Working

Interest, and such other reasonable factors as are necessary to make a proper evaluation and determination of such value (provided, that with respect to any Future Location or Well that includes Leases with sliding-scale royalties, for purposes of this Section 3.2(d)(iv), (X) the Net Revenue Interest percentage shown for the Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable, shall be deemed to be the applicable “Avg. NRI” percentage shown for such Subject Formation as to such Future Location or Well, as applicable, on Exhibit A-3 or Exhibit A-2, as applicable, and (Y) the actual average Net Revenue Interest for each of the applicable Leases contributing to such Future Location or Well, as applicable, shall be used to determine the actual Net Revenue Interest for the applicable Subject Formation as to such Well or Future Location);
(v)    if a Defect is an Environmental Defect, the Defect Amount shall be equal to the cost to Remediate the Asset subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with applicable Environmental Laws, taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like), if such responses are appropriate and allowed under Environmental Laws, may be the lowest-cost manner reasonably available and, where applicable, to the extent required by applicable Governmental Authorities; provided, however, such Defect Amount shall expressly exclude (A) if any Seller is conducting the Remediation, the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (C) overhead costs of Purchaser or its Affiliates, and (D) any Remediation costs, fees or expenses charged or chargeable solely to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;
(vi)    the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(vii)    notwithstanding anything to the contrary in this Agreement, with respect only to Title Defects, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to all Title Defects as to a Well or Future Location shall not exceed the Allocated Value of such Well or Future Location (after giving effect to any applicable adjustments due to prior Defects), except with respect to Liens that are liquidated in amount with recourse to any member of the Company Group or the Assets.
(e)    Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(i)    if a Title Benefit applicable to any Subject Formation as to any Well or Future Location represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Formation as to such Well or Future Location and (B) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Exhibit A-3 for such Future Location, and in such case there is a proportionate increase in the actual Working Interest with respect to the applicable Subject Formation as to such Well or Future Location, as applicable, from the Working Interest stated on Exhibit A-2 for the Company Group with respect to such Subject Formation for such Well or Exhibit A-3 for the Company Group with respect to such Subject Formation for such Future Location, as applicable then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of such Subject

Formation as to such Well or Future Location multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest of such Subject Formation as to such Well or Future Location minus (II) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Exhibit A-3 for such Future Location, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Exhibit A-3 for such Future Location; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Exhibit A-3 as to such Future Location throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and
(ii)    if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Future Location or Well so affected, the portion of the Company Group’s interest in the Future Location or Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Future Location or Well, the values placed upon the Title Benefit by Purchaser and such other reasonable factors as are necessary to make a proper evaluation and determination of such value.
(f)    Individual Defect Threshold and Defect Deductibles; Title Benefit Amounts. Notwithstanding anything to the contrary in this Agreement:
(i)    except as otherwise provided in this Section 3.2(f), there shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Defect or Defects to the extent the Defect Amount for any valid individual Defect is less than the applicable Individual Defect Threshold (it being agreed that the Individual Defect Threshold represents a threshold and not a deductible);
(ii)    with respect to all valid Defects where the Defect Amount thereof exceeds the applicable Individual Defect Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof that exceeds the Individual Defect Threshold also exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (it being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold);
(iii)    notwithstanding anything herein to the contrary, if a single Title Defect affects multiple Wells or Future Locations, then the Defect Amounts with respect to such Title Defect as to all such Wells or Future Locations, as applicable, shall be aggregated for purposes of calculating whether the Defect Amount associated with such Title Defect exceeds the applicable Individual Defect Threshold;
(iv)    notwithstanding anything herein to the contrary, with respect to any Defect that is a Title Defect, the applicable Individual Defect Threshold and the Defect Deductible shall not apply to any recourse under this Agreement (including any adjustments to the Unadjusted Purchase Price) with respect to any Special Warranty Defect; and
(v)    the Parties agree that for purposes of calculating the Individual Defect Threshold pursuant to this Section 3.2(f), if an Environmental Defect which is regulatory or permitting deficiency and not a physical condition affects multiple properties or Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or prepare and file the same type of plan (including spill, prevention, control, and countermeasure plans) or report), then the Defect Amounts associated with such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Defect Threshold.
(g)    Sole and Exclusive Remedies for Defects. Subject to each Seller’s right to cure, Remediate, or dispute the existence of, a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated (and further subject to Purchaser’s right to dispute the validity of such cure or Remediation) on or prior to the applicable Cure Deadline, then:
(i)    subject to Section 3.2(f), Section 3.2(h), and each Seller’s rights under Section 3.2(g)(ii), with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the applicable Individual Defect Threshold, the Unadjusted Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects, but only to the extent such aggregate sum with respect to such Defects exceeds the Defect Deductible, it being the intention of the Parties that the Defect Deductible constitutes a deductible and not a threshold;
(ii)    notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), if and only if the Defect Amount for a given Title Defect equals or exceeds ninety percent (90%) of the Allocated Value of the applicable Well or Future Location, then, in each case, Sellers shall have the right, but not the obligation, to elect in writing delivered to Purchaser prior to the Closing Date, to cause Company to exclude any Asset subject to any alleged Defect (along with any other leasehold rights, Surface Rights and Rights of Way, and gathering lines insofar as they are necessary to produce, save and treat Hydrocarbons from any excluded wells; provided that Sellers shall have no right to exclude any other facilities that are utilized in connection with any of the other Assets; provided, further, that Purchaser shall cause the Company to provide the transferee of any such Excluded Asset with pari passu capacity on and rights to use any tank batteries or other production facilities utilized in connection with such Excluded Assets at rates no greater than (x) those charged to Third Party working interest owners in such Excluded Assets (if applicable), or (y) if there are no such Third Party working interest owners, market rates for similar rights charged to non-Affiliated working interest owners in the County in which such Excluded Asset is located) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such Excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets and such Assets shall be conveyed to Sellers’ designated Affiliate and deemed to constitute an Excluded Asset, and (D) at Closing, Company shall execute and deliver an assignment of such Excluded Assets in accordance with Section 10.2(h).
(h)    Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, the amount of any decrease to the Unadjusted Purchase Price under Section 3.2(g) attributable to any Title Defects shall be offset by the sum of the aggregate Title Benefit Amounts attributable to all such Title Benefits; provided that for the avoidance of doubt, any Title Benefit Amounts may only offset the aggregate downward adjustment for Title Defects, and may not result in any standalone adjustment.
(i)    Disputed Defects; Defect Escrow.
(i)    Sellers’ Representative and Purchaser shall use good faith efforts to agree prior to Closing (and if applicable for any Title Defects that Sellers have elected to attempt to cure after Closing, prior to the Cure Deadline) on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure or Remediation thereof). If Sellers’ Representative and

Purchaser are unable to agree on the scope, interpretation and effect of this Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts by the Closing Date, or if Sellers’ Representative elects to attempt to cure any Title Defect following the Closing Date, then, no adjustments shall be made to the Unadjusted Purchase Price at Closing with respect to such disputed Title Benefits, Title Benefit Amounts, Defects, Defect Amounts, or with respect to any Title Defects which Seller has elected to cure following the Closing Date; provided that, with respect to any such disputed Defects or Defect Amounts associated with Title Defects which Seller has elected to cure following the Closing Date, at Closing, Purchaser shall, to the extent the Defect Deposit is a positive amount, deposit with the Escrow Agent a portion of the Adjusted Purchase Price equal to the Defect Deposit, which shall be held by the Escrow Agent and released to the appropriate Party as provided in this Section 3.2(i) and the terms of the Escrow Agreement.
(ii)    If Sellers’ Representative and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, Remediation or amount of (A) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or Defect Amounts associated with Title Defects or any disputes as to the interpretation and effect of this Article 3 in connection with any other Title Disputed Matter (each, a “Title Disputed Matter”) by the date one hundred (100) days after the Closing Date, or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects or any disputes as to the interpretation and effect of this Article 3 in connection with any other Environmental Disputed Matter (each, an “Environmental Disputed Matter”, and together with the Title Disputed Matters, the “Disputed Defect Matters”) by the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such Disputed Defect Matters shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the twenty (20) Business Day period following (1) the date that is one hundred (100) days after the Closing Date, each of Sellers and Purchasers shall submit in writing its proposed resolution of each Title Disputed Matter to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the state where the applicable Asset is located as selected by mutual agreement of Purchaser and Sellers’ Representative, or absent such agreement during such twenty (20) Business Day period, by the Houston, Texas office of the AAA (the “Title Referee”) and (2) the Closing Date, each of Sellers and Purchasers shall submit in writing its proposed resolution of each Environmental Disputed Matter to a nationally recognized independent environmental consulting firm or environmental attorney experienced in resolving Environmental Liabilities mutually acceptable to Sellers’ Representative and Purchaser or, absent such agreement during such twenty (20) Business Day period, by the Houston office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). If the Defect Referee is not agreed upon during the twenty (20) Business Day period described above, then the deadline for either Party to submit its written proposal with respect to the applicable Disputed Defect Matters shall be tolled until twenty (20) Business Days after the applicable Defect Referee is appointed. The Defect Referee shall not have worked as an employee, outside counsel or consultant, or in any other capacity, for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.
(iii)    There shall be a single arbitration proceeding for all Title Disputed Matters properly submitted to the Title Referee and a single arbitration proceeding for all Environmental Disputed Matters properly submitted to the Environmental Referee. Each arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2(i)(iii). The applicable Defect Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Neither Purchaser nor Sellers nor Sellers’ Representative may have any ex parte communications with the applicable Defect Referee’s determination of the applicable Disputed Defect Matters. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, neither Purchaser nor Seller nor Sellers’ Representative may submit any evidence, records, materials, data or information that was not included in a valid Defect Notice delivered to Sellers’ Representative by the Defect Deadline or in Sellers’ or Purchaser’s initial written submission to the applicable Defect Referee. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers, and environmental consultants.
(iv)    In no event shall the Defect Referee’s determination of (A) any Defect Amount with respect to any Defect be any lower than the amount asserted by Sellers’ Representative for such Defect or any greater than the amount asserted by Purchaser for such Defect or (B) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchaser for such Title Benefit or any greater than the amount asserted by Sellers’ Representative for such Title Benefit. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority regarding any Title Disputed Matter (with respect to the Title Referee) or Environmental Disputed Matter (with respect to the Environmental Referee), as applicable, and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 14.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the Disputed Defect Matters properly submitted to such Defect Referee by any Party and may not award any damages, interest or penalties to any Party with respect to any matter. The costs and expenses of the Defect Referee shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount awarded to each Party bears to the aggregate amount actually contested by such Party, including any costs incurred by the Defect Referee that are attributable to such Third Party consultation.
(v)     Promptly, and in any event within three (3) Business Days following the final determination by the applicable Defect Referee as to any Disputed Defect Matters, or within three (3) Business Days following the Cure Deadline (to the extent that Purchaser and Sellers’ Representative have agreed that Sellers have cured a Title Defect after Closing and on or before the Cure Deadline), Purchaser and Sellers’ Representative shall execute joint written instructions to the Escrow Agent to release from the Defect Deposit the applicable amount(s) in dispute to the Party or Parties that the Defect Referee has determined are entitled to such amount(s), or as agreed by the Parties, as applicable.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the exceptions and matters set forth on the Disclosure Schedules, each Seller represents and warrants to Purchaser on the Execution Date and the Closing Date the matters set out in this Article 4.
Section 4.1    Organization, Existence and Qualification. Such Seller is duly formed or organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
Section 4.2    Power. Such Seller has the requisite limited liability company power, authority, and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party at Closing.
Section 4.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller prior to or at Closing shall be duly and validly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).
Section 4.4    No Conflicts. Except as set forth on Schedule 4.4 and/or as required by the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, and performance of the terms and conditions hereof and thereof by such Seller, do not (a) conflict with, violate or result in a breach under any provision of the Governing Documents of such Seller, (b) result in (with or without the giving of notice, or passage of time or both) the creation of any Lien (other than any Permitted Securities Liens) on the Subject Securities or any Securities or Assets of any member of the Company Group, (c) violate any Order, regulation or decree applicable to such Seller as a party in interest, (d) violate any Law applicable to such Seller or by which any of the Assets owned by the Company Group are bound or affected, (e) require that any Consents be obtained, made or complied with or (f) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which such Seller is a party or which affects any of the Assets owned by the Company Group or the Subject Securities, except in each case of the foregoing clauses (c) through (f) for any matters that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement and any other Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 4.5    Litigation. Except as set forth on Schedule 4.5 and except with respect to any Action filed or threatened in writing by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder, there are no Actions currently pending before any Governmental Authority or, to such Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against such Seller or its Affiliates (other than any member of the Company Group) (a) with respect to the Subject Securities owned by such Seller; (b) that challenges the validity or enforceability of the obligations of such Seller under this Agreement or the obligations of such Seller under the other Transaction Documents to which it is or will be a party; or (c) that seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by such Seller of the transactions contemplated hereby or thereby.
Section 4.6    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership Actions pending against, being contemplated by or, to such Seller’s Knowledge,

threatened in writing against, such Seller or any Controlling Affiliate thereof. Such Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.
Section 4.7    Ownership of Subject Securities. Such Seller is the record and beneficial owner of all of the Subject Securities described on Schedule 5.5 as being owned by such Seller, free and clear of all Liens (other than Permitted Securities Liens). At the Closing, the delivery by such Seller to Purchaser of the Assignment will vest Purchaser with good title to all of the Subject Securities held by such Seller (as set forth on Schedule 5.5), free and clear of all Liens (other than Permitted Securities Liens).
Section 4.8    Brokers’ Fees. Except as set forth on Schedule 4.8 and any Transaction Costs, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller or any member of the Company Group for which Purchaser or any of its Affiliates (including the Company Group following the Closing) shall have any responsibility.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY GROUP
Subject to the exceptions and matters set forth on the Disclosure Schedules, Company represents and warrants to Purchaser on the Execution Date and the Closing Date the matters set out in this Article 5.
Section 5.1    Existence and Qualification. Each member of the Company Group is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
Section 5.2    Power. Each member of the Company Group has the requisite limited liability company power, authority and capacity to own, lease, and operate its properties, rights or assets, carry on its businesses as now conducted, to enter into, and deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 5.3    Authorization and Enforceability. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company (and all Transaction Documents required to be executed and delivered by the Company at the Closing shall be duly and validly executed and delivered by the Company) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 5.4    No Conflicts. Except as set forth on Schedule 5.4 and/or as required by the Antitrust Laws, the execution, delivery and performance by Company of this Agreement and the other Transaction Documents to which Company is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents and performance of the terms and conditions hereof and thereof by Company, do not (a) violate or result in a breach under any provision of the Governing Documents of any member of the Company Group, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation of any Lien (other than any Permitted Securities Liens) on the Subject Securities or any Securities or Assets of any member of the Company Group, (c) violate any Order, regulation or decree applicable to any member of the Company Group as a party in interest, (d) violate any Laws applicable to any member of the Company Group or by which any of the Subject Securities or any of the Assets owned by the Company Group are bound, (e)  require that any Consents be obtained, made or complied with or (f) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which any member of the Company Group is a party or which affects any of the Assets owned by the Company Group or the Subject Securities, except in each case of the foregoing clauses (b) through (f) for any matters that would not have, individually or in the aggregate, not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement and any other Transaction Documents to which Company is, or will be, a party or to materially impair Company’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is, or will be, a party.
Section 5.5    Capitalization.
(a)    Schedule 5.5 sets forth the ownership structure of each member of the Company Group, including all of the issued and outstanding Securities of such member of the Company Group and the record and beneficial ownership thereof. The Subject Securities constitute all of the issued and outstanding Securities in Company. The Subject Securities have been duly authorized and validly issued, and are fully paid and nonassessable (except as otherwise provided under applicable Law). No member of the Company Group has Subsidiaries or owns Securities in any Person except as disclosed in Schedule 5.5. Company has, either directly or indirectly through a member of the Company Group, good and valid title to the Securities of its Subsidiaries, free and clear of any and all Liens, other than Permitted Securities Liens.
(b)    Except as expressly set forth in the Governing Documents of any member of the Company Group, there will not be as of Closing, and except as expressly set forth in the Governing Documents of such member of the Company Group or any Seller, there are no (i) outstanding preemptive or other outstanding Rights with respect to the Securities of any member of the Company Group, (ii)  appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any member of the Company Group or requiring any member of the Company Group to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities of any member of the Company Group, (iii)  member agreements, irrevocable proxies, voting trusts, voting agreements, member or partnership rights, or other rights or Contracts relating to the voting of any Securities of any member of the Company Group and (iv) agreements or Rights granted by such member of the Company Group to any Person, or any right or privilege capable of becoming an agreement or Right, for the purchase, subscription, allotment or issue of any unissued Securities (including convertible Securities, warrants or convertible obligations of any nature) of such member of the Company Group. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Securities of Company or any member of the Company Group may vote.
(c)    Other than any Subsidiaries which are set forth on Part A of Schedule 5.5 (if any), such member of the Company Group does not own and, except as set forth on Part B of Schedule 5.5, has never owned, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) any Securities or interests in, or have (and except as set forth on Part B of Schedule 5.5 has not had) any investments in, any Person. There will be as of the Closing, no outstanding or authorized equity appreciation, phantom equity, profit participation, equity equivalent or based award or similar rights affecting any member of the Company Group.
(d)    No Securities of the Company or its Subsidiaries have been offered, issued, sold or transferred in violation of (i) any applicable Law or (ii) any preemptive, purchase or call options, subscription rights, rights of first refusal, Rights or other similar rights. Prior to the Execution Date, the Company has made available to Purchaser (or its representatives) true and complete copies of each Governing Document of the Company and its Subsidiaries and all amendments, waivers, or modifications thereto. Neither the Company nor any of its Subsidiaries are in breach of any such Governing Documents in any material respect. None of the Securities of the Company or its Subsidiaries (if any) have been certificated.
(e)    The Company has, either directly or indirectly through a member of the Company Group, good and valid title to the Securities of its Subsidiaries, free and clear of any and all Liens, other than Permitted Securities Liens.
Section 5.6    Financial Statements.
(a)    Prior to the Execution Date, the Company has delivered to Purchaser true and complete copies of (i) the audited consolidated financial statements of the Company and its Subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2022, and related consolidated statements of operations, member’s equity and cash flows, together with all related notes thereto and accompanied by reports thereon of the Company’s independent auditor and (ii) the unaudited consolidated statement of financial position of the Company Group as of March 31, 2023 (the “Balance Sheet Date”) and the related statements of operations, member’s equity and cash flows for the three (3) month period then ended, together with all related notes thereto ((i) and (ii), collectively, the “Financial Statements”), each of which is set forth on Schedule 5.6. Except as set forth in this Section 5.6, each of the Financial Statements has been prepared from the books and records of the Company Group and presents in all material respects, the financial position, results of operations, equity and cash flows or the revenues and operating expenses, as applicable, of the business represented thereby as of the date and for the period indicated therein, in each case, in accordance with GAAP (but excluding, for the avoidance of doubt, any supplemental oil and gas disclosures pursuant to ASC 932-235-50 et seq.) and without modification of the accounting principles used in the preparation thereof throughout the periods presented, except that the unaudited Financial Statements do not contain footnote disclosures and other presentation items required by Accounting Principles (which, if presented, would not differ materially from those presented in the corresponding audited Financial Statements).
(b)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, the Company Group maintains a system of internal accounting controls over financial reporting, that has been designed by, or under the supervision of, its principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. To Company’s Knowledge, there is not, and during the period from January 1, 2021 through the Execution Date there has not been, (i) any material deficiency or weakness in the system of internal accounting controls used by the Company and its Subsidiaries (if any), (ii) any fraud, corporate misappropriation or similar wrongdoing that involves any of the management of the Company Group or other employees who have a role in the preparation of financial statements or in the internal accounting controls used by the Company Group or (iii) any notice of any claim received by the Company or its Subsidiaries (if any) regarding any of the foregoing.
Section 5.7    No Undisclosed Liabilities. There are no liabilities or obligations, or any claim or judgment, of or with respect to the Company Group that would be required by GAAP to be reserved, reflected or otherwise disclosed on a balance sheet of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as set forth on Schedule 5.7, (b) liabilities reserved, reflected or otherwise expressly disclosed in the balance sheet of the Company Group as of the Balance Sheet Date included in the Financial Statements, (c) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date none of which results from or arises in connection with any breach, violation or default under any Law, Contracts, Permit or any tort, fraud or infringement, (d) Transaction Costs, (e) liabilities included in Effective Time Working Capital, (f) Excluded Assets, (g) Company Hedges, (h) any Credit Document Indebtedness or (i) liabilities that would not, individually or in the aggregate, be material to the Company Group, taken as a whole.
Section 5.8    Litigation. Except (a) as set forth on Schedule 5.8, (b) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Article 3 and Section 5.17, (c) with respect to Tax matters, which are addressed in Section 5.10, (d) for any Action filed by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereunder or (e) any ordinary course Actions with respect to the approval and/or issuance of Permits, Development Plans, pooling, communitization and/or unitization orders, (i) there are no Actions pending before any Governmental Authority against (A) any member of the Company Group or, to Company’s Knowledge, any of their respective officers, directors, equityholders, managers or members (in their capacities as such), (B) any Affiliate of such Seller (other than Company Group) or any of their respective officers, directors, equityholders, managers or members (in their capacities as such) or (C) to Company’s Knowledge, any Third Party (including any Third Party operator of the Assets), in each case of (B) or (C), which Action (1) relates to any Subject Securities, the Business, any Asset or any member of the Company Group’s ownership or operation thereof or (2) seeks to prevent the consummation of the transactions contemplated hereby or by any other Transaction Documents; and (ii) to Company’s Knowledge, no such unresolved Action has been threatened in writing. There are no unsatisfied Orders, writs, injunctions, judgements or decrees issued by a Governmental Authority outstanding against such Seller, the Company or its Subsidiaries or any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or members (in their capacities as such) related to any Subject Securities, the Business, any Asset or any member of the Company Group’s ownership or operation thereof.
Section 5.9    Bankruptcy. There are no bankruptcy, reorganization, insolvency or receivership Actions pending against, being contemplated by or, to Company’s Knowledge, threatened in writing against, any member of the Company Group. Each member of the Company Group is now Solvent and will not fail to remain Solvent solely as a result of any of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.10    Taxes. Except, in each case, as set forth on Schedule 5.10:

(a)    all material Tax Returns required to be filed by or with respect to each member of the Company Group have been duly and timely filed (taking into account any extension of the due date for filing), and each such Tax Return is true, correct and complete in all material respects;
(b)    all material Taxes owed by each member of the Company Group that have become due and payable (whether or not shown on any Tax Return) have been timely paid in full;
(c)    there are no Liens (other than Permitted Encumbrances) on any of the assets of the Company Group that arose in connection with any failure (or alleged failure) to pay any Taxes;
(d)    no Tax audits or Actions are being conducted, pending or threatened in writing with respect to any member of the Company Group;
(e)    there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company Group or Tax imposed on the Assets, and no power of attorney, that is currently in force, has been granted with respect to any matter relating to Taxes of the Company Group;
(f)    no member of the Company Group is, or has been, a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2);
(g)    other than pursuant to the limited liability company agreement of Company, none of the Assets are subject to any tax partnership agreement or are otherwise treated as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;
(h)    each member of the Company Group is classified for U.S. federal income Tax purposes either as a disregarded entity or as a partnership;
(i)    all withholding Tax and deposit requirements imposed on any member of the Company Group have been satisfied in all material respects;
(j)    no member of the Company Group is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding any commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes);
(k)    no written claim has been made by any Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to taxation in that jurisdiction;
(l)    no member of the Company Group has any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise, in each case, other than (A) any Combined Group all of the members of which are members of the applicable Company Group, and (B) with respect to any commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes;

(m)    no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any Straddle Period) beginning at or after the Effective Time as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting occurring on or prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing, (iii) an installment sale or open transaction disposition made prior to the Effective Time, (iv) the cash method of accounting or long-term contract method of accounting utilized prior to the Effective Time, or (v) any prepaid amount received or deferred revenue accrued prior to the Effective Time; and
(n)    each member of the Company Group is in material compliance with all applicable Laws relating to escheat or unclaimed abandoned property and no member of the Company Group is subject to, nor has received notice of, any audit or proceeding relating to any escheat or unclaimed or abandoned property obligations.
Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and Section 5.11 are the only representations and warranties of the Company in this Agreement with respect to Tax matters.
Section 5.11    Labor and Employee Benefits.
(a)    No member of the Company Group is, or has ever been, the W-2 issuing employer of any employee.
(b)    No member of the Company Group is a party to or bound by any Labor Agreement. No Business Employee is represented by any labor union, works council, or other labor organization, and no Labor Agreement is being negotiated by or on behalf of any Business Employee, in each case, with respect to their employment with the Employer Entity or services to the Company Group. Since June 1, 2020, there has not been any pending nor, to Company’s Knowledge, threatened unfair labor practice charges, material grievances, arbitrations, material labor disputes, strikes or concerted work stoppages against or affecting any member of the Company Group, and, in the past three (3) years, to Company’s Knowledge there have been no union organizing activities, demands or proposals for representation with respect to any member of the Company Group or Business Employee with respect to their employment with the Employer Entity or services to the Company Group.
(c)    Each member of the Company Group is, and for the past three (3) years has been, in material compliance with all applicable Laws regarding labor and employment practices.
(d)    To Company’s Knowledge, except as would not result in liability for the Company Group in any material respect: (i) each Business Employee and other individual who is providing, or within the past three (3) years has provided, services with respect to any member of the Company Group has been fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable under applicable Laws or Contract; and (ii) to Company’s Knowledge, each individual who is providing or within the past three (3) years has provided services to any member of the Company Group and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(e)    No Company Group member has incurred any material liability in the past three (3) years with respect to any sexual harassment or other discrimination allegations of which they are aware. To Company’s Knowledge, no complaints or allegations have been made in the past three (3) years to any member of the Company Group or its Representatives in writing that could reasonably be expected to result in any material liability with respect to any sexual harassment or other discrimination allegations relating to any Business Employee or any other individual providing services to the Company Group, that, if known to the public, would bring the Company Group into material disrepute.
(f)    There are no Company Plans sponsored, maintained, contributed to (or required to be contributed to) by any member of the Company Group, or under or with respect to which any member of the Company Group has any current or contingent liability or obligation. For purposes of this Agreement, a “Company Plan” is any Plan sponsored, maintained, contributed to (or required to be contributed to) by any member of the Company Group, excluding Employer Entity, or under or with respect to which any member of the Company Group, excluding Employer Entity, has any current or contingent liability or obligation. Each Plan sponsored or maintained by Employer Entity for the benefit of any Business Employee is referred to herein as a “Novo Plan.”
(g)    No Company Plan or Novo Plan is, and the Company Group does not sponsor, maintain, contribute or is required to contribute to, or otherwise has any current or contingent liability with respect to: (i) a plan that is subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA, (ii) a “multiemployer plan”, as that term is defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or in Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, including, in each case, as a consequence of at any time having been considered a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person.
(h)    Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 5.11, together with the representations and warranties in Section 5.8, Section 5.10 and Section 5.12 are the only representations and warranties of any Seller or Company in this Agreement with respect to employee benefit matters and (ii) the representations and warranties in this Section 5.11, together with the representations and warranties in Section 5.8 and Section 5.12 are the only representations and warranties of any Seller or Company in this Agreement with respect to labor and employment practices.
Section 5.12    Compliance with Laws. Except (a) as set forth on Schedule 5.12, (b) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Article 3 and Section 5.17, and (c) with respect to Tax matters, which are addressed in Section 5.10 and Section 5.11,  (i) each member of the Company Group’s ownership and operation of the Business and the Assets is, and has been for the last two (2) years, in material compliance with all applicable Laws, Permits or Orders in all material respects, and (ii) neither Seller, nor any member of the Company Group nor any of their respective Affiliates has received any written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law or Permit, or that it is under investigation by any Governmental Authority for potential non-compliance with any applicable Laws.
Section 5.13    Material Contracts.
(a)    Schedule 5.13(a) lists all Material Contracts as of the Execution Date. Prior to the Execution Date, Company has made available to Purchaser (or its representatives) true and complete copies of each such Material Contract and all amendments or modifications thereto.

(b)    Except as disclosed on Schedule 5.13(b), (i) neither Company nor its Subsidiaries, nor, to the Knowledge of Company, any other Person, is in material breach or default under any Material Contract, (ii) no written notice of material breach or material default to terminate or threatening to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part) has been received or delivered the applicable member of the Company Group under any such Material Contract, the final resolution of which is outstanding, and (iii) no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by Company or its Subsidiaries or, to the Knowledge of Company, any other Person party thereto.
(c)    Except for termination of any applicable Material Contract at or prior to the Closing pursuant to the express terms of this Agreement or any such Material Contract that expires at the end of its term (or renewal period) in accordance with its terms, each Material Contract of the Company Group is a valid and binding obligation of the applicable member of the Company Group, and is in full force and effect in all material respects and enforceable in accordance with its terms against such member of the Company Group and, to Company’s Knowledge, the other parties thereto.
Section 5.14    Outstanding Capital Commitments. Except as set forth on Schedule 5.14, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on any member of the Company Group or the Assets and that any member of the Company Group reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of Two Hundred Fifty Thousand Dollars ($250,000) (net to the Company Group’s Working Interests in such Oil and Gas Properties).
Section 5.15    Preferential Rights; Consents.
(a)    Except for filings required under Antitrust Laws, for Consents that are customarily obtained from and after Closing, and as set forth on Schedule 5.15(a), (i) no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required by such Seller, Company or its Subsidiaries for or in connection with the execution and delivery of this Agreement or any of the Transaction Documents or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby, and (ii) there are no Preferential Rights applicable to or triggered by the sale or transfer (directly or indirectly) of the Assets or Subject Securities of Company or its Subsidiaries contemplated by this Agreement.
(b)    Except for filings required under Antitrust Laws, for consents that are customarily obtained from and after Closing, and as set forth on Schedule 5.15(b), (i) no NOG Assignment Required Consent is required by Company or its Subsidiaries (if any) for or in connection with the NOG Assignment, (ii) to Company’s Knowledge, no NOG Assignment Other Consent is required by Company or its Subsidiaries (if any) for or in connection with the NOG Assignment, and (iii) there are no NOG Assignment Preferential Rights applicable to or triggered by the sale or transfer of the Assets in connection with the NOG Assignment; provided, that with respect to any such NOG Assignment Required Consent applicable to the Surface Rights and Rights of Way, this Section 5.15 shall be deemed limited to the Company’s Knowledge.
Section 5.16    Wells. Except as set forth on Schedule 5.16:

(a)    there are no Wells operated by Company or its Subsidiaries, or, to the Knowledge of Company, any other Well, (i) with respect to which there is an unresolved Order or Company or its Subsidiaries has received unresolved notice from any Governmental Authority requiring that such well be Plugged and Abandoned, or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, Contract and the Leases, that has not been plugged and abandoned in accordance with such applicable Contracts, Laws, and Leases;
(b)    to the Knowledge of Company, all Wells drilled by Company or its Subsidiaries, in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Contracts and Laws;
(c)    there are no Assets that have been plugged, dismantled, or abandoned by Company or its Subsidiaries (or, to the Knowledge of Company, any Third Party operator), in each case, in a manner that does not comply in all material respects with applicable Leases, Contracts and Laws;
(d)    to Company’s Knowledge, no Well which Company or its Subsidiaries hold an interest is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring prior to the Effective Time; and
(e)    to Company’s Knowledge, as of the Execution Date, all currently producing Wells operated by a member of the Company Group or its Affiliate (and related equipment and personal property) are in all material respects in an operatable state of repair, ordinary wear and tear excepted, except for (i) any Wells that are the subject of an operation set forth on Schedule 8.2, and (ii) any failures to be in an operatable state of repair that would not reasonably be expected to require expenditures by any member of the Company Group in excess of Two Hundred Fifty Thousand Dollars ($250,000) (net to the Company Group’s Working Interests in such Well), individually, or in the aggregate.
Section 5.17    Environmental. Except as set forth on Schedule 5.17:
(a)    there are no Actions pending or, to Company’s Knowledge, threatened in writing before any Governmental Authority against any member of the Company Group relating to any violation or breach of or liability under any Environmental Laws or Permits required by Environmental Laws with respect to the Company Group or any member of the Company Group’s ownership or operation of any Asset;
(b)    no member of the Company Group has entered into any agreements, consents, Orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws or Permits required by Environmental Laws by any member of the Company Group that relate to the use of the Assets and that require any material Remediation; and
(c)    no member of the Company Group has received any notice, reports, Order, or directive from any Governmental Authority or any other Person alleging any unresolved material violation of or liability under Environmental Laws or Permits required by Environmental Laws, including any of the foregoing asserting that any of the Assets owned or operated by any member of the Company Group is the subject of any material Remediation, removal, clean-up, response action, enforcement action or Order regarding any material actual or alleged presence or Release of Hazardous Substances that has not been finally resolved.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 5.17 are the only representations and warranties in this Agreement with respect to environmental matters, Environmental Laws and/or Environmental Liabilities.
Section 5.18    Royalties. Except as set forth on Schedule 5.18, to Company’s Knowledge, as of the Execution Date all Royalties attributable to the sale of Hydrocarbons, in each case, payable by any member of the Company Group have been properly and timely paid in all material respects (or are being held by such member of the Company Group as Suspense Funds).
Section 5.19    Imbalances. Except as set forth on Schedule 5.19, as of the Execution Date, (a) with respect to any of the Assets operated by any member of the Company Group, there are no material Imbalances with respect to the Company Group or any of the Assets as of the date(s) set forth on Schedule 5.19, and (b) with respect to any of the Assets not operated by a member of the Company Group, to Company’s Knowledge as of the Execution Date, there are no material Imbalances with respect to the Company Group or any of the Assets as of the date(s) set forth on Schedule 5.19.
Section 5.20    Advance Payments. Except as set forth on Schedule 5.20, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 5.19, (a) with respect to any of the Assets operated by any member of the Company Group, neither Company nor any of its Subsidiaries is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, or (b) with respect to any of the Assets not operated by a member of the Company Group, to Company’s Knowledge, neither Company nor any of its Subsidiaries is obligated to gather, deliver, process or transport Hydrocarbons, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.
Section 5.21    Certain Real Property Interests. No member of the Company Group holds any Owned Real Property or any material Leased Real Property.
Section 5.22    Casualty Loss and Condemnation. As of the Execution Date, there are no pending or, to Company’s Knowledge, threatened Casualty Events with respect to any Assets of the Company Group with damages estimated to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such Casualty Events, net to the interest of the applicable member of the Company Group. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, of Company or its Subsidiaries by reason of condemnation or eminent domain. Except as set forth in Schedule 5.22, as of the Execution Date there has been no damage to any material Assets or properties of Company not covered by insurance since the Effective Time.
Section 5.23    Insurance. Set forth on Schedule 5.23 is, as of the Execution Date, a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance held by, or maintained for the benefit of, any member of the Company Group. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 5.23. The Company Group is not in default under any provisions of any such insurance policy (including any obligation to pay premiums due and payable under such policies) in any material respect, nor has any member of the Company Group received written notice of cancellation of any insurance policy, nor has any member of the Company Group failed to timely report any material claim or reportable incident under such insurance policies. Prior to the

Execution Date, Company has provided to Purchaser complete and accurate copies of each policy set forth on Schedule 5.23 (including any amendments or supplements thereto).
Section 5.24    Indebtedness. Except as set forth on Schedule 5.24 and any Credit Document Indebtedness, as of the Execution Date, no member of the Company Group has outstanding Indebtedness.
Section 5.25    Bank Accounts; Officers; Powers of Authority. Schedule 5.25 sets forth a complete and accurate list of all deposit, demand, time, savings, passbook, security or similar accounts maintained by the Company and its Subsidiaries (if any) with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account, and an accurate and complete list of all officers, directors and managers of the Company and its Subsidiaries and a complete list of all Persons holding powers of attorney issued by the Company and its Subsidiaries and a summary statement of the terms thereof that will remain in effect as of the Closing Date.
Section 5.26    Books and Records. Each member of the Company Group maintains all books of account and other business records (including the Records) required by (and in accordance with) applicable Law or necessary to conduct the business of such member of the Company Group in accordance with its past practices, consistently applied, and in compliance with all applicable Laws.
Section 5.27    Credit Support. Schedule 5.27 sets forth a complete and accurate list of all Credit Support posted or entered into by each member of the Company Group (or by any Seller or any other Affiliate of any Seller, on behalf of a member of the Company Group) with Governmental Authorities or any other Person.
Section 5.28    Suspense Funds. To the Knowledge of Company as of the Execution Date, Part A of Schedule 5.28 lists all Suspense Funds held by such Company or its Subsidiaries as of the dates set forth on such schedule. All Suspense Funds held by Company or its Subsidiaries as of the Execution Date are being held in material compliance with all Laws and applicable Leases. Except as set forth on Part B of Schedule 5.28, to Company’s Knowledge as of the Execution Date, all Royalties and proceeds from the sale of Hydrocarbons produced from the Assets that are operated by Third Parties are being received by Company or its Subsidiaries in a timely manner and are not being held in suspense by Third Parties (other than any statutory minimum royalties) in any material respects.
Section 5.29    Permits; Certain Regulatory Matters. Except (1) as set forth on Schedule 5.12, (2) with respect to Permits under Environmental Laws, which are addressed in Article 3 and Section 5.17, (3) with respect to Tax matters, which are addressed in Section 5.10 and Section 5.11 and (4) with respect to applicable Permits regarding labor and employment practices, which are addressed in Section 5.11:
(a)    (i) Each member of the Company Group has obtained, and to Company’s Knowledge, each Third Party operator of the Assets has obtained, and is maintaining, all material Permits required to be obtained to operate the Assets in accordance with applicable Laws, (ii) each Permit is in full force and effect and there exists no material default under any Permit by any member of the Company Group or its Affiliates and (iii) to Company’s Knowledge, no event has occurred that upon receipt of notice or lapse of time or both would constitute a material default under any such Permit by any member of the Company Group or its Affiliates.
(b)    Schedule 5.29(b) sets forth, as of the Execution Date, a complete and accurate list of all (i) Drilling Island approvals, (ii) “Development Area” approvals (iii) pending,

but not yet-approved, applications for Permits to drill (referred to therein as “APDs”), and (iv) APDs that were previously approved, but have expired, and for which an APD extension has been submitted, in each case, with respect to the Units and pads specified on such Schedule, in each case, held or filed, as applicable, by the Company Group.
(c)    Schedule 5.29(c) sets forth, to Company’s Knowledge as of the Execution Date, a complete and accurate listing of the current status of compulsory pooling hearings before the New Mexico Oil Conservation Commission and/or the Oil Conservation Division for which there is any open and pending order with respect to the undeveloped Oil and Gas Properties (including the Future Locations) that are operated by the Company Group, including (i) the applicable hearing date and (ii) the Leases and Formations covered by each such open and pending order.
Section 5.30    Leases. Except as set forth on Schedule 5.30, (a) no member of the Company Group has received any written notice from any lessor under the Leases seeking to terminate, cancel, or rescind or procure judicial reformation of any such Lease that remains unresolved, (b) none of the Leases contain any unfulfilled express provisions obligating a member of the Company Group to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions), and (c) to Sellers’ Knowledge, except for Leases (I) set forth on Schedule PT, (II) that are currently held by production operations, constructive production, or continuous drilling operations, (III) where the primary term has otherwise expired, or (IV) covering any lands described on Schedule 8.18, none of the Leases, solely as to the Subject Formation as to any Future Location, (i) have primary terms that expire within the twelve (12)-month period following the Execution Date or (ii) with respect to any Lease taken by a Governmental Authority, will be released as the result of a failure to be committed to a “participating area” within the twelve (12)-month period following the Execution Date.
Section 5.31    Surface Use. Except as set forth on Schedule 5.31, to Company’s Knowledge, none of the Leases, Contracts, or Surface Rights and Rights of Way are subject to any restrictions on any lessee’s or grantee’s, as applicable, use of the surface in connection with the Company Group’s Business that prevent the use of the surface in the manner the same as currently used, owned and operated by the Company Group in all material respects.
Section 5.32    Payout Balances. To Company’s Knowledge as of the Execution Date, Schedule 5.32 contains a complete and accurate list of the status as date(s) reflected therein, of any “payout” balance or similar rights with respect to the Wells listed on Exhibit A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 5.33    Special Warranty. The Company Group individually and/or collectively holds Defensible Title to each of the Wells and Future Locations, in each case, free and clear of any claims against any Person whatsoever lawfully claims or purports to claim title to the same or any part thereof, solely to the extent arising, by, through or under Company Group or its Affiliates (including, prior to Closing, Sellers), but not otherwise, subject however, to the Permitted Encumbrances.
Section 5.34    Operatorship. As of the Execution Date, no member of the Company Group nor any Affiliate of the Company Group has received written notice of any pending vote to have any member of the Company Group or any of its Affiliates removed as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency) of any of the Oil and Gas Properties for which any member of the Company Group or any of its Affiliates is currently designated as the “operator” under the applicable joint operating agreement, unit agreement, or pipeline agreement or operator of record (as registered with the applicable regulatory agency).
Section 5.35    Personal Property; Gathering and Disposal Systems. As of the Execution Date, to Company’s Knowledge, the Gathering and Disposal Systems are in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of each such member of the Company Group, in all material respects, ordinary wear and tear excepted, except for any failures to be in an operable state of repair that would not reasonably be expected to require expenditures by any member of the Company Group in excess of Two Hundred and Fifty Thousand Dollars ($250,000), individually, or in the aggregate. To Company’s Knowledge, the Gathering and Disposal Systems are located within the geographic boundaries of the Assets owned by the Company Group.
Section 5.36    No Other Business or Assets. Except as set forth on Schedule 5.36 and the Excluded Assets, (a) except for any fee mineral interests, overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests, and reversionary rights under Leases to the land and estates, no real property right or real property interest material to the continued ownership and operation of the business of the Company Group (if any) or the Assets owned by them as owned and conducted prior to the Execution Date is being retained by Seller or any Affiliate of Seller (other than the Company Group members) and (b) no entity comprising the Company Group is engaged in or has engaged in any material respect, in any business other than the oil and gas business conducted with respect to the Assets (consistent with past practices).
Section 5.37    Affiliate Arrangements.
(a)    Except as set forth on Part A of Schedule 5.37, there are no Affiliate Arrangements with respect to any member of the Company Group.
(b)    Except as set forth on Part B of Schedule 5.37, there are no EnCap Affiliate Arrangements with respect to any member of the Company Group.
Section 5.38    Intellectual Property Rights. As of the Execution Date, none of Company nor any of their respective Affiliates has received written notice challenging the use thereof, as of the Execution Date, none of Sellers, the Company nor any of their respective Affiliates has received any unresolved written notice that the conduct of the Company Group’s business is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person.
Section 5.39    Certain Transfers. With respect to any lands included in or burdened by the Oil and Gas Properties listed on Exhibit A for which any member of the Company Group owned any depths other than the Subject Formation(s), during the twelve (12) month-period prior to the Execution Date, except for (i) any fee mineral interests that were subsequently leased back to such Company Group Member pursuant to a Lease set forth on Exhibit A-1, (ii) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Target Formations included in the Oil and Gas Properties, (iii) Permitted Encumbrances, (iv) contemporaneous transfers or sales of corresponding interests in the Subject Formations, (v) any release of acreage or depth(s) pursuant to the express term of any Lease, and (vi) any matters set forth on Schedule 5.39, no member of the Company Group has intentionally transferred or sold any material interests in such lands included in or burdened by the Oil and Gas Properties as to such depths or formations not included in the Subject Formation(s).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each Seller and Company as of the Execution Date and the Closing Date the following:
Section 6.1    Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and, except where failure to do so would not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
Section 6.2    Power. Purchaser has the requisite limited liability company power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at the Closing shall be duly and validly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.4    No Conflicts. Except for (a) filings that will be made pursuant to the rules and regulations of the NYSE, (b) as required by Antitrust Laws, or (c) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the consummation of transactions similar to the Closing or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser is, or will be, a party or to materially impair Purchaser’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not (A) violate any provision (1) of any Governing Documents of Purchaser or (2) any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its Affiliates is bound, (B) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other financing instrument to which Purchaser is a party or by which it is bound, (C) violate any Order or regulation applicable to Purchaser or any of its Affiliates as a party in interest or (D) violate any Law applicable to Purchaser.
Section 6.5    Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party other than (a) filings that will be made pursuant to the rules and regulations of the NYSE, (b) filings and expirations or terminations of the applicable waiting periods under Antitrust Laws (or any other relevant clearances) and (c) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the consummation of transactions similar to the Closing or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser is, or will be, a party or to materially impair Purchaser’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
Section 6.6    Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, 50 U.S.C. App. 2170 and the regulations promulgated thereunder, 31 C.F.R. Part 800.
Section 6.7    Litigation. Except for any Action filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no Actions (a) pending before any Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s Knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.
Section 6.8    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to Purchaser’s Knowledge, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).
Section 6.9    Financing.
(a)    Purchaser will have sufficient cash on hand (in United States Dollars) to enable Purchaser to fund the Deposit within one (1) Business Day of the Execution Date. At Closing, Purchaser will have sufficient cash on hand (in United States Dollars), lines of credit and other funding sources (including the proceeds of the Closing Date Assignment) (collectively, “Funding Sources”) to enable Purchaser to (a) pay the Closing Payment on the Closing Date to or on behalf of Sellers and (b) pay and perform all other obligations of Purchaser hereunder and under the other Transaction Documents delivered hereunder by Purchaser.
(b)    As of the date hereof, the Purchaser has furnished Company and each Seller with a true and correct copy of the Debt Commitment Letter (which may be redacted to omit fee amounts and economic terms that do not impact the amount or availability of the Financing or expand the conditions to obtaining such Financing on the Closing Date). Except as permitted pursuant to Section 8.15, the Debt Commitment Letter has not been amended or modified prior to the date hereof, no such amendment or modification is contemplated, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. No event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach or default by Purchaser or, to the Knowledge of Purchaser, any other party under the Debt Commitment Letter. The Debt Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the Purchaser’s knowledge, each other party thereto, and enforceable against each party thereto in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Purchaser has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof.
(c)    Assuming the satisfaction (or waiver) of the conditions to Closing set forth in Article 9, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing of the Financing required to be satisfied by it on or prior to Closing pursuant to the Debt Commitment Letter and has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to materially delay, materially impair or materially and adversely affect its ability to satisfy the conditions applicable to it under the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing under the Debt Commitment Letter, other than the conditions expressly set forth in the Debt Commitment Letter.
(d)    There are no side letters or other agreements, contracts, arrangements or understandings related to the funding or investing, as applicable, of the Financing that would reasonably be expected to (i) prevent or materially delay the availability of the full amount such funds contemplated by the Debt Commitment Letter at the Closing, including by expanding the conditions to obtaining such Financing on the Closing Date, or (ii) affect the enforceability of the Debt Commitment Letter.
(e)    Purchaser’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.
Section 6.10    Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Purchaser has made, independently and without reliance on Seller or any member of the Company Group (except to the extent that Purchaser has relied on the representations and warranties in this Agreement), its own analysis of the Subject Securities, each member of the Company Group and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that the Subject Securities are not registered pursuant to the Securities Act and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 6.11    Independent Evaluation.
(a)    Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, and other professional counsel concerning this transaction, the Subject Securities, each member of the Company Group and the Assets and the value thereof. Purchaser acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis and evaluation of the Subject Securities, each member of the Company Group and the Assets and has made all such reviews and inspections of the Subject Securities, each member of the Company Group, and the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (ii) at Closing (assuming compliance by Seller and the Company Group with their respective obligations under this Agreement), Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Subject Securities, each member of the Company Group and the Assets and made all such reviews and inspections of the Subject Securities, each member of the Company Group and the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.

(b)    Purchaser understands and acknowledges that neither the SEC nor any federal, state, or foreign agency has passed upon the Subject Securities, any member of the Company Group and the Assets or made any finding or determination as to the fairness of an investment in the Subject Securities, any member of the Company Group and the Assets or the accuracy or adequacy of the disclosures made to Purchaser.
(c)    Purchaser is an “Accredited Investor” as such term is defined in the regulations promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
ARTICLE 7

DISCLAIMERS AND ACKNOWLEDGEMENTS
Section 7.1    General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) NO MEMBER OF THE SELLER GROUP NOR COMPANY MAKES, EACH SELLER AND COMPANY EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (i) ANY MEMBER OF THE SELLER GROUP, (ii) ANY TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iv) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (v) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (vi) ANY ESTIMATES OF THE VALUE OF THE SUBJECT SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (ix) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (x) ANY BULK SALES LAWS OR SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) EACH SELLER AND COMPANY FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO

THAT EXCEPT AS SET FORTH ABOVE, THE SUBJECT SECURITIES AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER, COMPANY OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND, PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST ANY SELLER OR COMPANY FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF ANY SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN.
Section 7.2    Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, NORM, Hazardous Substances or other substances or materials located in, on or under the Assets or associated with the Assets; (b) the sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment and (f) special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 12, ARTICLE 13 AND THE CERTIFICATES OF EACH SELLER TO BE DELIVERED AT CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (I) NONE OF ANY SELLER OR COMPANY MAKES, AND EACH SELLER AND COMPANY EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED SUBJECT TO PURCHASER’S RIGHTS IN ARTICLE 3 AND ARTICLE 13, (II) AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND (III) AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 7.3    Calculations, Reporting and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON ANY SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE COMPANY’S)) METHODOLOGIES OR PRIOR PRACTICES FOR THE CALCULATION AND REPORTING OF (A) PRODUCTION OR ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME OR (B) TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES THAT ARE (I) ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE EFFECTIVE TIME AND (II) NOT DUE PRIOR TO THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 7.3 SHALL ALTER THE APPLICATION OF SECTION 11.1 OR CAUSE ANY TAXES THAT ARE ALLOCATED TO ANY SELLER PURSUANT TO SECTION 11.1 TO BE ECONOMICALLY BORNE BY PURCHASER.
Section 7.4    Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE SUBJECT SECURITIES, THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.
Section 7.5    Certain Information. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR ARTICLE 5 AND THE CERTIFICATES OF EACH SELLER AND COMPANY GROUP DELIVERED AT THE CLOSING, (I) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).
Section 7.6    Conspicuousness. EACH SELLER, COMPANY AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7 AND THE REST OF THIS

AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE 8

COVENANTS OF THE PARTIES
Section 8.1    Access.
(a)    Upon execution of this Agreement until the Closing Date, Company shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, financing sources, environmental consultants and other authorized representatives, including NOG, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, financing sources, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to electronic copies of the Records in any member of the Company Group’s or any of its Affiliates’ possession, the personnel of such of Company or any of its Subsidiaries knowledgeable regarding the Assets, and any Assets operated by any member of the Company Group, in each case during the Company Group’s normal business hours, solely for the purpose of conducting a due diligence review of the Assets and Records, in each case to the extent that the Company Group may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege (as reasonably determined by Sellers’ counsel) of any Seller or any member of the Company Group, any of their respective Affiliates (other than the disclosure of title opinions) or (iii) violating any confidentiality obligations of any Seller or any member of the Company Group to any Third Party; provided that Sellers shall, if requested by Purchaser, use commercially reasonable efforts (without an obligation to pay money or incur any obligations or restrictions) to seek a consent or waiver to permit disclosure of confidential information without breach of any applicable confidentiality obligation. Such access shall be granted to Purchaser (x) with respect to the Records, in the VDR, and (y) otherwise on the premises of the applicable Assets; provided, however, in no event shall any Seller or any member of the Company Group be obligated to provide, and Purchaser and Purchaser’s Representatives shall have no right to receive or review (A) any personnel or other employee records of, or relating to, any individual that is employed by or provides services to any member of the Company Group (other than information required to be disclosed pursuant to Section 8.9), (B) prior to Closing, any Excluded Records or (C) prior to Closing, any emails of any member of the Company Group, except to the extent that any Contracts or amendments thereto are memorialized only in such format. To the extent that any Third Parties operate the Assets, Sellers and Company shall use commercially reasonable efforts to obtain the consent of any Third Party operators to provide Purchaser with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Each Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 8.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the Business and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527 or E2247) or a similar visual assessment that does not include sampling or testing of any environmental media (“Phase I”). No Purchaser Representative shall be entitled to conduct any sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site

Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903), or any other invasive or intrusive testing, or sampling on or relating to the Assets (“Phase II”), without submitting a justification and proposed work plan for the proposed Phase II and obtaining the prior written consent of Company, which consent may be granted, conditioned or withheld at the sole discretion of Company; provided that, if after conducting a Phase I and such Phase I identifies “recognized environmental conditions” with reasonably expected Remediation costs that exceed Two Million Dollars ($2,000,000) in the aggregate, with respect to such recognized environmental conditions, and a Phase II or other invasive or subsurface activities are reasonably necessary to determine the existence or scope of any potential Environmental Defect, or to determine any Defect Amount, and Seller, or any member of the Company Group or any Third Party, as applicable, withholds its consent to conduct a Phase II, Purchaser may still deliver a Defect Notice with respect to such Assets based on information available to Purchaser pursuant to Section 3.2 and the failure to perform a Phase II for the reasons set forth in this paragraph shall not be a basis for invalidating or otherwise prejudice such Defect Notice. Purchaser shall furnish to each Seller and Company, free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, with respect to any Environmental Defect asserted in a Defect Notice, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets as soon as reasonably possible after such report is prepared. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Company; provided that, upon request, Company shall provide Purchaser with assistance (at no cost or liability to any Seller or any member of the Company Group) as reasonably requested by Purchaser that may be necessary to secure such permits. Each Seller and Company shall have the right, at its option, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser (1) shall promptly return to Sellers or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep, and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.
(b)    Purchaser shall not, and shall cause its Representatives not to, intentionally contact contractual counterparties, customers or potential customers of any member of the Company Group (such Persons, the “Contractual Counterparties”) regarding this Agreement, any right of access to the Assets permitted hereunder, the Business of Company, or any Subsidiary of Company (but excluding for the avoidance of doubt, any contacts or communications in connection with the operation of Purchaser’s business in the ordinary course) without the prior written consent of Sellers’ Representative (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, (i) in no event may Purchaser or its Representatives contact or have discussions with any Contractual Counterparties without regarding this Agreement, any right of access to the Assets permitted hereunder, the Business of Company, or any Subsidiary of Company without the Sellers’ Representative or one of its Representatives present with respect to such contact and/or discussion, and (ii) Sellers’ Representative may withhold its consent to any such communications that, upon advice from counsel, Sellers’ Representative believes in good faith would violate applicable Antitrust Laws. Subject to the foregoing provisions of this Section 8.1(b), prior to Closing, Sellers shall (and shall cause the Company Group to) use commercially reasonable efforts (at the sole cost, expense or liability of Purchaser) to cooperate with reasonable written requests from Purchaser to permit or facilitate communication with existing vendors or counterparties of the Company Group to the extent such requests pertain solely to post-Closing transition and administration of contractual or vendor relationships after the Closing.

(c)    Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group, from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of Purchaser’s or Purchaser’s Representative’s access to the Records, any offices of any Seller or Company or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP (BUT EXCLUDING DAMAGES ARISING OUT OF (I) FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT ON THE PART OF ANY MEMBER OF SELLER GROUP, OR (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION INCLUDING ANY ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL LIABILITIES).
(d)    Upon completion of Purchaser’s due diligence, Purchaser shall, at its sole cost and expense and without any cost or expense to any Seller, any member of the Company Group or any of their respective Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence, (ii) restore the Assets to the approximate same or similar condition than they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representative’s due diligence shall be promptly corrected by Purchaser.
(e)    During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or any member of the Company Group’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts reasonably sufficient to cover the obligations of Purchaser’s obligations under this Section 8.1. Purchaser shall use commercially reasonable efforts to provide that coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) list the members of the Seller Group as additional insureds, (iii) waive subrogation against the members of the Seller Group and (iv) provide for five (5) days’ prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage. Sellers have requested and Purchaser shall provide reasonable evidence of such insurance to Sellers prior to entering the Assets or premises of (A) any Seller, (B) any member of the Company Group or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.
(f)    Purchaser understands that one or more members of the Seller Group (including Company Group) have had discussions regarding other bids for Company and/or the Assets and the preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that, excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (i) Purchaser and Company shall not be entitled to use in connection with any disputes against any Seller or any member of the Company Group (before or after Closing) any Seller’s or any member of the Company Group’s internal drafts of this Agreement, copies of (or other information regarding) other bids for any member of the Company Group or emails or other written information (including in electronic form) relating to any of the foregoing or to the sales process (whether or not related to Purchaser’s bid or other bids for any member of the Company Group), and (ii) Purchaser hereby agrees that, except as reasonably necessary to defend any Third Party claim after Closing, (A) it shall not have any rights to any such information and (B) it shall not request or subpoena any of any member of Seller Group or Company Group, or any of their Representatives, management or employees to provide to any such information.

Section 8.2    Operation of Business of the Company Group.
(a)    From the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Purchaser, no Seller shall (i) transfer, issue, pledge, grant, dispose of, encumber, deliver, redeem or sell any Subject Securities held by such Seller; (ii) amend or adopt any change to, or affirmatively waive any rights under, any Governing Documents of any member of the Company Group; or (iii) form a Subsidiary of any member of the Company Group.
(b)    From the Execution Date until the Closing, except (w) as required by the terms of applicable Laws, (x) as set forth in the development plan and budget attached Schedule 8.2 (the “Development Plan”), but subject to Section 8.2(b)(vi), (y) for the operations covered by the capital commitments described in Schedule 5.14 and/or (z) as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Purchaser, Company shall, and shall cause the Company Group to:
(i)    conduct the ownership and operation of the Assets in the Ordinary Course of Business in substantially the same manner as conducted by the Company Group in the twelve (12) month period prior to the Execution Date and in accordance with (and subject to the limitations as to) the Reasonably Prudent Owner Standard;
(ii)    not transfer, sell, hypothecate, encumber, novate, swap, trade, exchange, pledge, relinquish, abandon or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the Ordinary Course of Business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws, Leases or Contracts, (C) sales and dispositions of equipment and materials in the Ordinary Course of Business that are no longer necessary in the operation of the Assets for which replacements has been, or will be on or prior to Closing, obtained, (D) the Excluded Assets, (E) the Assets set forth on Schedule 8.2(b)(ii), with respect to relinquishment or abandonment, as required by Law, Permit or any applicable Lease (including the expiration of any Lease in accordance with its terms) or Contract or, in each case, authorize and any such action;
(iii)    not acquire properties or assets, including stock or other equity interests of another Person, in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise, except for (A) acquisitions of Equipment and other inventory (excluding Hydrocarbon inventories) in the ordinary course of business, or (B) materials and Equipment acquired in connection with expenditures consistent with Development Plan;
(iv)    not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by any member of the Company Group), novate, amend, affirmatively waive, assign, dispose of, release any material right under, or extend any Material Contracts (or Contracts that would be required to be listed on Schedule 5.13 had such Contract been entered into as of the Execution Date); provided, however, the Company Group may upon prior written notice to Purchaser, enter into (A) additional Material Contracts (other than any Material Contract of the type described in clause (h), (i), (j), (l), (o), (p), (q), (r), (s), or (t)) and/or (B) enter into any amendments, extensions, supplements and/or replacements of any of the Credit Documents and incur such additional Post-Effective Time Credit Document Indebtedness, in each case of the foregoing subparts (A) or (B), as reasonably necessary in order to conduct the Business in the ordinary course, and consistent with the Development Plan and, in each case, of (A) or (B) only insofar as the entry into, execution, termination, novation, amendment, waiver, extension, supplement, and/or replacement does not result in an Interest Reduction;

(v)    not propose, commit to or approve, or elect participate in, or to be a non-consenting party with respect to (expect to the extent that Purchaser has denied consent to participate in an operation for which Purchaser’s consent is required pursuant to this Section 8.2), any authorizations for expenditure for capital expenditures proposed by a Third Party, or that is not otherwise contemplated in the Development Plan or Schedule 5.14, that individually is reasonably estimated to involve commitments in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (net to the Working Interest of the Company Group);
(vi)    in the event that the Company Group has incurred capital costs and expenses for drilling and completion operations (on a pad-by-pad basis) in excess of one hundred ten percent (110%) of the aggregate amount of the budget for such pad as set forth in the Development Plan (“Development Cost Cap”), the Company Group shall not propose, conduct, agree to or make any individual election to participate in any individual capital operations, or otherwise commit to any additional capital expenditures for any individual capital operation on the Assets associated with such pad, whether or not set forth in its respective Development Plan without Purchaser’s prior written consent, other than as required in any emergency or downhole or operational condition;
(vii)    not resign as operator of any of the Assets (other than assets that are transferred or disposed as permitted under Section 8.2(b)(ii));
(viii)    not issue any Securities or split, combine or reclassify any of its outstanding Securities;
(ix)    not make any investment in the Securities of any other Person (other than its existing Subsidiaries, if any);
(x)    not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any business of, or acquire any Securities in any Person;
(xi)    not change the accounting principles, practices or methods of any member of the Company Group, except as required by the Accounting Principles or statutory accounting requirements;
(xii)    not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or wind-up of any member of the Company Group;
(xiii)    not adopt any Company Plan (or any plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof) or otherwise adopt, contribute to, amend, or terminate any compensation or benefit plan or arrangement where such action results or could result in any current or contingent liability or obligation of any member of the Company Group (other than Novo Gas & Oil, LLC);
(xiv)    not, and shall not permit its Subsidiaries (if any) to, hire or engage (in each case other than in the ordinary course of business to fill an open position or replace a departed worker or with respect to employees of the Company or any its Subsidiaries with annual compensation less than Two Hundred Fifty Thousand Dollars ($250,000)), terminate (other than for cause), furlough or temporarily lay off, any employee of Company or any its Subsidiaries (if any);
(xv)    use commercially reasonable efforts to maintain existing Permits and to continue to process Permits set forth on Schedule 5.29;

(xvi)    (A) use commercially reasonable efforts to maintain in all material respects the workforce that is necessary to operate and support the members of the Company Group as presently operated, and (B) not enter into any Labor Agreement with any Business Employees or other individuals who provide services with respect to any member of the Company Group or recognize any labor union or group of employees as the bargaining representative for any Business Employees or other individuals who provide services to any member of the Company Group;
(xvii)    [Reserved];
(xviii)    not (A) incur any Indebtedness, other than Post-Effective Time Credit Document Indebtedness as necessary in order to conduct the Business in the Ordinary Course of Business or consistent with the Development Plan or other operations permitted or consented to pursuant to this Section 8.2; (B) become liable or responsible for the obligations of any other Person; (C) make any loans, advances, or capital contributions to, or investments in, any other Person (provided that any capital contribution between members of the Company Group shall be permitted); or (D) mortgage or pledge any of the Assets or create any Lien thereupon (other than Permitted Encumbrances and prior to Closing, Liens arising under the terms of the Credit Documents);
(xix)    maintain the books of accounts and Records of the Company Group in the Ordinary Course of Business;
(xx)    use commercially reasonable efforts to maintain or, to the extent expiring, renew in similar amounts and types to the extent then available on commercially reasonable terms and prices, the current insurance policies of the Company Group, including as set forth on Schedule 5.23, and not voluntarily reduce or terminate any existing insurance of the Company Group;
(xxi)    promptly, but in any event within five (5) Business Days after Sellers obtain Knowledge thereof, notify Purchaser of (A) any Actions filed with any Governmental Authority, or threatened in writing against any Company Group member, with respect to the Assets, any Company Group member or transactions contemplated by this Agreement, (B) any material notices received from any Governmental Authority pertaining to the Assets or the Company Group or (C) any actual or threatened Casualty Event;
(xxii)    not institute any Action (other than any Action related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets of the Company Group or any member of the Company Group, or waive or release any material right of any member of the Company Group, (A) for which the amount in controversy is reasonably expected to be in excess of $2,000,000; or (B) with respect to any compromise, release or settlement, that (1) does not result in a final resolution of the applicable Company Group member’s liability with respect to a Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (2) provides for any injunctive relief again, or requires any performance by, a member of the Company Group other than payment of monetary Damages or (3) otherwise may adversely affect the Company Group or the ownership and operation of the Business with respect to any period of time after the Effective Time (other than as a result of monetary damages);
(xxiii)    other than Preferential Rights arising under customary A.A.P.L. form joint operating agreements, not grant or create any Preferential Right or Consent (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the direct or indirect transfer of any Oil and Gas Properties or the interests of any member of the Company Group;
(xxiv)    not (A) make, change or revoke any material election relating to Taxes in a manner that is inconsistent with past practice, (B) settle or compromise any material Tax liability of the Company Group (other than the payment of Taxes or collection of refunds in the ordinary course of business), (C) file any amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, (E) change any method of accounting with respect to Taxes, or (F) surrender any right to claim a refund of material Taxes, in each case, except with respect to Flow-Through Income Taxes for any tax period beginning on or prior to the Closing Date;
(xxv)    except to the extent required under applicable Laws or the terms of any Contracts or Leases, not establish or amend production sharing agreements, pools or units other than in the ordinary course of business to allocate production based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each Lease or leasehold tract affected thereby its share of such production;
(xxvi)     keep Purchaser reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Assets of the Company Group, to the extent such operations are not consistent with the Development Plan or Schedule 5.14; and
(xxvii)     not agree or commit to take (or not to take, as applicable) any of the actions described above.
(c)    Purchaser’s approval of any action restricted by this Section 8.2 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in a Seller’s or Company’s Notice) of a Seller’s or Company’s Notice to Purchaser requesting such consent unless Purchaser notifies a Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 8.2, neither Sellers nor Company shall be in breach of this Section 8.2 in the event of an emergency or risk of loss, damage or injury to any person, property or the environment or as otherwise required by Law. Sellers and any member of the Company Group may take such actions, and cause any member of the Company Group to take such actions, without breach of this Section 8.2 as are reasonably necessary to address an emergency to protect life or protect against an imminent and substantial threat to environment or property, or as otherwise required by applicable Law, and shall notify Purchaser of such action promptly thereafter. Notwithstanding anything to the contrary herein, Sellers’ Representative shall provide, or will cause their Affiliates to provide, Purchaser copies of any authorizations for expenditures with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Sellers, any member of the Company Group, or their Affiliates. Requests for approval of any action restricted by this Section 8.2 shall be delivered to each of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:
c/o Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:     Steve Collins (for operations services)
    Lane McKinney (for land administration services)
    Tony Oviedo (for accounting services)

Email:     steve@earthstoneenergy.com
    lane@earthstoneenergy.com
    tony@earthstoneenergy.com
(d)    Notwithstanding anything herein to the contrary, but in all cases subject to and without limiting the Specified Liabilities and the rights to indemnity set forth in Section 13.2(c), neither Sellers nor Company shall have any liability, obligation or responsibility to Purchaser or any other Person for any claims, damages, obligations, liabilities, losses, costs and expenses, including claims, damages, obligations, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, relating to, attributable to or resulting from any breach of any of covenant of Company set forth in Section 8.2(b)(i) except to the extent any such claims, damages, obligations, liabilities, losses, costs and expenses, including claims, liabilities, losses, costs and expenses attributable to personal injury, death or property damage, are the direct result of the gross negligence or willful misconduct of any member of the Company Group. With respect to Assets for which any Seller or any member of the Company Group is not designated as the operator under applicable Laws or Contracts, Company’s obligations under this Section 8.2 with respect to the operation of such Assets shall be limited to voting the Company Group’s Working Interests or other voting interests in a manner consistent with the requirements set forth in Section 8.2(b)(i).
Section 8.3    Casualty and Condemnation. Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), (a) Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 9.1 and Section 9.2, nevertheless be required to proceed with Closing and (b) Company shall be entitled to retain and/or receive (or be subrogated to all of Sellers’ (and their Affiliates’, but excluding the Company Group’s) right, title, and interest in) any and all insurance proceeds and proceeds and rights as to any Third Party claims arising out of any and all such Casualty Events.
Section 8.4    Closing Efforts and Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using commercially reasonable efforts to (i) cause the conditions precedent of each Seller (in the case of Purchaser) and of Purchaser (in the case of each Seller) set forth in Article 9 to be satisfied, (ii) obtain all necessary Consents, (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, making such filings not later than ten (10) Business Days after the Execution Date) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Action by any Governmental Authority by the Target Closing Date, (iii) defend any investigations or Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining Order or other injunctive relief or Order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.
(b)    Notwithstanding anything to the contrary in this Section 8.4 or otherwise, Purchaser shall not be required to, and shall not be required to cause its Affiliates to (and Sellers shall not, and shall not agree to, without Purchaser’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.
(c)    In furtherance and not in limitation of the foregoing, Sellers, the Company and Purchaser shall (i) furnish to the Other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the Other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any request for additional information, or documentation from the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the Other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the Other Party (and its counsel) to review in advance, and consider in good faith the Other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party to any other Person, relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the Other Party in advance and, to the extent permitted by such Governmental Authority, gives the Other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the Other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby and (vii) cooperate in good faith with the Other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 8.4(c) notwithstanding, materials provided to the Other Party or its outside counsel may be redacted to remove references concerning the valuation of the Purchaser and its Subsidiaries or any Company or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, each Seller and Purchaser agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the Other Party, not to be unreasonably withheld or delayed. Purchaser shall bear fifty percent (50%) of, and Sellers shall bear fifty percent (50%) of, all filing fees in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder.
Section 8.5    Notifications. Purchaser shall notify Sellers in writing promptly after Purchaser obtains knowledge that any representation or warranty of any Seller or Company contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing. Each Seller shall notify Purchaser in writing promptly after such Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing. It is understood and agreed that the delivery of any Notice required under this Section 8.5 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.
Section 8.6    Amendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of each Seller and Company contained in this Agreement, Sellers and Company shall have the continuing right until the date that is two (2) Business Days prior to Closing to add, supplement or amend the Disclosure Schedules to the representations and warranties of each Seller and/or Company with respect to any matter first arising after the Execution Date which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of determining whether the conditions set forth in Section 9.2 have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if any matter(s) disclosed in any such supplement or amendment would, on the face of such disclosure, result in the failure of any condition set forth in Section 9.2, but the Closing nevertheless occurs, then all such matters disclosed pursuant to such addition, supplement or amendment at or prior to the Closing shall be waived, and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
Section 8.7    Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the Other Party, any Affiliate of such Other Party, and all such Other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, Damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.
Section 8.8    Press Releases. The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the transactions contemplated by this Agreement (a “Public Transaction Statement”) and shall not issue, and shall cause their respective Affiliates not to issue, and Purchaser shall cause NOG and its Affiliates not to issue, any such Public Transaction Statement without the prior written consent of the Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement consisting solely of information contained in and otherwise consistent with any previously agreed Public Transaction Statement; provided, however, that the foregoing shall not restrict disclosures by Purchaser or any Affiliate of Purchaser or NOG or any Affiliate of NOG (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or its Affiliates or NOG and/or any Affiliate of NOG (provided that the Purchaser shall, and shall cause NOG to, to the extent permitted by applicable Law, provide Sellers’ Representative with a copy of such disclosure at least twenty-four (24) hours prior to such public disclosure and an opportunity to provide comment thereon (which comments shall be considered in good faith by, as applicable, Purchaser, NOG and their respective Affiliates)), (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents, (c) to any Non-Recourse Person or Financing Source, or (d) consistent with prior press releases or other public announcements made in compliance with this Section 8.8 or any communication plan or strategy previously agreed to by the Sellers’ Representative. Purchaser shall be liable for the compliance of each Affiliate of Purchaser or NOG or any Affiliate of NOG with the terms of this Section 8.8 at all times and for the compliance of the Company Group with the terms of this Section 8.8 from and after Closing. Sellers shall be liable for the compliance of the Company Group and their respective Affiliates with the terms of this Section 8.8 prior to Closing.
Section 8.9    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers and their Affiliates (including, prior to Closing, any member of the Company Group) shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser (excluding, however, any Transaction Costs) shall be borne solely and entirely by Purchaser.
Section 8.10    Records. Purchaser acknowledges and agrees that Sellers shall be entitled to retain a copy of the Records to the extent relating to the businesses of any Affiliate of any Seller other than any member of the Company Group, but excluding for the avoidance of doubt, any Records that pertain only to the Assets (and not to any of the Excluded Assets or any other assets or properties held by any Seller or any Affiliate of any Seller), subject to the confidentiality restrictions set forth herein. At and after Closing, Purchaser and Company shall, and cause each member of the Company Group to, preserve and keep a copy of all Records in any member of the Company Group’s and Purchaser’s possession for a period of at least seven (7) years after the Closing Date; provided that Purchaser may destroy books, records or documents from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Purchaser first provides Sellers’ Representative with written Notice and gives the applicable Sellers reasonable opportunity, at such Seller’s sole cost and expense, to remove and retain all or any part of such Records. After such seven (7) year period, before Purchaser and/or any member of the Company Group shall dispose of any such Records, Purchaser and Company shall give Seller reasonable Notice to such effect, and each Seller shall be given an opportunity, at Seller’s sole cost and expense, to remove and retain all or any part of such Records as such Seller may select. From and after Closing, Purchaser and Company shall provide to such Seller, at no cost or expense to such Seller, reasonable access to such books and records pertaining to the Assets or the business of the Company Group with respect to periods prior to Closing as remain in Purchaser’s or each member of the Company Group’s possession or control in connection with matters relating to any transition services provided by Sellers post-Closing, or any claims or disputes (a) relating to this Agreement, (b) amongst any members of the Seller Group or (c) with any Third Parties (for the purpose of examining and copying at Seller’s sole expense), at reasonable times and upon reasonable advance notice to Purchaser, insofar as and only to the extent such books and records were generated by or on behalf of the Company Group prior to Closing, and then only to the extent that such books and records (i) relate to Seller Taxes, (ii) relate to any Specified Liabilities or other matters, Actions, Damages or claims for which any Seller is required to bear or provide indemnification hereunder or (iii) are reasonably necessary for Seller to defend or prosecute any claim for which Seller owes an obligation of indemnification to Purchaser or its Affiliates under this Agreement; provided Purchaser and Company shall not be obligated to provide such access or any such information to the extent that providing such access or information (i) violates applicable Laws or causes a breach of any Contract existing as of the Closing Date, (ii) waives any legal privilege (as reasonably determined by Purchaser’s counsel) of Purchaser, Company or any member of the Purchaser Group, any of their respective Affiliates to the extent such privilege arises after Closing, or (iii) violates any confidentiality obligation of Purchaser or any member of Purchaser Group to any Third Party. For the avoidance of doubt, nothing in this Section 8.10 shall limit the Standstill Agreements.

Section 8.11    Change of Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of the Company Group and the Purchaser Group, that they (a) shall have no right to use the names “Novo”, “Scala” or any similar name or any intellectual property rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with any Seller or any of its Affiliates. In furtherance thereof, Purchaser shall (i) within sixty (60) days after the Closing Date file all documentation reasonably necessary to change the legal name of each member of the Company Group with all applicable Governmental Authorities in all applicable jurisdictions and (ii) within ninety (90) days after the Closing Date remove, strike over or otherwise obliterate all Subject Marks from all Assets and materials, including, any Oil and Gas Properties, vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (A) Purchaser shall not object to (1) the formation by any Seller or its Affiliates of an entity with the words “Novo”, “Scala” or any of the other Subject Marks in its name or (2) the use by any Seller or its Affiliates of the logo used by any member of the Company Group prior to the Closing as the logo for any other Person and (B) Purchaser and each member of the Company Group shall provide such consents relating to the use of the Subject Marks as may be reasonably requested in connection with the formation of such new Persons.
Section 8.12    Indemnification of Directors and Officers.
(a)    For a period of six (6) years after the Closing, Purchaser and Company shall, and shall cause each member of the Company Group to, indemnify and hold harmless (and advance funds in respect of each), in the same manner (and no broader than) required by the Governing Documents of each member of the Company Group immediately prior to the Execution Date, each present and former director, manager, officer and employee of each member of the Company Group (in all of their capacities) (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, Damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Company Indemnified Party is or was a director, manager, officer or employee of any member of the Company Group, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions by directors or officers of each member of the Company Group in their capacities as such arising in connection with the transactions contemplated hereby), and shall, to the fullest extent permitted by Law, provide advancement of expenses to Company Indemnified Parties, in all such cases to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the Execution Date by the Company Group pursuant to the Governing Documents of any member of the Company Group and indemnification agreements, if any, in existence on the Execution Date.
(b)    Purchaser and Company agree that, until the six (6) year anniversary date of the Closing Date, Purchaser shall not (and shall not cause the any member of the Company Group not to) amend, repeal or otherwise modify the Governing Documents of any member of the Company Group in existence on the Execution Date in any manner that would adversely affect the rights to indemnification and advancement of expenses thereunder of such individuals who at any time prior to the Closing were entitled to indemnification under the Governing Documents of any member of the Company Group in existence on the Execution Date.
(c)    At or prior to Closing, Sellers shall cause each member of the Company Group to obtain (and shall fully prepay, subject to reimbursement by Purchaser at Closing of fifty percent (50%) of the premium thereof) a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for the existing D&O Insurance of such member of the Company Group (to the extent reasonably available at the applicable time), which (i) has a claims period of at least six (6) years from the Closing Date, and (ii) covers each Person covered by the D&O Insurance of such member of the Company Group on terms with respect to coverage and in amounts no less favorable in the aggregate than the D&O Insurance of such member of the Company Group, in each case, in effect on the Execution Date; provided, however, that Purchaser and/or any member of the Company Group shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by any member of the Company Group for such member’s existing D&O Insurance coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds three hundred percent (300%) of such existing annual premium, then unless otherwise instructed by Purchaser, such member of the Company Group shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. After Closing, Purchaser shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by such member of the Company Group.
(d)    The provisions of this Section 8.12 are (i) intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(e)    For a period of six (6) years after the Closing Date, if Purchaser, Company or any member of the Company Group, or any of its or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, to the extent not assumed by operation of law, Purchaser shall require that the successors and assigns of such Person assume the indemnification obligations set forth in this Section 8.12.
Section 8.13    Financial and Reserve Information.
(a)    From and after the Execution Date until the date that is twelve (12) months after the Closing Date (the “Records Period”), Sellers and the Company agree to make available to Purchaser and its Affiliates and their agents and Representatives any and all Records to the extent in Sellers’ or the Company’s or their respective Affiliates’ possession or control and to which the Seller’s, the Company or their respective Affiliates’ personnel have reasonable access, in each case as reasonably required by Purchaser, Closing Date Assignee, their respective Affiliates and their respective agents and Representatives in order to prepare financial statements, including pro forma financial statements, and oil and gas reserves disclosure in connection with Purchaser’s, Closing Date Assignee’s, or their respective Affiliates’ filings, if any, that are required by the SEC, under securities Laws applicable to Purchaser and its Affiliates, or as customarily included in offering documentation for private or public offerings of debt or equity securities, or financial statements meeting the requirements of Regulation S-X under the Securities Act (such financial statements, “Purchaser Financial Information”, and together with any such oil and gas reserves disclosure, the “Purchaser Financial and Reserve Information”); provided that Purchaser shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage, retrieval and maintenance of records for the foregoing purposes.
(b)    During the Records Period, Sellers and the Company shall use commercially reasonable efforts to cause (and take all reasonably requested actions to permit) their accountants, reserve engineers, counsel, agents and other Third Parties to (i) cooperate with Purchaser, Closing Date Assignee and their respective Representatives in connection with the preparation by Purchaser or Closing Date Assignee of Purchaser Financial and Reserve Information that is required to be included in any filing by Purchaser, Closing Date Assignee, or their respective Affiliates with the SEC or as customarily included in offering documentation for private or public offerings of debt or equity securities and (ii) provide customary consents and comfort letters as Purchaser may reasonably request in connection with such filings or offering documentation; provided that Purchaser shall be solely responsible for any costs or expenses associated therewith. If requested, Sellers shall use commercially reasonable efforts to execute and deliver to the external audit firm that audits any Purchaser Financial Information (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Information, including, as requested, representations regarding internal accounting controls and disclosure controls.
Section 8.14    Company Hedges. At Closing, (a) Company shall cause the termination, liquidation and unwinding of any remaining Company Hedges, (b) the Unadjusted Purchase Price shall be adjusted pursuant to Section 2.4(c) with respect to the Company Hedges and (c) a portion of the Closing Payment shall be disbursed to the applicable Hedge counterparties in an amount equal to the Hedge Losses attributable to such Company Hedges, if any, payable in connection with such termination, liquidation and unwinding.
Section 8.15    Financing Cooperation and Efforts.
(a)    Sellers and the Company Group shall (i) use commercially reasonable efforts to deliver to Purchaser and Closing Date Assignee, in each case by July 1, 2023, true and complete copies of (x) the Company’s audited historical consolidated balance sheet as of December 31, 2022 and 2021 and the related historical consolidated statements of operations, members’ equity and cash flows for the years ended December 31, 2022 and 2021 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) (collectively, the “Audited Financials”), in each case prepared in accordance with GAAP and audited in accordance with auditing standards generally accepted in the United States of America, (y) the Reserve Report; and (z) the Company’s unaudited historical consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, prepared in accordance with GAAP and reviewed in accordance with GAAP applicable to reviews of interim financial information; (ii) upon reasonable request of Purchaser or Closing Date Assignee, shall deliver to Purchaser and Closing Date Assignee, not later than August 31, 2023, the Company’s unaudited historical consolidated financial statements as of June 30, 2023 and for the six (6) months ending in June 30, 2023 and 2022, prepared in accordance with GAAP and reviewed in accordance with GAAP applicable to reviews of interim financial information; (iii) upon reasonable request by Purchaser or Closing Date Assignee, shall use commercially reasonable efforts to cause any independent auditor responsible for the audit of the Audited Financials to provide its executed consent, in form and substance reasonably satisfactory to Purchaser and dated as of such date or dates as may be reasonably requested from time to time by Purchaser, including in connection with the Financing by Purchaser or any Person that is intended to take assignment or otherwise acquire any portion of the Assets from Purchaser substantially concurrently with the Closing (any such Person, a “Closing Date Assignee” and, any such assignment or acquisition documentation, the “Closing Date Assignment”), for filing with the SEC of the Audited Financials or inclusion in an offering memorandum related to the Financing; and (iv) upon reasonable request by Purchaser or Closing Date Assignee, Sellers and the Company Group shall use commercially reasonable efforts to cause the independent reserve engineers responsible for the Reserve Report to provide their executed consent and any required summary reserve letter, in form and substance reasonably satisfactory to Purchaser and dated as of such date or dates as may be reasonably requested from time to time by Purchaser, including in connection with any Financing, for filing with the SEC of the Audited Financials or inclusion in an offering memorandum related to the Financing. In addition, from and after the Execution Date, Sellers and the Company Group shall, at Purchaser’s or Closing Date Assignee’s, as applicable, sole cost and expense, use commercially reasonable efforts to and shall direct its consultants, accountants, reservoir engineers, agents and other Representatives to use commercially reasonable efforts to, during customary business hours, cooperate with Purchaser, Closing Date Assignee or their Representatives and the independent auditors chosen by Purchaser or Closing Date Assignee, as the case may be, in connection with (y) the Financing or (z) other actions that Purchaser or Closing Date Assignee reasonably require to comply with the requirements under state and federal securities laws; provided, however, notwithstanding anything to the contrary in this Agreement, none of Sellers, their Affiliates or their respective Representatives shall be responsible for the preparation of any pro forma financial information, which shall be prepared solely by Purchaser or Closing Date Assignee, as applicable. Such cooperation may include, without limitation: (A) using commercially reasonable efforts (including by delivering one or more customary representation letters) to cause customary “comfort letters” in connection with the Financing to be delivered by, and to obtain consents from, the independent auditor(s) and reservoir engineer(s) of Sellers or the Company Group that conducted any audit of such financial statements included in (1) any filings that may be made by Purchaser or Closing Date Assignee under the Securities Act or required by the SEC under securities laws applicable to Purchaser or Closing Date Assignee or any report required to be filed by Purchaser or Closing Date Assignee under the Exchange Act in connection with the transactions contemplated by this Agreement or in connection with the Financing or (2) any prospectus or offering memorandum used in connection with the Financing; (B) providing commercially reasonable assistance to facilitate, in each case subject to Closing, the pledging, granting of security interests in, and otherwise granting of liens on, any assets of the Company Group, including providing information with respect to property descriptions of the Assets necessary to execute any security documentation or any guarantees by the Company Group which are conditions to the availability of the Financing pursuant to customary pledge and security agreements and guarantee agreements, in each case, effective as of and contingent upon Closing; (C) using commercially reasonable efforts to provide, upon reasonable request, all documentation and other information about Sellers and the Company Group as is reasonably requested by Purchaser or Closing Date Assignee which relates to applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations (including without limitation the USA PATRIOT ACT) (it being agreed and understood that any such documentation or information requested at least nine (9) Business Days prior to the Closing shall be provided prior to the sixth (6th) Business Day prior to the Closing); and (D) requesting the relevant independent auditor(s) and reservoir engineer(s) to participate, upon reasonable advance notice and at mutually agreed times, in a commercially reasonable number of customary due diligence sessions, if any, in connection with the Financing. Notwithstanding anything to the contrary herein, Sellers’ obligations under this Section 8.15(a) shall terminate as of the Closing Date.
(b)    Notwithstanding anything to the contrary, Sellers’ performance of the covenants and agreements under this Section 8.15 shall not interfere with Sellers’ or any of their Affiliates’ ability to prepare their own financial statements or Sellers’ or any of their Affiliates’ regular conduct of business or require Sellers or the Company to take any action that Sellers or the Company reasonably believe could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(c)    Notwithstanding anything to the contrary contained in this Section 8.15, nothing in this Section 8.15 shall require any such cooperation to the extent that it would (A) require Sellers or their Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Sellers, the Company or their Affiliates or any of their respective Representatives to provide any information that is not reasonably available to Sellers, the Company or such Representative, or (C) require Sellers or their Affiliates or any of their respective Representatives to take any action that will conflict with or violate such Person’s organizational documents, as applicable, or any applicable Law or result in a violation or breach of, or default under, any contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to any Financing contemplated by Section 8.15(a). Purchaser shall, promptly upon request by Sellers, reimburse Sellers and their Affiliates and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 8.15, whether before or after Execution Date (including attorney’s fees); and shall indemnify, defend and hold harmless the Seller Indemnified Parties and each of their respective Representatives from and against any and all liabilities suffered by, incurred by, or asserted against such Persons arising from the cooperation provided by such Persons pursuant to this Section 8.15 (other than to the extent such liabilities arise from actual fraud or willful misconduct of Sellers or their Affiliates or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith.
(d)    Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Sellers or the Company of this Section 8.15, (i) in no event will any failure by Sellers or the Company to comply with this Section 8.15 be used by Purchaser as a basis to (A) terminate this Agreement, (B) assert the failure of any of Purchaser’s conditions to Closing to be satisfied, (C) assert that Sellers are not entitled to terminate this Agreement under the circumstances set forth in Section 12.2(c) or (D) assert any claim for Damages under this Agreement.
(e)    Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to arrange, consummate and obtain the Financing (to the extent contemplated by the Debt Commitment Papers to be funded on or prior to the Closing Date) on or prior to the Closing Date in an amount in the aggregate, together with Purchaser’s other reasonably expected Funding Sources, sufficient to enable the Purchaser to pay the Closing Payment on the Closing Date on material terms and conditions no less favorable to Purchaser than the terms and conditions described in the Debt Commitment Papers. Such actions shall include, but not be limited to, using commercially reasonable efforts to maintain in effect the Debt Commitment Papers, provided that Purchaser may replace or amend, supplement or waive provisions of, the Debt Commitment Papers (including adding new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereof, providing for the assignment, novation and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional entities in connection with their addition or appointment or increase the amount of commitments under the financing documents or any other definitive agreements in connection with the Financing) in accordance with this Section 8.15; (ii) satisfy on a reasonably timely basis all conditions to the financing set forth in the Debt Commitment Papers (unless such conditions are waived) that are within the Purchaser’s control and (iii) negotiate, execute and deliver financing documents on terms which (taken as a whole) are no less favorable to Purchaser than the material terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) with respect to the consummation of the Transactions described herein; provided that, in each case, the Debt Commitment Papers may be terminated, and the commitments thereunder reduced, to the extent and only to the extent that after giving effect to such termination or reduction the Purchaser shall have sufficient cash on hand, together with Purchaser’s other reasonably expected Funding Sources, to enable the Purchaser to pay the Closing Payment on the Closing Date and otherwise consummate the Transactions. Purchaser shall not, without the consent of Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), permit any material amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall be deemed not to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) materially and adversely affect the ability of Purchaser to enforce its rights against any of the other parties to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced, relative to the ability of Purchaser to enforce its rights against any of such other parties to the Debt Commitment Papers as in effect on the date hereof or (C) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Papers, or modify the terms of the Financing, in each case in a manner that would reasonably be expected to materially prevent, impede or delay the consummation of the Transactions; provided that, in each case, the Debt Commitment Papers may be terminated, and commitments thereunder reduced, to the extent and only to the extent that after giving effect to such termination or reduction the Purchaser shall have sufficient cash on hand, together with Purchaser’s other reasonably expected Funding Sources, to enable the Purchaser to pay the Closing Payment on the Closing Date and otherwise consummate the transactions contemplated by this Agreement. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers in accordance with this Section 8.15(e) or Section 8.15(f) below that is material or is otherwise adverse to the Sellers, Purchaser shall promptly deliver to Sellers’ Representative a true and complete copy thereof (redacted in a customary manner with respect to fee amounts, economic terms, “market flex” provisions and other customary terms), and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Financing” shall refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced and the Financing contemplated thereby. Purchaser shall keep Sellers’ Representative informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by Sellers’ Representative therefor; provided that, in no event shall Purchaser be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Laws.
(f)    Purchaser shall give Sellers’ Representative prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Debt Commitment Papers of which Purchaser or any of its Subsidiaries becomes aware; (ii) the receipt by Purchaser of any written notice or other written communication from any Financing Source with respect to any actual or potential breach, default, termination or written repudiation by such party to the Debt Commitment Papers, or of any provisions thereto; and (iii) the occurrence of any event or development that Purchaser expects to have a materially adverse impact on the ability of Purchaser to obtain the timely funding under the Debt Commitment Letter on the Closing Date or to consummate the transaction contemplated by this Agreement, in each case, other than on account of any reductions in the commitments thereunder to the extent and only to the extent that after giving effect to such termination or reduction the Purchaser shall have sufficient cash on hand, together with Purchaser’s other reasonably expected Funding Sources, to enable the Purchaser to pay the Closing Payment on the Closing Date and otherwise consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within five (5) Business Days of the date Sellers’ Representative delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by Sellers’ Representative relating to any circumstance referred to in the immediately preceding sentence. Without limiting Purchaser’s obligations hereunder, if any portion of the Financing becomes unavailable (other than as a result of reductions contemplated pursuant to the Debt Commitment Letter or otherwise permitted by this Section 8.15) or Purchaser becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, Purchaser shall (A) notify the Sellers of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its commercially reasonable efforts to seek, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources in an amount at least equal to an amount such that, the Purchaser shall have sufficient cash on hand, together with Purchaser’s other reasonably expected Funding Sources, to enable the Purchaser to pay the Closing Payment on the Closing Date and otherwise consummate the transactions contemplated by this Agreement; (C) keep Sellers’ Representative reasonably informed on a current basis of the status of its efforts to consummate such alternative financing; and (D) provide Sellers’ Representative with true and complete fully executed copies of the commitment documentation with respect to any new financing (if any). Notwithstanding the foregoing, in no event shall Purchaser be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Laws.
Section 8.16    Affiliate Arrangements. Sellers shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (including than those set forth on Schedule 8.16) in a manner such that neither Company nor any member of the Company Group has any liability or obligation with respect to an Affiliate or under any Affiliate Arrangement at or following the Closing and (b) have the parties to such Affiliate Arrangements (including those set forth on Schedule 8.16) release and waive any and all claims that any of them may have under such arrangements as of the termination date.
Section 8.17    NOG Assignment Consents and NOG Assignment Preferential Rights. Within seven (7) Business Days after the Execution Date, Company shall prepare forms for and send (a) notices to the holders of any NOG Assignment Required Consents and the NOG Assignment Other Consents (collectively, the “NOG Assignment Consents”) in the form of Exhibit G and (b) notices to the holders of any applicable NOG Assignment Preferential Rights applicable to the NOG Assignment in compliance with the terms of such rights and requesting waivers of such rights in the form of Exhibit H; provided, however, Purchaser shall provide, and bear any and all liability for, any allocation of any purchase prices or values in any such notices with respect to any Assets subject to the NOG Assignment. The applicable member of the Company Group shall send copies of such notices under clauses (a) and (b) to Purchaser promptly following delivery of such notices. Prior to Closing, Company shall provide or cause to be provided to Purchaser, with no less than bi-weekly updates with respect to the status of obtaining waivers of such NOG Assignment Consents and NOG Assignment Preferential Rights (including any response documentation with respect thereto). Company shall use commercially reasonable efforts to cause such Consents and waivers of NOG Assignment Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Company shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall reasonably cooperate with Company, and shall provide all information reasonably requested by Company, in seeking to obtain such Consents and waivers of Preferential Rights. Any Preferential Right must be exercised subject to all terms and conditions set forth in that certain Cooperation Agreement dated as of the Execution Date by and between Purchaser and NOG, including the successful Closing hereunder and the closing thereunder. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset set forth in Section 2.8 (provided that, if such Preferential Right is only applicable to the NOG Assignment, the Allocated Value of such Asset shall be deemed to be 33.333% of the Allocated Value of such Asset set forth on Schedule 2.8). If, prior to the Closing Date, any Party discovers any NOG Assignment Consents or NOG Assignment Preferential Rights applicable to the NOG Assignment for which notices have not been delivered pursuant to the first sentence of this Section 8.17, then (i) the Party making such discovery shall provide the other Party with written notification of such Consents or Preferential Rights, as applicable, and (ii) Company, following delivery or receipt of such written notification, will promptly send notices to the holders of the consents requesting such NOG

Assignment Consents and notices to the holders of NOG Assignment Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights (and in substantially the form set forth in Exhibit G or Exhibit H, as applicable). Notwithstanding anything to the contrary contained herein, (A) Purchaser shall bear and promptly reimburse any and all fees, costs and expenses incurred by the Sellers (or in the event this Agreement is terminated, by the Company Group) in connection with the Company performing its obligations pursuant to this Section 8.17, (B) no such fees, costs or expenses shall constitute Leakage or Transaction Costs hereunder, (C) with respect to NOG Assignment Preferential Rights, the applicable members of the Company Group (and not the Sellers) are entitled to any consideration payable by any applicable holders of any NOG Assignment Preferential Rights as a result of the exercise thereof, (D) any Action or threatened Action or actual or alleged breach by the holders of any NOG Assignment Preferential Right for which notices are sent hereunder shall not constitute a breach of any representations or warranties of Sellers or Company set forth herein and (E) Purchasers shall indemnify, defend and hold harmless the Seller Group (including in the event this Agreement is terminated, the Company Group) from any Damages arising out of any actual or alleged breach of any NOG Assignment Preferential Right by the holders thereof with respect to any NOG Assignment Preferential Rights for which notices are sent hereunder.
Section 8.18    Top Leases. Promptly after Closing, but in no event later than three (3) days after Closing, Sellers’ Representative shall cause Novo Minerals, LP to execute and deliver to Novo Oil & Gas Northern Delaware, LLC fully paid-up top leases in the form attached hereto as Exhibit J covering the lands described on Schedule 8.18.
Section 8.19    Litigation Cooperation. Each Seller shall, and shall cause its Affiliates and then-current officers and employees (with respect to each Seller, such Seller’s “Litigation Support Group”) to, reasonably cooperate with Purchaser and its Affiliates (including, after the Closing Date, each of member of the Company Group) in the prosecution, mitigation, defense or settlement of the matters set forth on Schedule 4.5, Schedule 5.8, or that required disclosure on Schedule 4.5 or Schedule 5.8 as of the Execution Date (or that first arose after the Execution Date, but would have required disclosure on such schedules if arising prior to the Execution Date), regardless of whether such matter is listed on Schedule 4.5 or Schedule 5.8), including by providing Purchaser, its Affiliates and their legal counsel, as applicable, reasonable access, to the extent such access is within the control of such Seller, during normal business hours to current officers, directors, employees, agents, records, documents, data and other information as Purchaser or its Affiliate may reasonably request, to the extent maintained by or under the possession or control of any such Seller or its Litigation Support Group; provided that Seller and its Litigation Support Group may restrict the foregoing access or the provision of such information to the extent that, upon advice of counsel, (a) applicable Law or Contract requires such Person to restrict or prohibit such access or the provision of such information, (b) providing such access or disclosing such information would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege of such Person (other than any member of the Company Group) or (c) providing such access or disclosing such information would reasonably be expected to breach any duty of confidentiality to a Third Party. If such Seller or its Litigation Support Group restricts access or withholds information on the basis of the foregoing clauses (a) through (c), such Seller shall (or shall cause its Litigation Support Group to), to the extent legally permissible and without waiving any attorney-client privilege or similar legal privilege of such Seller or its Litigation Support Group (other than any member of the Company Group), inform Purchaser as to the general nature of what is being restricted or withheld and the reason therefor, and use commercially reasonable efforts to make appropriate substitute arrangements to permit access to or disclosure of the relevant information in a manner that does not have such restrictions. Purchaser shall reimburse such Seller or its Litigation Support Group for their reasonable, documented, out-of-pocket expenses paid to Third Parties in performing their respective obligations under this Section 8.19 (including reasonable fees and expenses of legal counsel, if applicable).

Section 8.20    Specified Matters. From and after the Execution Date, the Parties hereby agree that the terms of Schedule SM shall be binding on the Parties and their respective Affiliates as though fully set forth herein.
ARTICLE 9

CONDITIONS TO CLOSING
Section 9.1    Conditions of Sellers to Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement (except for the obligations of such Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of such Seller to consummate the Closing, are subject, at the option of such Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by Sellers’ Representative:
(a)    Representations. (i) Each of the Purchaser Fundamental Representations shall be true and correct as of the Closing, as though made on and as of the Closing (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date), in each case, except to the extent the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis Damages to the Sellers, and (ii) each of the Non-Fundamental Representations of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(c)    No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary, or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    Certain Adjustments. In each case subject to the terms of this Agreement relating to the applicable Individual Defect Threshold and offset of Title Benefit Amounts, the aggregate amount of the sum, without duplication, of (i) the aggregate sum of all Defect Amounts relating to Defects in excess of the Defect Deductible, and determined under Article 3, plus (ii) the aggregate sum of all Damages attributable to Casualty Events occurring between the Execution Date and the Closing (net to the Company Group’s interest), does not in the aggregate exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;
(e)    HSR Clearance. HSR Clearance has occurred; and
(f)    Closing Deliverables. Purchaser shall (i) have delivered to Sellers the Purchaser Certificate and (ii) be ready, willing and able to (A) deliver to Sellers at the Closing the other documents and items required to be delivered by Purchaser under Section 10.3 and (B) consummate the transactions contemplated by this Agreement.
Section 9.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by Purchaser:
(a)    Representations. (i) Each of the Seller Fundamental Representations shall be true and correct as of the Closing, as though made on and as of the Closing (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date), in each case, except to the extent the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis Damages to the Purchaser, and (ii) each of the Non-Fundamental Representations of Seller and Company in this Agreement shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) (without regard to any Material Adverse Effect or other materiality qualifier set forth therein), except to the extent the failure of any such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;
(b)    Performance. Each Seller and Company shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Sellers and/or Company under this Agreement prior to or on the Closing;
(c)    No Injunction. On the Closing Date, no Law or Order (whether such Order is temporary, preliminary, or permanent) shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    Certain Adjustments. In each case subject to the terms of this Agreement relating to the applicable Individual Defect Threshold and offset of Title Benefit Amounts, the aggregate amount of the sum, without duplication, of (i) the aggregate sum of all Defect Amounts relating to Defects in excess of the Defect Deductible, and determined under Article 3, plus (ii) the aggregate sum of all Damages attributable to Casualty Events occurring between the Execution Date and the Closing (net to the Company Group’s interest), does not in the aggregate exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;
(e)    HSR Clearance. HSR Clearance has occurred; and
(f)    Closing Deliverables. Each Seller and/or applicable member of the Company Group shall (i) have delivered to Purchaser the Closing Certificate and (ii) be ready, willing and able to (A) deliver to Purchaser at the Closing the other documents and items required to be delivered by such Seller and/or applicable member of the Company Group under Section 10.2 and (B) consummate the transactions contemplated by this Agreement.
ARTICLE 10

CLOSING
Section 10.1    Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers’ Representative, take place at the offices of Vinson & Elkins LLP located at 845 Texas Avenue, Houston, Texas 77002-2947 at 10:00 a.m., Central Standard Time, on the later to occur of the date that is fifteen (15) days after the Defect Deadline or five (5) Business Days after the HSR Clearance Date (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 12. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 10.2    Obligations of Sellers and Company at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, each Seller and/or Company shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)    the Preliminary Settlement Statement, duly and validly executed by Sellers’ Representative;
(b)    assignment of the Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly and validly executed by each Seller;
(c)    a duly and validly completed and executed Internal Revenue Service Form W-9 of each Seller (or, if a Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes);
(d)    a certificate duly and validly executed by an authorized officer of each Seller, dated as of the Closing, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) as it relates to each Seller have been fulfilled;
(e)    Payoff Letters addressed to the applicable payees set forth therein evidencing that all Credit Document Indebtedness of the Company Group shall be paid off in full immediately upon Closing by wire transfer of immediately available funds;
(f)    (i) releases of all Liens securing Credit Document Indebtedness and/or Company Hedges in each case, that are burdening the Subject Securities and/or the Assets, (ii) authorizations to file UCC-3 termination statements, mortgage releases and other applicable terminations or releases, in each case, in form and substance reasonably satisfactory to Purchaser, in all applicable jurisdictions to evidence the release of all Liens securing Credit Document Indebtedness and/or Company Hedges that are burdening the Subject Securities, the Company Group, and/or the Assets and (iii) all instruments and agreements in form and substance reasonably satisfactory to Purchaser reasonably required to effect and file of record the release of all Liens securing Credit Document Indebtedness and/or Company Hedges that are burdening the Subject Securities and/or the Assets;
(g)    the resignations and releases (effective as of Closing) of managers, officers and directors, as applicable, of the Company Group, in the form attached hereto as Exhibit F;
(h)    an Excluded Asset Assignment from the applicable members of the Company Group to a Seller or one or more of its designees, duly and validly executed by each of such member of the Company Group and Seller (or its designee);
(i)    signatory change cards for each of the accounts of the Company Group listed on Schedule 5.25, duly and validly executed by each authorized signatory for the applicable account, and all such other documentation reasonably necessary to transfer or replace the signatories of such accounts;

(j)    a duly and validly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit D duly and validly executed by the applicable Seller or Affiliate of such Seller as Service Provider thereunder;
(k)    a duly and validly executed counterpart of the Standstill Agreement substantially in the form attached hereto as Exhibit E from each of the individuals listed on Section 10.2(k) (the “Standstill Agreements”); and
(l)    all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at Closing by any Seller, the Company or any of their respective Affiliates.
Section 10.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers and Company of its obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Sellers, among other things, the following:
(a)    the Preliminary Settlement Statement, duly and validly executed by Purchaser;
(b)    a wire transfer of the Closing Payment in same-day funds to the account(s) designated in the Preliminary Settlement Statement;
(c)    a wire transfer of the Specified Matter Deposit Amount to the Escrow Agent to be held in a separate account with the Escrow Agent in accordance with this Agreement and the Escrow Agreement;
(d)    if applicable, a wire transfer of the Defect Deposit to the Escrow Agent to be held in a separate account with the Escrow Agent in accordance with this Agreement and the Escrow Agreement;
(e)    the Assignment, duly and validly executed by Purchaser;
(f)    a certificate, duly and validly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;
(g)    a duly and validly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit D duly and validly executed by Purchaser;
(h)    a duly and validly executed counterpart of each of the Standstill Agreements; and
(i)    all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Purchaser.

ARTICLE 11

TAX MATTERS
Section 11.1    Company Taxes.
(a)    Sellers shall be allocated and bear all Pre-Effective Time Company Taxes, and Purchaser shall be allocated and bear all Post-Effective Time Company Taxes.
(b)    For purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes: (i) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes that are Income Taxes or that are ad valorem, property or similar Company Taxes imposed on a periodic basis) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Company Taxes occurred; (ii) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes that are Income Taxes, are ad valorem, property or similar Company Taxes imposed on a periodic basis, or described in clause (i)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Company Taxes occurred; (iii) Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and (iv) Company Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (x) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (y) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax.
(c)    To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.4 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement statement as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the Other Party to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under this Section 11.1.
Section 11.2    Transfer Taxes and Recording Fees. Purchaser shall bear and pay fifty percent (50%) of, and Sellers shall bear and pay fifty percent (50%) of any sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”); provided, however, that Sellers shall bear all of the Transfer Taxes (if any) associated with the assignment of any Excluded Assets pursuant to the Excluded Assets Assignment or the Company Restructuring. Purchaser shall bear and pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey the Subject Securities to Purchaser. Each Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 11.3    Tax Returns. Sellers’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of any member of the Company Group with respect to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date and shall timely pay (or cause to be paid) all Taxes with respect to such Tax Returns (the “Sellers’ Representative Prepared Returns”). Each Sellers’ Representative Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Purchaser shall prepare or cause to be prepared all Tax Returns of any member of the Company Group with respect to Company Taxes for all Pre-Effective Time Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date, other than the Sellers’ Representative Prepared Returns (collectively, “Purchaser Prepared Returns”). Each Purchaser Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Purchaser shall, reasonably in advance of the due date of each Purchaser Prepared Return (taking into account any applicable extensions), deliver a draft of such Purchaser Prepared Return, together with all supporting documentation and workpapers, to Sellers’ Representative for its review and comment, and Purchaser will cause such Purchaser Prepared Return (as revised to incorporate Sellers’ Representative’s reasonable comments) to be timely filed and provide a copy thereof to Sellers’ Representative. The Parties agree that nothing in this Section 11.3 shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties.
Section 11.4    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any member of the Company Group. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 11.5    Post-Closing Tax Matters. Purchaser shall not (and shall cause its Affiliates (including, after the Closing, the Company Group) not to), with respect to (a) any Flow-Through Income Taxes attributable to any member of the Company Group for any Tax period (or portion thereof) beginning prior to the Closing Date or (b) any other Taxes of any member of the Company Group for any Tax period (or portion thereof) beginning prior to the Effective Time, to the extent that such action could increase Taxes that Sellers, or their direct or indirect owners, would economically bear, (i) file any amended Tax Return, (ii) make, change or revoke any Tax election in a manner that is inconsistent with past practice, (iii) change any method of accounting with respect to Taxes, (iv) initiate any discussion with any Governmental Authority regarding any voluntary disclosure involving Taxes, or (v) surrender any right to claim a refund for Taxes, in each case, without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).
Section 11.6    Tax Refunds. Sellers shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Sellers pursuant to Section 11.1, and Purchaser shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Purchaser pursuant to Section 11.1, in each case unless such refunds or credits were taken into account in the final determination of the Adjusted Purchase Price pursuant to Section 2.7(b). If a Party or its Affiliate (i) receives a refund of Company Taxes or (ii) realizes a reduction of cash Taxes otherwise payable attributable to any credit, in each case, to which another Party is entitled pursuant to this Section 11.6, such recipient Party shall forward to the entitled Party the amount of such refund or Tax benefit within thirty (30) days after such refund is received or such Tax benefit is received or realized, as applicable, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund or Tax reduction.
Section 11.7    Tax Proceedings. If, after the Closing Date, any Party receives notice of an audit or administrative or judicial proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to any taxable period ending prior to the Effective Time (a “Seller Tax Contest”), Purchaser shall notify the Sellers’ Representative, or the Sellers’ Representative shall notify Purchaser, as applicable, within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the Parties of their obligations under this Agreement with respect to Company Taxes, as applicable, except to the extent such failure results in insufficient time being available to permit the other Parties to effectively defend against such Seller Tax Contest. Sellers’ Representative shall have the option, at Sellers’ sole cost and expense, to control any such Seller Tax Contest and may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving notice of such Seller Tax Contest from Purchaser; provided that Sellers’ Representative shall (i) keep Purchaser reasonably informed of the progress of such Seller Tax Contest, (ii) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Seller Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Seller Tax Contest, to the extent such settlement, compromise, or concession could reasonably be expected to have an impact on the amount of Post-Effective Time Company Taxes without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Purchaser or an Affiliate of Purchaser (including any member of the Company Group) receives notice of an audit or administrative or judicial proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), Purchaser shall notify Sellers’ Representative within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve Sellers of their obligations under this Agreement with respect to Company Taxes, except to the extent such failure results in insufficient time being available to permit Sellers’ Representative to effectively participate in the defense against such Straddle Period Tax Contest. Purchaser shall control any Straddle Period Tax Contest; provided that Purchaser shall (A) keep Sellers’ Representative reasonably informed of the progress of such Straddle Period Tax Contest, (B) permit Sellers’ Representative (or Sellers’ Representative counsel) to participate, at Sellers’ sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (C) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 11.8    Push-Out Election. If, after the Closing Date, any member of the Company Group is subject to U.S. federal income tax audit or administrative or judicial proceeding for a Tax period beginning on or prior to the Closing Date resulting in an “imputed underpayment” described in Section 6225 of the Code with respect to such member of the Company Group, then, at Purchaser’s request, the applicable Seller shall timely make (or cause to be timely made) a “push-out” election pursuant to Section 6226 of the Code for such member of the Company Group with respect to such Tax period, unless the Parties unanimously consent in writing to forego such election.
ARTICLE 12

TERMINATION
Section 12.1    Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”):

(a)    by the mutual prior written consent of Sellers’ Representative and Purchaser;
(b)    by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if Closing has not occurred on or before August 28, 2023 (the “Outside Date”); provided, however, that if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 9.1(e) and Section 9.2(e) to be satisfied, then, without any further action by the Parties, the Outside Date shall automatically be extended to September 12, 2023 for all purposes hereunder;
(c)    by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if a final non-appealable Order has been entered restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by Purchaser upon written notice to Sellers’ Representative, if Purchaser is not then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or Company pursuant to this Agreement (including a failure to consummate the transactions contemplated hereunder when required pursuant to Section 10.1) that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure cannot be (or has not been) cured by any Seller or Company by the Target Closing Date;
(e)    by Sellers’ Representative upon written notice to Purchaser, if no Seller or Company is then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement (including a failure to consummate the transactions contemplated hereunder when required pursuant to Section 10.1) that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure cannot (or has not been) cured by Purchaser by the Target Closing Date; or
(f)    by Sellers’ Representative any time prior to Purchaser funding the Deposit in accordance with Section 2.3, if Purchaser has not funded the Deposit within one (1) Business Day of the Execution Date in compliance with Section 2.3;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties or covenants hereunder that would give rise to the failure of any of the conditions specified in Article 9, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder when required pursuant to Section 10.1 or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 12.2(b) or Section 12.2(c) below.
Section 12.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Article 7, Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.7, Section 8.13, Section 8.15(c), Article 12, and Article 14, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement.

(b)    In the event that (i) all conditions precedent to the obligations of each Seller set forth in Section 9.1 have been satisfied or waived in writing by Sellers’ Representative (or would have been satisfied except for the breach or failure of any Seller’s or Company’s representations, warranties, or covenants hereunder) and (ii) Purchaser is ready, willing and able to perform its obligations under Section 10.3 (or would have been ready, willing and able to perform such obligations except for the breach or failure of any Seller’s or Company’s representations, warranties or covenants hereunder) and (iii) the Closing has not occurred as a result of the breach or failure of any Seller’s or Company’s representations, warranties or covenants hereunder, including, if and when required, any Seller’s or Company’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder when required at Closing, to either (A) seek specific performance of this Agreement, or (B) terminate this Agreement and receive (x) the entirety of the Deposit for the sole account and use of Purchaser plus (y) recover from Seller(s) (jointly and severally) an aggregate amount equal to Purchaser’s and its Affiliates’ actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the Transaction Documents, in an amount up to, but not to exceed Ten Million Dollars ($10,000,000).
(c)    In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder), and Sellers and the Company are ready, willing and able to perform their obligations under Section 10.2 (or would have been ready, willing and able to perform such obligations except for the breach or failure of Purchaser’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred as a result of the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at the Closing, then Sellers shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at the Closing, to terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Sellers as liquidated damages hereunder. The Parties agree that in the event Sellers are entitled to terminate this Agreement and receive the Deposit pursuant to this Section 12.2(c), (A) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers and (C) such liquidated damages do not constitute a penalty.
(d)    In the event that this Agreement is terminated under Section 12.1 and Sellers are not entitled or required to receive the Deposit under Section 12.2(c), Purchaser shall be entitled to receive the entirety of the Deposit for the account of Purchaser.
(e)    Promptly, but in no event later than three (3) Business Days after the Termination Date, Sellers’ Representative and Purchaser shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party or Parties entitled to receive the Deposit as provided in this Section 12.2. To the extent any Seller is entitled to receive any amounts (including the Deposit) under this Section 12.2, such amounts shall be disbursed to the Persons and account(s) as designated by Sellers’ Representative.
(f)    Each Seller and Company acknowledge that as express consideration for Purchaser entering into this Agreement and such Seller’s and Company’s representations, warranties and covenants set forth herein, each Seller and Company covenants and agrees that solely with respect to Purchaser’s rights under Section 12.2(b), (i) the rights of Purchaser to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Seller or the Company violates or fails or refuses to perform any covenant or agreement made by it herein, Purchaser may be without an adequate remedy at Law, (ii) Purchaser would be irreparably harmed by any breaches by any Seller or the Company of its respective obligations to consummate the transactions hereunder as and when required by such Party hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Purchaser’s rights under Section 12.2(b), (iv) Purchaser shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to Purchaser’s rights under Section 12.2(b), including all other remedies available at Law or in equity, including monetary damages, (v) no member of the Seller Group, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to Purchaser’s rights under Section 12.2(b) and (vi) each Seller and the Company agree to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 12.2(b).
Section 12.3    Return of Documentation and Confidentiality. Upon termination of this Agreement and the final, non-appealable resolution of any disputes relating to this Agreement, Purchaser shall destroy or return to Sellers and the Company all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Company or any Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of Company, the Subject Securities or the Assets, in each case, in accordance with the Confidentiality Agreement and, if Purchaser elects to destroy any such information, an officer of Purchaser shall certify the destruction of such information to Sellers and the Company in writing.
ARTICLE 13

INDEMNIFICATION; LIMITATIONS
Section 13.1    Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Purchaser and Company shall be jointly and severally responsible for, shall pay, and shall jointly and severally indemnify, defend and hold harmless each Seller, each Affiliate of each such Person, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:
(a)    the failure or breach of Purchaser’s covenants or agreements contained in this Agreement;
(b)    the failure or breach of Company’s covenants or agreements contained in this Agreement to be performed after Closing;
(c)    any failure or breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the Purchaser Certificate;
(d)    any Post-Effective Time Company Taxes; and/or
(e)    the conduct, ownership or operation of the Subject Securities, the Company, the Assets or the Business, in each case, excluding any matter for which Sellers are obligated to indemnify and hold harmless the Purchaser Group pursuant to Section 13.2.

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excepting and excluding Fraud and, in the case of Section 13.1(e), any Damages against which Purchaser is entitled to indemnity from Seller under Section 13.2 (subject to, and without limitation of Section 13.3) at the time the applicable Claim Notice is presented by Purchaser (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under this Article 13).
Section 13.2    Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Sellers’ Representative shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser (including Company) and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:
(a)    the failure or breach of any Seller’s covenants or agreements contained in this Agreement;
(b)    the failure or breach of Company’s covenants or agreements contained in this Agreement to be performed on or prior to Closing;
(c)    any failure or breach of any representation or warranty made by any Seller contained in Article 4, or any Seller in the Closing Certificate;
(d)    any failure or breach of any representation or warranty made by Company in Article 5 or Company in the Closing Certificate;
(e)    any Specified Liabilities; and/or
(f)    the Specified Matters.
Section 13.3    Survival; Limitations.
(a)    Subject to Section 13.3(b) and Section 13.3(c): (i) Non-Fundamental Representations (other than the representations and warranties set forth in Section 5.10) of each Seller and/or Company set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall survive Closing and terminate on the Second Holdback Release Date; (ii) the representations and warranties set forth in Section 5.10 (including the corresponding representations and warranties given in the Closing Certificate) shall survive Closing and terminate on the date that is sixty (60) days after the expiration of the statutes of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to such matters; (iii) Sellers’ Fundamental Representations of each Seller and/or Company set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall survive Closing and terminate on December 31, 2027; (iv) the covenants and agreements of each Seller and/or Company to be performed on or prior to Closing shall terminate on the Second Holdback Release Date; (v) the covenants and agreements of each Seller to be performed after Closing shall survive the Closing and terminate on when fully performed (other than the covenants in Section 13.2, which shall terminate on the date the applicable representations, warranties and covenants that is subject to indemnification thereunder); (vi) the indemnity in Section 13.2(e) (A) with respect to the Specified Liabilities set forth in subparts (c), (d) and (e) of the definition of “Specified Liabilities” shall terminate on December 31, 2025, (B) with respect to the Specified Liabilities set forth in subparts (f), (g), and (j) of the definition of “Specified Liabilities” shall terminate on the date that is sixty (60) days after the expiration of the statutes of limitations applicable to such matters, and (C) all other Specified Liabilities (other than with respect to the Specified Liabilities set forth in subparts (c), (d), (e), (f), (g), and (j) of the definition of “Specified Liabilities”) shall terminate on December 31, 2026; (vii) the other indemnification or reimbursement rights of the Purchaser Group in Section 13.2 shall survive the Closing and terminate on the termination date of each respective representation, warranty, covenant or agreement of any Seller or Company, as applicable, that is subject to indemnification thereunder; (viii) the covenants, representations and warranties of Purchaser set forth in this Agreement and the Purchaser Certificate and the covenants of Company to be performed after Closing shall survive the Closing indefinitely, and (ix) Sellers’ indemnity obligations set forth in Section 13.2(f) shall survive until the Specified Matters Deposit Release Date; provided, however, there shall be no expiration or termination of any bona fide claim asserted pursuant to a Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date of the applicable survival period thereof.
(b)    As a condition to making any claims for indemnification, defense or to be held harmless under this Article 13, Purchaser must deliver to Sellers a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof. All rights of each member of the Purchaser Group to indemnification and reimbursement under Section 13.2 shall terminate and expire on the termination date of each respective representation, warranty, covenant or agreement of any Seller or Company, as applicable, for which any member of the Purchaser Group is entitled to indemnification or reimbursement hereunder, except in each case as to matters for which a Claim Notice has been delivered to Sellers on or before the earlier of such termination date or the date otherwise required to be delivered hereunder.
(c)    Subject to Section 14.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement after Closing:
(i)    neither Purchaser nor any member of the Purchaser Group shall be entitled to indemnity or reimbursement:
(A)    for Damages relating to or arising out of any individual event, matter or occurrence that Sellers admits (or it is otherwise finally determined) that members of the Purchaser Group are entitled to indemnity pursuant to Section 13.2(c) with respect to breaches of Non-Fundamental Representations or Section 13.2(d) (except for Damages that Purchaser Group is entitled to indemnity and reimbursement as a result of a breach of the representations at Section 5.10 or Section 5.33 (expressly including any Special Warranty Defects)) with respect to breaches of Non-Fundamental Representations unless and until the amount of such Damages exceeds the Individual Indemnity Threshold (it being agreed that the Individual Indemnity Threshold represents a threshold and not a deductible);
(B)    for any Damages that Purchaser Group is entitled to indemnity and reimbursement under Section 13.2(c) with respect to breaches of Non-Fundamental Representations (except for Damages that Purchaser Group is entitled to indemnity and reimbursement as a result of a breach of the representations and warranties set forth in Section 5.10 or Section 5.33 (expressly including any Special Warranty Defects)) or Section 13.2(d) with respect to breaches of Non-Fundamental Representations (except for Damages that Purchaser Group is entitled to indemnity and reimbursement as a result of a breach of the representations and warranties set forth in Section 5.10 or Section 5.33) unless the aggregate amount of all such Damages for which Sellers would be responsible thereunder exceeds one and one-half percent (1.5%) of the Unadjusted Purchase Price (and then only to the extent such Damages exceed one and one-half percent (1.5%) of the Unadjusted Purchase Price);
(C)    for aggregate Damages that Purchaser Group is entitled to indemnity and reimbursement under Section 13.2(c) or Section 13.2(d) in excess of the Holdback Amount (such amount, the “Non-Specified Liabilities Damage Cap”); provided, however, in no event shall the limitation set forth in this Section 13.3(c)(i)(A) through Section 13.3(c)(i)(C) apply to any Damages with respect to any breaches of any (x) Sellers’ Fundamental Representations or the representations and warranties set forth in Section 5.10 or Section 5.33 (expressly including and Damages resulting from or attributable to any Special Warranty Defects) of any Seller or Company, (y) any indemnity obligations under Section 13.2(a), Section 13.2(b) or Section 13.2(e); and
(D)    under this Agreement or any other Transaction Document for aggregate Damages in excess of the sum of the Unadjusted Purchase Price (such amount, the “Overall Indemnity Cap”).
(ii)    Subject to Article 12 and Section 14.11, the liability of Purchaser (and Company after Closing) under this Agreement shall not exceed an amount equal to one hundred (100%) of the Unadjusted Purchase Price.
(d)    Each Seller, Company and Purchaser each acknowledge and agree that except as expressly set forth in Article 12, (1) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (2) Purchaser, Company and each Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the Other Party to perform its obligations hereunder required to be performed after Closing.
Section 13.4    Exclusive Remedy and Certain Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the Assets, the Business, the Subject Securities, the Company Group, the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, and the affirmations of such representations, warranties, covenants and agreements contained in the Closing Certificate are (i) the rights to indemnity from Seller set forth in Section 13.2, as limited by the terms of this Article 13, (ii) the rights set forth in Section 3.2(i) with respect to Disputed Defect Matters, and (iii) the right to seek specific performance for the breach or failure of a Seller to perform any covenants required to be performed after Closing. Except for the remedies for indemnification or defense from Seller contained in this Article 13, upon Closing, Purchaser waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the Assets, the Business, the Subject Securities, the Company Group, the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of any Assets, or any actions taken by managers or officers of Company prior to the Closing Date, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.
(b)    Any claim for indemnity under this Article 13 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement, or their applicable successor or assigns. No Indemnified Person other than a Seller and Purchaser, or their applicable successor or assigns shall have any rights against a Seller, Purchaser or Company under the terms of this Article 13, except as may be exercised on its behalf by Purchaser or a Seller, or their applicable successor or assigns, as applicable, pursuant to this Article 13. Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 13.4.
(c)    The amount of any Damages for which any Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance or other Third Party proceeds, recoupment, reimbursements or actually received by Purchaser or applicable members of the Purchaser Group (including Company) under the relevant insurance arrangements with respect to such Damages (net of collection costs and excluding any insurance policy underwritten or carried by such Indemnified Person or its Affiliate). If any Damages suffered by an Indemnified Person are covered by an existing policy, then such Indemnified Person shall use commercially reasonable efforts to pursue and prosecute any available claims against such policy. If during the period that is twelve (12) months after the Second Holdback Release Date, Purchaser or any of its Affiliates receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages previously paid to or received by any member of the Purchaser Group from Sellers (including from the Holdback Amount), Purchaser and Company shall, promptly pay and reimburse Sellers such funds or proceeds to the extent of any such funds previously paid to or received by any member of the Purchaser Group from Sellers (including from the Holdback Amount) with respect to such Damages.
(d)    Each Indemnified Person shall make reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.
(e)    The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.
(f)    To the extent of the indemnification obligations in this Agreement, Purchaser and Company, on behalf of itself and the Company Group, and each Seller hereby waive for itself and its successors and assigns (including to the full extent permissible under applicable Laws, any insurers), any rights to subrogation for Damages for which such Party is liable under this Agreement, or against which such Party is actually obligated to indemnify any other Person under this Agreement. If required by applicable insurance policies, each Party shall use commercially reasonable efforts to obtain a waiver of such subrogation from its insurers.
(g)    For purposes of determining the amount of damages recoverable by Purchaser Group or Seller Group resulting from breaches of representations and warranties by the other Sellers or Purchaser (but not for the purposes of whether Purchaser Group is entitled to indemnification under this Article 13 for breaches of representations and warranties), each of the representations and warranties herein that contains any qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except (i) with respect to this Section 13.4(g), the use of the word “Material” as used in term “material adverse effect” and the defined terms “Material Adverse Effect” or “Material Contract” shall not be disregarded and (ii) the “Material Adverse Effect” qualifier in Section 5.7 shall not be disregarded.
Section 13.5    Release.
(a)    Effective as of immediately prior to the Closing and except to the limited extent set forth in Section 13.1, each Seller, for itself and on behalf of its Affiliates (excluding the Company Group) and each of their respective equityholders, successors and assigns (the “Seller Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges the Purchaser Group, each member of the Company Group, each of their respective direct and indirect equityholders, and its and their Representatives in their capacity as such, and each of their respective successors and assigns from any and all manner of actions, causes of actions, claims obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Seller Releasing Group now has or has ever had against the members of the Company Group, in respect of or arising out the ownership, operation, management, administration or use of the Company Group, the Subject Securities or the Assets prior to Closing; provided, however, the foregoing notwithstanding, the release and discharge provided for herein shall not release (i) the members of the Company Group of their respective obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents, (ii) the members of the Company Group of any indemnification or exculpation obligations of such Person to Sellers as a manager of such Person, in Seller’s capacity as such, in accordance with Section 8.12, (iii) the members of the Company Group for claims for unpaid amounts that would, prior to Closing, constitute “Permitted Leakage” (provided that any such claim shall be finally accounted for in the final settlement statement delivered pursuant to Section 2.7(b)) or (iv) any Third Party Claim for which Purchaser or a Company Group member is obligated to indemnify any member of the Seller Group pursuant to Section 13.1. Seller hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Seller Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.5(a), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.5(a) in their capacity as such, with respect to any such claim. Each Seller hereby represents to Purchaser that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any such claim.
(b)    Effective as of immediately prior to the Closing, Company, for itself and on behalf of the Company Group and each of their respective equityholders, successors and assigns (the “Company Releasing Group”) and the Purchaser Group and each of their respective equityholders, successors and assigns (the “Purchaser Releasing Group”) hereby fully and unconditionally releases, acquits and forever discharges (i) Sellers and (ii) all directors, managers, officers and agents of the Company Group holding such position at any time prior to the Closing in their capacity as such from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, that any member of the Company Releasing Group or the Purchaser Releasing Group now has or has ever had against such Persons, arising out of or relating to (A) in respect of Sellers and their direct and indirect equityholders, Sellers’ ownership of the Subject Securities, and (B) in respect of such directors, managers, officers and agents, for acts and omissions on behalf of the Company Group or the relationship with the Company Group, in each case, other than with respect to their respective obligations and liabilities, if any, under this Agreement or the Transaction Documents. The foregoing notwithstanding, the release and discharge provided for herein shall not release any Seller or its Affiliates from any obligations, liabilities, claims, causes of action and Damages directly arising from or relating to the ownership, operation or business of any Excluded Assets. Purchaser, for itself and, following the Closing, on behalf of the Company Group hereby irrevocably covenants to refrain from, directly or indirectly (and shall cause each member of the Company Releasing Group and Purchaser Releasing Group to refrain from), asserting any claim released pursuant to the foregoing provisions of this Section 13.5(b), or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the released Persons set forth in the first sentence of this Section 13.5(b), in their capacity as such, with respect to any such claim.
Section 13.6    Indemnification Actions. All claims for indemnification under this Article 13 shall be asserted and resolved as follows:
(a)    For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages means (i) Sellers’ Representative in the event any member of the Purchaser Group is entitled to indemnification under Section 13.2 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 13, the term “Indemnified Person”, when used in connection with particular Damages, means (A) Purchaser in the event any member of the Purchaser Group is entitled to indemnity under Section 13.2 and (B) each Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement (the “Seller Indemnified Parties”).
(b)    To make a claim for indemnification, defense or reimbursement under this Article 13, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(c)    In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give Notice of any Third Party Claim as provided in this Section 13.6 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d)    In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies the Indemnified Party’s right to indemnity, or the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest subject to the remaining provisions of this Section 13.6.
(e)    If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Sellers’ Representative is the Indemnifying Party, at the sole cost and expense of Sellers’ Representative, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.6(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money Damages covered by the indemnity).
(f)    If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party if the Indemnified Person is entitled to indemnification hereunder), with one counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement at any time prior to settlement or final determination thereof. If an Indemnifying Party has not yet admitted a Company Indemnified Party’s right to indemnity and reimbursement right against such Third Party Claim as provided in this Article 13, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying

Party shall have the option for ten (10) days following receipt of such notice to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, and if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.
(g)    In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof, and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 13 or (ii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.
(h)    To the extent the provisions of this Section 13.6 are inconsistent with Section 11.7, Section 11.7 shall control with respect to any Seller Tax Contest or Straddle Period Tax Contest.
Section 13.7    Holdback Amount. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the terms and provisions set forth in this Section 13.7 shall control as to the Parties.
(a)    At Closing, the Deposit shall be automatically converted to, and become, the Holdback Amount, which shall remain deposited at Closing with the Escrow Agent. The Holdback Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of this Section 13.7 and the Escrow Agreement, as security against, and to support the satisfaction of the obligation to defend and indemnify or otherwise pay any amounts to any of the Purchaser Group pursuant to Section 13.2.
(b)    If, at any time on or prior to the Second Holdback Release Date, Purchaser delivers to Sellers’ Representative and the Escrow Agent a Claim Notice that any member of Purchaser Group is entitled under Section 13.2 to indemnity, payment and reimbursement for any alleged Damages, Sellers’ Representative shall, within thirty (30) days after the receipt of any such Claim Notice, deliver to Purchaser and the Escrow Agent (i) written instructions instructing the Escrow Agent to disburse to Purchaser from the Holdback Amount an amount equal to all or a stipulated amount of such alleged Damages set forth in such Claim Notice to such account(s) as Purchaser designates in such Claim Notice, (ii) a written notice that Seller disputes that Purchaser Group is entitled to indemnity, payment and reimbursement of all or any portion (which shall be stipulated in Sellers’ Representative’s notice) of the amount of the alleged Damages in Purchaser’s Claim Notice or (iii) any combination of the foregoing. Timely delivery of Sellers’ Representative’s written notice stipulating that Sellers’ Representative disputes any portion of the amount of damages to which Purchaser claims the Purchaser Group is entitled shall constitute notice that such amount in dispute shall not be released by the Escrow Agent to

Purchaser and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement until the dispute has been fully resolved by final non-appealable court order, arbitrator’s decision, settlement or otherwise. The failure of Sellers’ Representative to deliver a written notice that Sellers’ Representative disputes any portion of the amount of damages to which Purchaser claims the Purchaser Group is entitled shall constitute notice that Sellers’ Representative disputes such indemnity obligations hereunder with respect to such Claim Notice and all such amounts asserted by Purchaser Group in such Claim Notice shall retained in the Escrow Account by the Escrow Agent.
(c)    If Sellers’ Representative (i) timely delivers to Purchaser and Escrow Agent a notice that Sellers’ Representative does not dispute any of the alleged damages specified in Purchaser’s Claim Notice, or (ii) timely delivers a notice to Purchaser and the Escrow Agent that it disputes only a portion of the Damages alleged in Purchaser’s Claim Notice, then Purchaser and Sellers’ Representative shall promptly (but in no event later than three (3) Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to disburse to Purchaser (A) in the case of Section 13.7(c)(i), the entire amount of the alleged Damages specified in the applicable Claim Notice and (B) in the case of Section 13.7(c)(ii), the amount of the alleged Damages specified in such Seller’s notice that are not in dispute.
(d)    On the First Holdback Release Date (or first Business Day after such date if such date is not a Business Day), the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Seller from the Holdback Amount an amount equal to the positive remainder (if any) of (i) one-half (1/2) of the original Holdback Amount minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Purchaser in any and all applicable unresolved Claim Notices delivered to Escrow Agent by Purchaser on or prior to the First Holdback Release Date.
(e)    On the Second Holdback Release Date, the Parties shall deliver joint written instructions to the Escrow Agent to disburse to Sellers’ Representative or its designees from the Holdback Amount an amount equal to the positive remainder (if any) of (i) the remaining Holdback Amount minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Purchaser in any and all applicable unresolved Claim Notices delivered to Escrow Agent by Purchaser on or prior to the Second Holdback Release Date.
(f)    From and after the Second Holdback Release Date, upon resolution of each dispute of the Purchaser Group’s entitlement to such Damages from the Holdback Amount in accordance with the terms hereof, Purchaser and Sellers’ Representative shall promptly (but in no event more than three (3) Business Days after such resolution) execute and deliver joint written instructions to the Escrow Agent for the release from the Holdback Amount (i) to Purchaser any amounts to which Purchaser Group is entitled upon resolution of such dispute and (ii) to Sellers’ Representative or its designee any amounts to which Seller is entitled upon resolution of such dispute.
(g)    To the extent necessary to release any portion of the Holdback Amount to any Party (or its designee) entitled to receive any portion of the Holdback Amount hereunder, Purchaser and Sellers’ Representative shall promptly (but in no event more than three (3) Business Days) take such reasonable actions as necessary to cause the release such amount(s) from the Holdback Amount to the applicable Party or Parties, including executing and delivering joint written instructions to the Escrow Agent for the release such amount(s) from the Holdback Amount.
Section 13.8    Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN

THIS ARTICLE 13 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER (AND COMPANY FROM AND AFTER CLOSING) TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
ARTICLE 14

MISCELLANEOUS
Section 14.1    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to the Other Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To any Seller (or Company prior to Closing):	Novo Oil & Gas Legacy Holdings, LLC 1001 W. Wilshire Blvd, Suite 206 Oklahoma City, OK 73116 Attn: Tim Fahler Email: tfahler@novoog.com
with a copy (that shall not constitute Notice) to:	Novo Oil & Gas Legacy Holdings, LLC c/o EnCap Investments L.P. 9651 Katy Fwy Sixth Floor Houston, TX 77024 Attn: George Purgason Email: gpurgason@encapinvestments.com
Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke Email: bloocke@velaw.com
To Purchaser (or Company after Closing):	Earthstone Energy, Inc. 1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380 Attn: Robert J. Anderson, President and CEO Email: robert@earthstoneenergy.com with a copy (that shall not constitute Notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn: David Castro Jr., P.C.; Cyril V. Jones, P.C.; Lindsey Jaquillard
Email: david.castro@kirkland.com; cyril.jones@kirkland.com; lindsey.jaquillard@kirkland.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 14.2    Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, (a) in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Oil and Gas Property is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state where such Oil and Gas Property is located shall govern and control such determination.
Section 14.3    Venue and Waiver of Jury Trial.

(a)    Except as to any dispute, controversy, matter or claim arising out of or in relation to or in connection with (i) the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5 or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.7(b)) or (ii) the determination of the scope, interpretation and effect of Article 3, or the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts (which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas.
(b)    To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas.
(c)    The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(d)    EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE), INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE FINANCING.
Section 14.4    Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 14.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or Representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
Section 14.6    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable, and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.7    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of Purchaser, each Seller and Company, and any transfer or delegation made without such consent shall be null and void ab initio; provided, however, that, from and after the Closing, without the consent of Seller or the Company, Purchaser may assign and novate up to a 33.33% undivided interest in (a) its rights under Section 13.2 and (b) its obligations under Section 13.1(e) of this Agreement to (i) Northern Oil and Gas, Inc., a Delaware corporation (“NOG”), or (ii) NOG’s designated Affiliate. Other than a permitted assignment by Purchaser to NOG in accordance with the preceding sentence, unless expressly. Unless expressly agreed to in writing by Purchaser, each Seller and Company, no permitted assignment of any Party’s rights or duties that is subject to the consent of Purchaser, each Seller and Company shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder, and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 14.8    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.8.
Section 14.9    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each Seller, Company and Purchaser and expressly identified as an amendment or modification.
Section 14.10    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 8.1, Section 8.7 (including any employee of Company), Section 8.12, Article 13, Section 14.13, this Section 14.10 and/or Section 14.17, and, for the avoidance of doubt, each Financing Source shall be a Third Party beneficiary of Section 14.10, Section 14.13 and this Section 14.17 and NOG shall be a Third Party beneficiary of Section 8.8, in each case, only to the extent such rights are exercised or pursued, if at all, by the applicable Seller, Company or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (i) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (ii) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 13.4(b) or by a Non-Recourse Person in connection with the enforcement of Section 14.11.
Section 14.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER, COMPANY AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN (a) DIRECT DAMAGES OR (b) LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 14.12    Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 14.13    Non-Recourse Persons. The Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, Representative, Affiliate or financing source (including, without limitation, EnCap Investments L.P., any investment fund managed by EnCap Investments L.P., and any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, Representatives or Affiliates (other than any of the Parties) of any of the Parties to this Agreement (each, a “Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of action whatsoever, in law or in equity, known or unknown, which are based on, related to or arise out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group (as applicable) to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, causes of action or Damages whatsoever, in Law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to or arise out of the ownership, administration or operation of the Company Group, the Subject Securities, the business of the Company Group, the Assets and/or the Excluded Assets or negotiation, performance and consummation of the Transaction Documents or the transactions contemplated thereunder. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.13.
Section 14.14    Relationship of Sellers; Sellers’ Representatives.
(a)    Notwithstanding anything herein to the contrary, each Seller shall be severally and not jointly liable for the duties and obligations of each other Seller under this Agreement and any other Transaction Documents and notwithstanding anything herein to the contrary, in no event shall any Seller have, and Purchaser hereby waives and releases any rights and remedies against any Seller hereunder, for any Damages, losses or liabilities arising out of any breach or failure of this Agreement or any other Transaction Document by any other Seller; provided, however, for purposes this Agreement, the determination of (i) whether Damages associated with a single claim or event exceed the Individual Indemnity Threshold, or (ii) any Defect Amount, in each case, shall be made without regard to the several (and not joint) liability of Sellers and; provided, further, that notwithstanding anything to contrary in this Agreement, the Sellers hereby acknowledge and agree that Purchaser shall be entitled to receive payment from the Holdback Amount, the Specified Matters Deposit Amount or the Defect Deposit (as applicable) without regard to the several (and not joint) liability of Sellers.
(b)    Each Seller hereby irrevocably constitutes and appoints Novo Legacy Holdings as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to Sellers, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Sellers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (ii) receiving and forwarding of Notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of each Seller, any and all consents, waivers and amendments deemed by the Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Purchaser under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Sellers’ Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Sellers’ Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Sellers’ Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to all Sellers (other than the reduction of any portions of the Holdback Amount that would otherwise be distributed to an individual Seller on a proportionate basis to the extent that such Seller is in breach of any of its representations, warranties or covenants hereunder and such breaches resulted in the reduction of any amounts of the Holdback Amount that would otherwise been made to Sellers or Sellers’ Representative hereunder in the absence of any such breaches). Subject to the foregoing, any disbursements of the Closing Payment, Deposit, Holdback Amount or any other amount received hereunder, Sellers’ Representative shall disburse such amounts to Sellers as such Sellers would otherwise be entitled under the terms of the Governing Documents of the Company immediately prior to the Closing Date. Notices and communications to or from the Sellers’ Representative shall constitute Notice to or from each of Seller. Any decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchaser may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (i) in all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and each member of the Purchaser Group shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any member of the Purchaser Group of any such dispute or disagreement; and (ii) the appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller hereby agrees indemnify, defend, and hold harmless and release Sellers’ Representative from any and all Damages (known or unknown, actual or contingent, or existing or arising hereinafter) incurred or claimed against Sellers’ Representative in connection with its actions (and any inactions) taken or refrained to be taken by Sellers’ Representative in its capacity as agent of such Seller, regardless of fault of Sellers’ Representative.
Section 14.15    Certain Waivers. Purchaser and Company agree, on their own behalf and on behalf of the other members of Purchaser Group (including the Company Group following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins LLP of the Company Group prior to the Closing Date. Purchaser, on behalf of itself and the other members of the Purchaser Group (including the Company Group after the Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of the Company Group prior to the Closing and (c) agrees that, in the event that a dispute arises between Purchaser, the Company Group or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Purchaser, the Company Group or any of their respective Affiliates will object to Vinson & Elkins LLP representing any Seller and/or its Affiliates in such dispute due to the interests of any Seller and its Affiliates being directly adverse to Purchaser, the Company Group or any of their respective Affiliates or due to Vinson & Elkins LLP having represented the Company Group in a matter substantially related to such dispute. Purchaser further agrees that, as to all communications among Vinson & Elkins LLP, the Company Group, any Seller or their respective Affiliates and Representatives prior to the Closing that relate in any way to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by any Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Purchaser, the Company Group or any of their respective Affiliates. To the extent that Purchaser, the Company Group or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of the applicable Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any member of the Company Group and a Third Party (other than a Seller and its Affiliates) or any Governmental Authority after the Closing, any member of the Company Group may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.
Section 14.16    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 14.17    Concerning Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party hereby:
(a)    agrees that any Action, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Source Related Party in any way arising out of or relating to this Agreement, the definitive agreements relating to the Financing or any of the other transactions contemplated hereby or thereby (any such Action being referred to as the “Financing Sources Action”) shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom), and agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Sources Action in any forum other than in any such court; irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Sources Action to the jurisdiction of any such court; irrevocably and unconditionally waives any objection to the laying of venue of any Financing Sources Action brought in any such court or any claim that any Financing Sources Action brought in any such court has been brought in an inconvenient forum; and agrees that services on any Party may be made by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.1;

(b)    agrees that any Financing Sources Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise expressly provided in the definitive agreements relating to the Financing; provided, however, that notwithstanding the foregoing, it is understood and agreed that interpretation of the provisions of this Agreement (including with respect to satisfaction of the conditions contained herein, whether the acquisition has been consummated as contemplated by this Agreement, any alleged “Material Adverse Effect” and any determination of whether a “Material Adverse Effect” has occurred (or would reasonably be expected to occur) under this Agreement and whether the representations and warranties made by or on behalf of any Seller or any member of the Company Group in this Agreement (including any “Specified Acquisition Agreement Representations” or similar term contained in the Debt Commitment Papers) are accurate and whether as a result of any inaccuracy thereof the Purchaser (or its applicable affiliate) has, under the express terms of this Agreement, the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement, or the right not to consummate the Transactions pursuant to this Agreement (in each case, without giving effect to notice or lapse of time or both), as a result of any inaccuracy of such representations or warranties in this Agreement, in each case, in accordance with the terms thereof) and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the principles of conflicts of law that would result in the application of the law of any other state; provided that in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state where the applicable Oil and Gas Property is located shall govern and control such determination;
(c)    expressly and irrevocably waives its right to a jury trial with respect to any Financing Sources Action;
(d)    agrees that none of the Financing Source Related Party will have any obligation or liability, on any theory of liability, to any of the Sellers, the Company Group, the Sellers’ Representative or their respective Subsidiaries, and none of the Sellers, the Company Group, the Sellers’ Representative or their respective Subsidiaries shall have any rights or claims against any of the Financing Source Related Party, in each case, in any way arising out of or relating to this Agreement, the definitive agreement relating to the Financing or any of the other transactions contemplated hereby or thereby, whether in Law or in equity, whether in contract or in tort or otherwise, provided that following consummation of the Closing, the foregoing will not limit the rights of the parties to the Financing under any definitive agreements relating thereto;
(e)    agrees that, notwithstanding anything to the contrary in this Agreement or any document entered into in connection with this Agreement, the Financing Sources are express Third Party beneficiaries of, and may enforce, this Section 14.17; and
(f)    agrees that the provisions in this Section 14.17 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 14.17) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Source Related Parties without the prior written consent of the adversely affected Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
SELLERS:
Novo Oil & Gas Legacy Holdings, LLC

By: /s/ Tim Fahler
Name: Tim Fahler
Title: Chief Executive Officer

Novo Intermediate, LLC

By: /s/ Tim Fahler
Name: Tim Fahler
Title: Chief Executive Officer

COMPANY:
Novo Oil & Gas Holdings, LLC

By: /s/ Tim Fahler
Name: Tim Fahler
Title: Chief Executive Officer
Signature Page to Securities Purchase Agreement

PURCHASER:
Earthstone Energy Holdings, LLC

By: /s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President & Chief Executive Officer

Signature Page to Securities Purchase Agreement